Exhibit 99.1

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - - - - - - - x
                                          :
In re:                                    :       Case No. 03-13744 (MFW)
                                          :       (Jointly Administered)
AURORA FOODS INC.,                        :       Chapter 11
         et al.,                          :
                                          :
                           Debtors.       :
                                          :
- - - - - - - - - - - - - - - - - - - - - x

                 AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
                    FIRST AMENDED JOINT REORGANIZATION PLAN
                OF AURORA FOODS INC. AND SEA COAST FOODS, INC.


                                            J. Gregory Milmoe
                                            Sally McDonald Henry
                                            SKADDEN, ARPS, SLATE, MEAGHER
                                              & FLOM LLP
                                            Four Times Square
                                            New York, New York 10036
                                            (212) 735-3000

                                            - and -

                                            Eric M. Davis (I.D. No. 3621)
                                            Robert A. Weber (I.D. No. 4013)
                                            One Rodney Square
                                            P.O. Box 636
                                            Wilmington, Delaware 19899
                                            (302) 651-3000

                                            Attorneys for Debtors and
                                              Debtors-in-Possession



Dated:   Wilmington, Delaware
         January 9, 2004

                                  DISCLAIMER

                  AURORA FOODS INC. ("AURORA" OR THE "COMPANY") AND ITS SUBSIDIARY, SEA COAST FOODS, INC. ("SEA COAST" AND, TOGETHER WITH AURORA, THE "DEBTORS"), ARE DISTRIBUTING THIS AMENDED DISCLOSURE STATEMENT AND THE APPENDICES HERETO, THE ACCOMPANYING "BALLOTS" (EACH OF THE BALLOT FORMS DISTRIBUTED TO EACH HOLDER OF CLAIMS ENTITLED TO VOTE ON THE PLAN, ON WHICH THE HOLDER IS TO INDICATE ACCEPTANCE OR REJECTION OF THE PLAN) AND THE RELATED MATERIALS DELIVERED HEREWITH PURSUANT TO SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE, 11 U.S.C. ss.101-1330, AS AMENDED (THE "BANKRUPTCY
CODE"), IN CONNECTION WITH THEIR SOLICITATION (THE "SOLICITATION") FROM HOLDERS ("HOLDERS" MEANING ENTITIES HOLDING A CLAIM AGAINST OR INTEREST IN THE DEBTORS) OF CLAIMS ("CLAIMS", AS DEFINED IN BANKRUPTCY CODE SECTION 101(5)) IN CLASS 6 ("SUB DEBT CLAIMS") OF ACCEPTANCES OF THE PROPOSED FIRST AMENDED JOINT REORGANIZATION PLAN OF AURORA FOODS INC. AND SEA COAST FOODS, INC., DATED AS OF JANUARY 9, 2004, AS THE SAME MAY BE AMENDED, MODIFIED, OR SUPPLEMENTED FROM TIME TO TIME (THE "PLAN", A COPY OF WHICH IS ANNEXED TO THIS AMENDED DISCLOSURE STATEMENT AS APPENDIX A).

                  THIS AMENDED DISCLOSURE STATEMENT IS TO BE USED BY HOLDERS OF CLAIMS IN CLASS 6 SOLELY IN CONNECTION WITH THEIR EVALUATION OF THE PLAN; USE OF THE AMENDED DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. THE BOARDS OF DIRECTORS OF THE DEBTORS HAVE APPROVED THE PLAN AND RECOMMEND THAT THE HOLDERS OF CLAIMS IN CLASS 6 VOTE TO ACCEPT IT. IN THE EVENT THAT ANY IMPAIRED CLASS VOTES TO REJECT THE PLAN, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN NOTWITHSTANDING SUCH REJECTION PURSUANT TO THE CRAMDOWN PROVISIONS OF BANKRUPTCY CODE SECTION 1129(B).

                  IN MAKING A DECISION, HOLDERS OF CLAIMS IN CLASS 6 MUST RELY ON THEIR OWN EXAMINATIONS OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. HOLDERS OF CLAIMS IN CLASS 6 SHOULD NOT CONSTRUE THE CONTENTS OF THIS AMENDED DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH HOLDER OF A CLAIM IN CLASS 6 SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS AMENDED DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE EFFECTS THEREOF ON SUCH HOLDER.

                  NEITHER THE SECURITIES TO BE ISSUED UNDER THE PLAN NOR THIS AMENDED DISCLOSURE STATEMENT OR THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OR CLAIMS OF EITHER OF THE DEBTORS SHOULD EVALUATE THIS AMENDED DISCLOSURE STATEMENT AND THE PLAN SOLELY FOR THE PURPOSE FOR WHICH THEY WERE PREPARED.

                  NO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER FEDERAL OR STATE SECURITIES OR "BLUE SKY" LAW HAS BEEN FILED WITH THE SEC OR ANY OTHER AGENCY BY THE
DEBTORS WITH RESPECT TO THE SECURITIES TO BE ISSUED ON THE DAY ON WHICH THE PLAN BECOMES EFFECTIVE (THE "EFFECTIVE DATE") AND THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS SOLICITATION. THE DEBTORS ARE RELYING ON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 1145 OF THE BANKRUPTCY CODE AND, TO THE EXTENT APPLICABLE, ANY OTHER FEDERAL OR STATE LAW OR REGULATION THAT EXEMPTS FROM REGISTRATION UNDER THE SECURITIES LAWS ANY OFFER OF THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN THAT MAY BE DEEMED TO BE MADE UNDER THIS SOLICITATION.

                  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS AND PINNACLE FOODS HOLDING CORPORATION ("PINNACLE"). THE INFORMATION CONTAINED IN THIS AMENDED DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS, AND OPERATIONS OF THE DEBTORS AND PINNACLE, AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS, IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN. NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED A REPRESENTATION OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS, PINNACLE OR HOLDERS OF CLAIMS OR INTERESTS (AS DEFINED HEREIN IN SECTION III - "OVERVIEW OF THE DEBTORS AND THE PLAN"). FACTUAL INFORMATION CONTAINED IN THIS AMENDED DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' AND PINNACLE'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. NEITHER THE DEBTORS, PINNACLE NOR ANY OTHER PARTY REPRESENTS OR WARRANTS THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION. THE INFORMATION CONTAINED HEREIN REGARDING PINNACLE AND THE PROJECTIONS CONTAINED HEREIN REGARDING REORGANIZED AURORA (AS DEFINED IN THE PLAN) HAVE BEEN PROVIDED BY PINNACLE AND ITS AFFILIATES AND HAVE NOT BEEN INDEPENDENTLY VERIFIED BY AURORA.

                  THE STATEMENTS SET FORTH IN THIS AMENDED DISCLOSURE STATEMENT ARE MADE AS OF THE DATE OF THIS AMENDED DISCLOSURE STATEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AMENDED DISCLOSURE STATEMENT. NONE OF THE DEBTORS, PINNACLE OR ANY OTHER PARTY UNDERTAKES ANY OBLIGATION TO UPDATE OR REVISE ANY STATEMENTS CONTAINED IN THE AMENDED DISCLOSURE STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. NEITHER THE DISTRIBUTION OF THIS AMENDED DISCLOSURE STATEMENT NOR CONFIRMATION OF THE PLAN WILL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH IN THIS AMENDED DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE OF THIS AMENDED DISCLOSURE STATEMENT.

                  THIS AMENDED DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING REORGANIZED AURORA ON OR AFTER THE EFFECTIVE DATE, WHICH GIVES EFFECT TO THE MERGER WITH PINNACLE DESCRIBED HEREIN, AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS IN RESPECT OF REORGANIZED AURORA, THE DEBTORS AND PINNACLE, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS AND MAY VARY SIGNIFICANTLY FROM ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS, AND RESULTS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE SUMMARIZED HEREIN AND IN
SECTION VIII - "RISK FACTORS TO BE CONSIDERED." THEREFORE, SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD LOOKING STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE DEBTORS OR REORGANIZED AURORA AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE DEBTORS, PINNACLE, THEIR RESPECTIVE ADVISORS, OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS UNDERLYING THE PROJECTIONS (AS DEFINED HEREIN IN SECTION VIII.B - "RISK FACTORS TO BE CONSIDERED - INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS") WILL PROVE CORRECT OR THAT REORGANIZED AURORA'S ACTUAL FINANCIAL PERFORMANCE WILL NOT DIFFER MATERIALLY FROM THE INFORMATION CONTAINED IN SUCH FINANCIAL PROJECTIONS. THE DEBTORS, PINNACLE AND THEIR ADVISORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. FOR FURTHER DESCRIPTION ON RISK FACTORS, SEE HEREIN SECTION VIII - "RISK FACTORS TO BE CONSIDERED".

                  STATEMENTS CONTAINED IN THIS AMENDED DISCLOSURE STATEMENT THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS THE TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS AMENDED DISCLOSURE STATEMENT AND WHICH MAY AFFECT REORGANIZED AURORA'S PROSPECTS IN GENERAL. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS AMENDED DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBORS ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS COULD INCLUDE, AMONG OTHERS: THE COMPANY'S ABILITY TO SUCCESSFULLY COMPLETE THE RESTRUCTURING AND EMERGE FROM THE CHAPTER 11 CASES (AS DEFINED HEREIN); THE EFFECT OF THE CHAPTER 11 CASES ON THE BUSINESS AND OPERATIONS OF THE COMPANY; CHANGES IN INTEREST RATES; THE AVAILABILITY OF SUFFICIENT FUNDING FOR OPERATIONS UNDER THE DIP FACILITY DESCRIBED HEREIN; THE ABILITY OF REORGANIZED AURORA TO SERVICE ITS HIGH LEVEL OF INDEBTEDNESS; THE ABILITY OF MANAGEMENT OF REORGANIZED AURORA TO IMPLEMENT A SUCCESSFUL BUSINESS STRATEGY; THE ABILITY OF REORGANIZED AURORA TO RETAIN KEY PERSONNEL THROUGH THE REORGANIZATION PROCESS; THE ABILITY OF REORGANIZED AURORA TO DEVELOP AND MAINTAIN EFFECTIVE INTERNAL CONTROLS; THE ABILITY OF REORGANIZED AURORA TO SUCCESSFULLY INTEGRATE AURORA'S AND PINNACLE'S BRANDS; THE ABILITY OF REORGANIZED AURORA TO REDUCE EXPENSES; THE ABILITY OF REORGANIZED AURORA TO RETAIN KEY CUSTOMERS; THE ABILITY OF REORGANIZED AURORA TO SUCCESSFULLY INTRODUCE NEW PRODUCTS; REORGANIZED AURORA'S SUCCESS IN INCREASING SALES VOLUME; THE EFFECTIVENESS OF REORGANIZED AURORA'S ADVERTISING CAMPAIGNS; THE ABILITY OF REORGANIZED AURORA TO SUCCESSFULLY LEVERAGE ITS BRANDS; THE ABILITY OF REORGANIZED AURORA TO DEVELOP AND MAINTAIN EFFECTIVE DISTRIBUTION CHANNELS; THE ABILITY OF REORGANIZED AURORA TO GROW AND MAINTAIN ITS MARKET SHARE; THE ACTIONS OF REORGANIZED AURORA'S COMPETITORS; GENERAL ECONOMIC AND BUSINESS CONDITIONS; INDUSTRY TRENDS; DEMOGRAPHICS; RAW MATERIAL COSTS; TERMS AND DEVELOPMENT OF CAPITAL; THE ULTIMATE OUTCOME OF ASSERTED AND UNASSERTED CLAIMS AGAINST REORGANIZED AURORA; AND CHANGES IN, OR THE FAILURE OR INABILITY TO COMPLY WITH, GOVERNMENTAL RULES AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, FDA AND ENVIRONMENTAL RULES AND REGULATIONS. GIVEN THESE UNCERTAINTIES, UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS. UNLESS OTHERWISE REQUIRED BY LAW, THE DEBTORS DISCLAIM AN OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.



                               TABLE OF CONTENTS


I.  INTRODUCTION..........................................................................1

II.  OVERVIEW OF THE TRANSACTION..........................................................2
     A.  Elections of Equity and Cash.....................................................3
     B.  Subscription Rights..............................................................3
     C.  Important Procedural Matters.....................................................4

III.  OVERVIEW OF THE DEBTORS AND THE PLAN................................................5
     A.  Business Overview................................................................5
     B.  Existing Debt....................................................................5
     C.  Plan Negotiations................................................................7
     D.  The Merger Agreement.............................................................7
     E.  High Yield Offering;  Senior Secured Credit Facility.............................8
     F.  Equity Commitment................................................................9
     G.  Reorganized Aurora.............................................................. 9
     H.  Summary of Treatment of Other Claims and Interests Under the Plan................9
     I.  The Confirmation Hearing.........................................................9

IV.  HISTORY AND STRUCTURE OF THE DEBTORS................................................10
     A.  Overview of Business Operations.................................................10
         1.   Description of the Debtors' Business.......................................10
         2.   Properties.................................................................10
         3.   Production.................................................................11
         4.   History and Corporate Structure............................................11
         5.   Litigation.................................................................12
         6.   Prepetition Financial Results..............................................12
     B.  Capital Structure of the Company................................................18
         1.   Prepetition Equity.........................................................18
         2.   The Old Common Stock Warrants..............................................18
         3.   Employee Stock Plans.......................................................18
         4.   Prepetition Debt Obligations...............................................19
         5.   Receivables Facility.......................................................21
     C.  Management of the Debtors.......................................................22
         1.   Management Changes.........................................................22
         2.   Board of Directors.........................................................23
         3.   Senior Officers............................................................25
         4.   Employee incentive and bonus plans.........................................26
         5.   Employee Retention Bonus Plan..............................................27
         6.   Severance Pay Plans........................................................28
         7.   Management Employment Agreements...........................................28
     D.  Events Leading to Restructuring.................................................30
         1.   Delisting of the Old Common Stock..........................................30
         2.   Divestiture Efforts........................................................30
         3.   Forbearance Agreements.....................................................31
         4.   Vendor Lien Program........................................................32
         5.   Equity Investment from Investor............................................33
     E.  Merger Agreement................................................................33
         1.   Effectiveness..............................................................33
         2.   Restructuring..............................................................34
         3.   Treatment of Sub Debt......................................................34
         4.   Subscription Rights........................................................35
         5.   Conditions to Closing......................................................36
         6.   No Shop....................................................................37
         7.   Termination Provisions.....................................................38
         8.   Fees and Expenses..........................................................38
         9.   Representations, Warranties and Covenants..................................38
     F.  Equity Arrangements.............................................................38
         1.   Bondholder Trust...........................................................39
         2.   Amended and Restated Operating Agreement of CEH LLC........................40
         3.   Amended and Restated Members Agreement.....................................42
         4.   Registration Rights Agreement..............................................45
         5.   Indemnity Agreement........................................................45

V.  HISTORY AND STRUCTURE OF PINNACLE....................................................45
     A.  Overview of Business Operations.................................................46
         1.   Description of Pinnacle's Business.........................................46
         2.   Trademarks and Patents.....................................................47
         3.   Properties.................................................................47
         4.   Litigation.................................................................47
         5.   Employees..................................................................48
     B.  Capital Structure of Pinnacle...................................................48
         1.   Equity.....................................................................48
         2.   Debt Obligations...........................................................48
     C.  Pinnacle Management.............................................................50
         1.   Directors and Executive Officers...........................................50
         2.   Management Employment Agreements...........................................53
         3.   Management Agreement.......................................................53
         4.   CDM Fee Agreement..........................................................54

VI.  EVENTS DURING THE CHAPTER 11 CASES..................................................54
     A.  Commencement of the Chapter 11 Cases............................................55
     B.  Retention of Professionals......................................................55
     C.  Debtor-in-Possession Financing..................................................56
     D.  Break-Up Payment................................................................57
     E.  Official Committee of Unsecured Creditors.......................................58

VII.  SUMMARY OF THE REORGANIZATION PLAN.................................................58
     A.  Overview of Chapter 11..........................................................58
     B.  Overall Structure of the Plan...................................................59
     C.  Classification and Treatment of Claims and Interests............................59
         1.   Overview...................................................................59
         2.   Unclassified Claims that are not entitled to vote on the Plan..............59
         3.   Unimpaired Classes of Claims...............................................60
         4.   Impaired Classes of Claims.................................................61
         5.   Special Provisions Applicable to Distributions in Respect of
              Allowed Class 6 Claims.....................................................62
         6.   General Provisions.........................................................62
         7.   Executory Contracts and Unexpired Leases...................................65
         8.   Conditions to Confirmation.................................................66
         9.   Conditions to Effective Date...............................................67
         10.  Waiver of Conditions.......................................................67
         11.  Consequences of Non-Occurrence of Effective Date...........................67
         12.  Effect of Plan Confirmation ...............................................68
         13.  Discussion of Substantive Consolidation....................................70

VIII.  RISK FACTORS TO BE CONSIDERED.....................................................72
     A.  Certain Bankruptcy Considerations...............................................72
         1.   Generally..................................................................72
         2.   Failure to Confirm the Plan................................................72
         3.   Failure to Consummate the Plan.............................................72
         4.   Risk of Non-Occurrence of the Effective Date...............................73
         5.   Failure of the Transactions Contemplated by the Merger Agreement...........73
         6.   Effect of the Debtors' Chapter 11 Case on Relations with Trade Vendors.....73
         7.   Disruption of Operations Due to Failure to Confirm Plan....................73
     B.  Inherent Uncertainty of Financial Projections...................................73
     C.  Risks Associated with Business and Competition..................................74
         1.   Generally..................................................................74
     D.  Risks related to the combination of Aurora and Pinnacle.........................77
     E.  Factors Affecting the Value of the Securities To Be Issued Under the Plan.......77
         1.   Leverage...................................................................78
         2.   Limited Market for the Bondholder Trust Interests..........................78
         3.   Uncertainties in Realizing Benefits of the Merger..........................78
         4.   The Indemnity Agreement....................................................78
         5.   The Bondholder Trust as Minority Holder of CEH LLC.........................78
         6.   Dividend Policies..........................................................79
         7.   Dilution...................................................................79

IX. SECURITIES LAW CONSIDERATIONS........................................................79
     A.  Issuance of Securities..........................................................79
     B.  Subsequent Transfers of Securities..............................................79

X.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................80
     A.  Federal Income Tax Consequences to the Company..................................81
         1.   Cancellation of Indebtedness Income........................................81
         2.   Net Operating Losses.......................................................81
     B.  Consequences to Holders.........................................................81
         1.   Exchange for Cash..........................................................81
         2.   Exchange for Bondholder Trust Interests and Subscription Rights or
              for a Combination of Bondholder Trust Interests, Subscription Rights
              and Cash...................................................................82
         3.   Consent Solicitation  .....................................................82
         4.   Market Discount  ..........................................................82
         5.   Accrued Interest...........................................................83
         6.   Ownership of Bondholder Trust Interests....................................83
         7.   CEH LLC....................................................................83
         8.   Disposition of Bondholder Trust Interests..................................84
         9.   Information Reporting and Backup Withholding...............................84

XI.  FEASIBILITY OF THE PLAN AND BEST INTEREST OF CREDITORS..............................84
     A.  Feasibility of the Plan ........................................................84
     B.  Acceptance of the Plan..........................................................85
     C.  Best Interests Test.............................................................85
     D.  Liquidation Analysis............................................................86
     E.  Application of the "Best Interests" of Creditors Test to the
         Liquidation Analyses............................................................86
     F.  Confirmation Without Acceptance of All Impaired Classes: The "Cramdown"
         Alternative.....................................................................86

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..........................87
     A.  Alternative Plan(s) of Reorganization...........................................87
     B.  Liquidation under Chapter 7 or Chapter 11.......................................87

XIII.  PLAN VOTING INSTRUCTIONS AND PROCEDURES...........................................88
     A.  Solicitation Package............................................................89
     B.  Voting Procedures and Ballots and Voting Deadline...............................89
         1.   Beneficial Owners..........................................................90
         2.   Nominees...................................................................91
         3.   Miscellaneous..............................................................92
         4.   Election Form..............................................................92
     C.  Withdrawal of Ballots; Revocation...............................................92
     D.  Confirmation Hearing and Deadline for Objections to Confirmation................93
     E.  Further Information; Additional Copies..........................................93
     F.  Waivers of Defects, Irregularities, Etc.........................................93

XIV.  CONCLUSION AND RECOMMENDATION......................................................94



                              TABLE OF APPENDICES


Appendix                            Name

Appendix A        FIRST AMENDED JOINT REORGANIZATION PLAN OF AURORA FOODS INC.
                  AND SEA COAST FOODS, INC.

Appendix B        LIQUIDATION ANALYSIS

Appendix C        PROJECTIONS

Appendix D        EXAMPLES OF THE APPLICABLE PERCENTAGE CALCULATION

Appendix E        AURORA AND PINNACLE PRO FORMA COMBINED FINANCIAL STATEMENTS

                                I. INTRODUCTION

                  On December 8, 2003 (the "Petition Date"), the Debtors commenced cases (the "Chapter 11 Cases") under chapter 11 of the Bankruptcy Code by filing petitions for relief in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On December 8, 2003, the Debtors filed the Plan, which sets forth the manner in which Claims against and Interests in the Debtors will be treated in connection with the Debtors' emergence from the Chapter 11 Cases.

                  The Company is engaged in a comprehensive financial restructuring (the "Restructuring") designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity, thereby enabling it to successfully reorganize and continue operations. As part of the Restructuring, the Company entered into an Agreement and Plan of Reorganization and Merger, dated as of November 25, 2003 (as amended on January 8, 2004, the "Merger Agreement"), with Crunch Equity Holding, LLC ("CEH LLC") pursuant to which Pinnacle, an indirect subsidiary of CEH LLC, will be merged with Aurora (the "Merger").

                  The Chapter 11 Cases were commenced in accordance with the terms of the Merger Agreement, which requires that the Restructuring be effected through a pre-negotiated bankruptcy reorganization case. The terms of the Restructuring were negotiated with an informal committee (the "Noteholders' Committee") of Holders of more than 50% of Aurora's 9 7/8% Senior Subordinated Notes due 2007, Aurora's 9 7/8% Series C Subordinated Notes due 2007 and Aurora's 8 3/4% Senior Subordinated Notes due 2008 (collectively, the "Sub Debt"). Holders of Sub Debt Claims constitute the only class of Claims or interests entitled to vote on the Plan.

                  This Amended Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek protection under chapter 11 of the Bankruptcy Code, significant events that are expected to occur during the Debtors' Chapter 11 Cases, the transactions expected to occur under the Plan and following emergence from bankruptcy, and the anticipated organization, operations, and financing of the Debtors on or after the Effective Date upon their successful emergence from chapter 11 (the "Reorganized Debtors"). This Amended Disclosure Statement also describes, among other things, terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the reorganization, and the manner in which distributions will be made under the Plan. In addition, this Amended Disclosure Statement discusses the confirmation process and the voting procedures that Holders of Sub Debt Claims entitled to vote under the Plan must follow for their votes to be counted.

                  Under the Bankruptcy Code, only classes of claims or interests that are (i) "impaired" by a reorganization plan and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Chapter 11 Cases, only Claims in Class 6 ("Class 6", which consists of all Sub Debt Claims) are permitted to vote to accept or reject the Plan because
(i) these Claims are impaired by the Plan and (ii) the Holders thereof are entitled to receive a distribution in respect of such Claims under the Plan. Claims in Classes 1, 2, 3, 4, and 5 (each as defined in Section VII - "SUMMARY OF THE REORGANIZATION PLAN") are unimpaired by the Plan, and the Holders thereof are conclusively presumed to have accepted the Plan; Claims or Interests in Classes 7 and 8 (each as defined in Section VII - "SUMMARY OF THE REORGANIZATION PLAN"), which receive nothing under the Plan, are deemed to have rejected the Plan and, therefore, the Holders of Claims or Interests in each of such classes are not entitled to vote.

                  EXCEPT AS OTHERWISE PROVIDED HEREIN, CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS AMENDED DISCLOSURE STATEMENT HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN OR THE MERGER AGREEMENT. THE TERMS OF THE PLAN SHALL GOVERN IN CASE OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS AMENDED DISCLOSURE STATEMENT OR THE MERGER AGREEMENT. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS AMENDED DISCLOSURE STATEMENT, THE PLAN, AND ALL EXHIBITS AND APPENDICES TO EACH OF THE AMENDED DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AS WELL AS EACH OF THE DOCUMENTS COMPRISING THE PLAN SUPPLEMENT.

                  AS SET FORTH ABOVE, THIS AMENDED DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, AND CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED BY REFERENCE TO THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS. THEREFORE, THE DEBTORS URGE HOLDERS OF CLAIMS IN CLASS 6 TO VOTE TO ACCEPT THE PLAN.

                  FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN AND TO EXERCISE THE SUBSCRIPTION RIGHTS (AS DEFINED HEREIN IN SECTION II.B - "OVERVIEW OF THE TRANSACTION - SUBSCRIPTION RIGHTS"), WHERE APPLICABLE, SEE THE VOTING INSTRUCTIONS SET FORTH HEREIN IN SECTION XIII- "PLAN VOTING INSTRUCTIONS AND PROCEDURES."

                        II. OVERVIEW OF THE TRANSACTION

                  Upon consummation of the Merger and successful emergence from Chapter 11, the businesses of Aurora and Pinnacle will be combined and Reorganized Aurora will be a significant branded food company with strong national brands, including Aurora's Duncan Hines(R), Aunt Jemima(R) frozen breakfast products, Lender's(R), Mrs. Paul's(R), Log Cabin(R), Chef's Choice(R) and other brands, and Pinnacle's Swanson(R), Vlasic(R) and Open Pit(R) brands. The Chief Executive Officer of Reorganized Aurora will be C. Dean Metropoulos, who currently is the Chief Executive Officer of Pinnacle.

                  Each Holder of an allowed Claim in Class 6 as of the record date (the "Record Date") to be established by the Bankruptcy Court under Rule 3017(d) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and any applicable rules or any authorized agent of such Holder will have a choice either to elect to convert its Sub Debt Claims into indirect equity interests in Reorganized Aurora, or instead to receive a cash payment. Holders of Sub Debt Claims electing to receive indirect equity interests in Reorganized Aurora also will have the right to subscribe for additional equity, as described below.

                  Reorganized Aurora will be indirectly wholly-owned by CEH LLC. The New Equity Investors (as defined herein in Section III.C - "OVERVIEW OF THE DEBTORS AND THE PLAN - Plan Negotiations") in Reorganized Aurora will own equity in CEH LLC. Holders of Sub Debt Claims electing to receive equity will not own interests in CEH LLC directly, but will instead receive interests in a Delaware voting trust (the "Bondholder Trust") formed to hold CEH LLC interests on their behalf. Each ownership interest in the Bondholder Trust ("Bondholder Trust Interest") will represent a corresponding interest in CEH LLC. To receive the Bondholder Trust Interests, a Holder of Sub Debt Claims must sign and return a bondholder trust accession instrument (the "Trust Accession Instrument") pursuant to which such Holder agrees to be bound by the terms of the Bondholder Trust's governing documents. The Bondholder Trust Interests will be subject to restrictions on transfer, including a right of first offer, described herein in Section IV.F - "HISTORY AND STRUCTURE OF THE DEBTORS - Equity Arrangements."

                  The Bondholder Trust will enter into an indemnity agreement with CEH LLC and Aurora (the "Indemnity Agreement") under which the Bondholder Trust may be required to make payments to Reorganized Aurora (or forfeit CEH LLC interests) in the event of breaches of Aurora's representations and warranties in the Merger Agreement or if undisclosed liabilities of Aurora are discovered post-confirmation. See Section IV.F.4 - "HISTORY AND STRUCTURE OF THE DEBTORS - Equity Arrangements - Indemnity Agreement" for a summary of the Indemnity Agreement.

A.       Elections of Equity and Cash

                  Each Holder of Sub Debt Claims as of the Record Date will receive an election form (the "Election Form") on which it can indicate its desire to receive cash ( "Cash", meaning legal tender of the United States of America), or indirect equity interests in Reorganized Aurora (i.e., Bondholder Trust Interests that in turn will represent interests in CEH LLC, the indirect parent of Reorganized Aurora).

                  Holders of Sub Debt Claims electing to receive cash ("Cash Election") will receive approximately $0.462 for each dollar of their Claims in respect of the principal amount of and accrued interest on Sub Debt ("Sub Debt Claims"). Holders of Sub Debt Claims electing to receive equity ("Equity Election") will receive, after taking into account dilution for certain equity allocations set forth in the Members Agreement (described below under the caption "HISTORY AND STRUCTURE OF THE DEBTORS - Equity Arrangements - Amended and Restated Operating Agreement of CEH LLC"), Bondholder Trust Interests valued at approximately $0.454 for each dollar of their Sub Debt Claims, subject to adjustment.

                  The amount of equity that would be received by a Holder of Sub Debt Claims making an Equity Election, as well as the amount of additional equity such Holder would receive upon exercising the subscription rights described below, is subject to a purchase price adjustment based on, among other things, the Net Debt (as defined below) of Aurora as of the closing under the Merger Agreement (the "Closing"), calculated as set forth in the Merger Agreement. See Section IV.E. - "HISTORY AND STRUCTURE OF THE DEBTORS - The Merger Agreement" for a summary of the Merger Agreement.

                  Any Holder of Sub Debt Claims that fails to make an Equity Election, or that fails to properly submit an Election Form and other required documents by the deadline described below, will be treated as if such Holder made a Cash Election. Equity Elections, once made, are irrevocable and must be made with respect to all or none of the Sub Debt owned by each respective Holder of Sub Debt Claims.

                  If the aggregate Sub Debt Claims for which Equity Elections are made plus the amount of Cash paid by Holders of Sub Debt Claims pursuant to their Cash-Out Subscription Right (as described below) is less then $200 million, then Holders of Sub Debt Claims that make or are deemed to make Cash Elections will be deemed to elect to receive equity with respect to an amount of Sub Debt Claims equal to their pro rata portions of the shortfall.

B.       Subscription Rights

                  Holders of Sub Debt Claims that affirmatively make an Equity Election will be able to participate in two different subscription rights: a "Cash-Out Subscription Right" and a "Make-Up Subscription Right" (together, the "Subscription Rights").

                  Under the Cash-Out Subscription Right, Holders of Sub Debt Claims that affirmatively make an Equity Election will have the right to subscribe for equity that is foregone by Holders of Sub Debt Claims that make a Cash Election based on the subscribing Holder's percentage ownership of the aggregate amount of Sub Debt Claims. For example, a Holder that owns 5% of the aggregate amount of Sub Debt Claims and makes an Equity Election would have the right to subscribe for up to 5% of the equity foregone by Holders of Sub Debt Claims making Cash Elections. To the extent that all of such foregone equity is not fully subscribed for by Holders of Sub Debt Claims, J.P. Morgan Partners, LLC ("JPMP") and J.W. Childs Equity Partners III, L.P. ("JWC") will purchase additional equity in an aggregate amount equal to such shortfall.

                  Under the Make-Up Subscription Right, Holders of Sub Debt Claims that affirmatively make an Equity Election will have the right to subscribe for "make-up" equity with a value of approximately $13.8 million (representing $12.1 million in respect of certain restructuring costs plus approximately $1.7 million in default interest paid to Aurora's Prepetition Lenders (as defined below) on or before October 31, 2003 under the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended, among Aurora, the lenders listed therein (the "Prepetition Lenders"), JPMorganChase Bank (f/k/a The Chase Manhattan Bank) ("Chase") as administrative agent, and certain other agents and all documents (including without limitation any security agreements or guarantees) related thereto (the "Prepetition Credit Agreement"), minus certain possible adjustments.[1] In the event that the amount of Bondholder Trust Interests subscribed for under the Make-Up Subscription Right exceeds the Equity Deficiency, each Eligible Bondholder exercising the Make-Up Subscription Right shall receive such Eligible Bondholder's pro rata portion of available Bondholder Trust Interests, based on such Eligible Bondholder's percentage ownership of Sub Debt Claims owned by all Holders exercising Make-Up Subscription Rights. For example, if Holders of 50% of the aggregate amount of Sub Debt Claims exercise their Make-Up Subscription Rights, a Holder of Sub Debt Claims representing 5% of the aggregate amount of Sub Debt Claims making an Equity Election would have the right to subscribe for up to 10% of this "make-up" equity. See
Section IV.E.4 - "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement - Subscription Rights".

____________________
[1] As of the date hereof, approximately $2.4 million of the $12.1 million of restructuring costs have been reduced. However, further reductions are possible.


C.       Important Procedural Matters

                  Holders of Sub Debt Claims that wish to make Equity Elections (and, if applicable, exercise one or both of the Subscription Rights) must return a duly completed Election Form, Trust Accession Instrument, and Form W-9 to Bankruptcy Services LLC ("BSI" or the "Voting Agent"), by no later than 5:00 p.m. (Eastern Time) on February 9, 2004 (the "Voting Deadline"). In addition, such Holders of Sub Debt Claims must make a book-entry transfer reflecting the tender of all of such Sub Debt by the Voting Deadline to make a valid Equity Election.

                  If the Debtors determine in their sole discretion that an Equity Election is not timely or otherwise not properly made, the Holder of Sub Debt Claims making the defective election will be deemed to have made a Cash Election in respect of its Sub Debt.

                  At least 15 business days before the Closing Date (as defined in section 5.1 of the Merger Agreement), Aurora will mail a notice ("Subscription Payment Notice") to each Holder of Sub Debt Claims that has properly made an Equity Election, indicating:

                  o    the anticipated Closing Date;
                  o the amount of equity, if any, subscribed for by the Holder under the Cash-Out Subscription Right; and
                  o the total value of the aggregate equity available for subscription pursuant to the Make-Up Subscription Right, as well as the amount of that equity, if any, subscribed for by such Holder.

                  Holders of Sub Debt Claims participating in one or both of the Subscription Rights must make payment of the indicated subscription price(s) by no later than three (3) business days before the Closing Date. If payment is not received by this time, the applicable Holder will be deemed to have withdrawn its exercise of the Subscription Rights.

                  The foregoing summary is subject to the more detailed summaries contained in this Amended Disclosure Statement and to the Plan and the agreements attached as exhibits thereto. For more detailed summaries of the Merger Agreement and related agreements see Section IV.E and IV.F - "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement and - Equity Arrangements" in this Amended Disclosure Statement.


                   III. OVERVIEW OF THE DEBTORS AND THE PLAN

                  This Amended Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. The Plan provides for the classification and treatment of Claims against and Interests in the Debtors ("Interests", defined as the legal, equitable, contractual and other rights of the Holders of Old Equity (as defined in the Plan), including the rights of any person or entity to purchase or demand the issuance of any class or series of Old Equity or any other equity security of either Debtor, including (a) conversion, exchange, voting, participation and dividend rights;
(b) liquidation preferences; (c) stock options, warrants and put rights; and
(d) share-appreciation rights). The Plan designates seven classes of Claims and one class of Interests. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

                  The following is a brief overview of the Debtors' business, their existing debt, the negotiations that took place to reach the agreed upon Plan, and the material provisions of the Plan, which are qualified in their entirety by reference to the full text of the Plan.

A.       Business Overview

                  Aurora is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mix products; Lender's(R) bagel products; Mrs. Butterworth's(R), Log Cabin(R), and Country Kitchen(R) syrup products; Van de Kamps(R)' and Mrs. Paul's(R) frozen seafood products; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza; and Chef's Choice(R) frozen skillet meals. The Company's brands are widely recognized in the United States and have strong market positions.

                  The Company organizes its business into three operating segments: retail, food service, and other distribution channels. The Company sells its products nationwide to supermarkets, wholesale and retail grocery accounts, and other retail channels, as well as food service distribution channels (restaurant chains, business/industry, and schools), and club stores, private labels, and military customers. Products are distributed either directly to the customer or through independent wholesalers and distributors.

                  As of December 31, 2002, on a consolidated basis, the Company's assets totaled approximately $1.25 billion in book value compared to total liabilities of approximately $1.3 billion. As a result of poor operating performance during 2002, the Company violated certain covenants under its Prepetition Credit Agreement. During 2002, the Company engaged Merrill Lynch & Co. ("Merrill Lynch") and J.P. Morgan Securities Inc. ("JPMorgan Securities"), an affiliate of Chase, as joint financial advisors to assist it in reviewing a range of strategic alternatives, including the sale of one or more of the Company's lines of business, with the net cash proceeds from any such sale being used to repay senior secured debt. Despite the Company's pursuit of such goals, several factors hindered the divestiture process and no such asset sales or divestitures occurred. As a result, the Company did not pay the interest payments due under its senior subordinated notes.

B.       Existing Debt

                  Aurora is highly leveraged. As of the Petition Date, Aurora had outstanding approximately $1.08 billion in aggregate principal indebtedness for borrowed money and had approximately $24.1 million of cash and available borrowing capacity under the Receivables Purchase Agreement, dated as of April 19, 2000, as amended, between Aurora and Chase and all documents related thereto (the "Receivables Facility"). The Receivables Facility has been paid off as part of the Restructuring. As of the Petition Date, Aurora had no availability, however, under the Revolving Credit Facility (as defined herein in Section IV.B - "HISTORY AND STRUCTURE OF THE DEBTORS - Capital Structure of the Company - 4. Prepetition Debt Obligations"). As of the Petition Date, the principal obligations for funded debt on the Company's balance sheet are as follows, all of which currently are in default: (i) obligations outstanding under the Company's Prepetition Credit Agreement, which are secured by substantially all the Company's assets, and aggregate approximately $656 million, as of the date hereof, consisting of approximately
(a) $89 million under a Tranche A term loan, (b) $400 million under a Tranche B term loan, plus accrued and unpaid interest thereon and (c) $167 million under the Revolving Credit Facility; (ii) the aggregate amount of approximately $8 million on account of Aurora's reimbursement obligations with respect to letters of credit which remain undrawn and outstanding; (iii) obligations outstanding under the Company's 12% Senior Unsecured Notes, dated June 27, 2002, and due October 1, 2006, in the approximate amount of $29 million (inclusive of principal and accrued interest) (the "Prepetition Senior Unsecured Notes"); and (iv) obligations outstanding under the Company's Sub Debt, consisting of: (a) $100 million in principal amount of 97/8% Senior Subordinated Notes due 2007, (b) $100 million in principal amount of 97/8% Series C Senior Subordinated Notes due 2007, and (c) $200 million in principal amount of 8 3/4% Senior Subordinated Notes due 2008; which notes are unsecured and which total approximately $433 million (inclusive of principal and accrued interest through the Petition Date). The Company also has outstanding obligations to various suppliers, vendors, and service providers.

                  In connection with the Prepetition Credit Agreement, the Debtors and the Prepetition Lenders entered into an Amendment and Forbearance, dated October 13, 2003 (the "October Amendment"). The October Amendment provides, among other things:

         [The] Company shall pay each [Prepetition] Lender a fee (the "Excess Leverage and Asset Sale Fee") equal to 5.25% of the aggregate amount of such [Prepetition] Lender's Revolving Loan Exposure and Term Loan Exposure [(as defined in the Prepetition Credit Agreement)] outstanding as of [the effective date of the Amendment and Forbearance, dated February 21, 2003] . . . ; provided that such Excess Leverage and Asset Sale Fee shall be reduced to $15,000,000 with the remainder forgiven if (1) [all obligations under the Prepetition Credit Agreement], including the Excess Leverage and Asset Sale Fee, [are met on or before] March 31, 2004 and (2) in the event that such payment of such [o]bligations, including the Excess Leverage and Asset Sale Fee, is made pursuant to a plan of reorganization in a bankruptcy case in respect of the [Debtors], such plan of reorganization provides that the [o]bligations shall be deemed allowed in full in an amount determined solely in accordance with the terms of this [Prepetition Credit] Agreement, without any defense, set-off or counterclaim being recognized in respect thereof, including any defense, if any, based upon Section 502(b)(2) of the Bankruptcy Code, or otherwise. Such Excess Leverage and Asset Sale Fee may be prepaid by [the] Company on any [b]usiness [d]ay upon notice to the [Prepetition] Agent.

The October Amendment also contains a forbearance provision preventing the Prepetition Lenders from exercising remedies under the Prepetition Credit Agreement arising from the Debtors' failure to make interest payments on the senior subordinated notes or failure to make principal payments under the Prepetition Credit Agreement. Under the Plan, the Excess Leverage Fee and Asset Sale Fee will be paid in accordance with the October Amendment.

                  R2 Top Hat LTD ("R2"), a Prepetition Lender, has asserted that the October Amendment is not enforceable. R2 claims that Section 10.6 of the Prepetition Credit Agreement requires the consent of every Prepetition Lender in order for the October Amendment to be enforceable. The Debtors believe that the Prepetition Credit Agreement requires only the holders of a majority of the principal amount of the applicable outstanding loans for such a waiver. R2 has asserted that if the October Amendment is determined to be unenforceable or the Debtors are otherwise liable, the amount of the Excess Leverage Fee payable to the Prepetition Lenders on the Effective Date of the Plan would equal approximately $23 million, the Asset Sale Fee (if earned) would be approximately $11.75 million and the Debtors would be liable for default rate interest, plus accrued attorneys fees and costs (collectively, the claims and causes of action asserted by R2 are hereinafter referred to as the "Prepetition Lender Litigation Claims").

                  The Debtors dispute the Prepetition Lender Litigation Claims and believe that the October Amendment is valid. By their terms, the Excess Leverage Fee and the Asset Sale Fee are subject at all times to subsequent determinations by a simple majority of the Prepetition Lenders to alter the terms and conditions of those fees. By more than a majority vote, following the recommendation of an informal steering committee of the Prepetition Lenders, the Prepetition Lenders determined to so alter those fees as reflected in the October Amendment. The changes under the October Amendment to the terms and conditions under which default interest would be payable were likewise implemented under provisions of the Prepetition Credit Agreement that also expressly authorized such changes solely by majority Prepetition Lender vote. The Debtors therefore believe that R2's claims have no merit.

                  The October Amendment represents a negotiated settlement among the Debtors, the Prepetition Lenders and the Ad Hoc Committee regarding the payment of the Excess Leverage Fee and the Asset Sale Fee. Specifically, during the prepetition negotiations regarding the Debtors' restructuring, the Ad Hoc Committee challenged the validity and enforceability of these fees on many grounds. The Prepetition Lenders argued that the fees were enforceable in accordance with their terms. In the event that R2 prevails, in whole or in part, on the Prepetition Lender Litigation Claims, the Debtors understand that the Committee intends to renew its challenges to the Excess Leverage Fee and the Asset Sale Fee in their entirety.

                  In its current form, the Plan requires that the Excess Leverage Fee and the Asset Sale Fees be paid as set forth in the October Amendment.

C.       Plan Negotiations

                  In July 2003, the Company announced that it was undertaking the Restructuring. As part of the Restructuring, the Company entered into a stock purchase agreement whereby JWC agreed to make an investment of $200 million in exchange for 65.6% of the equity in the Company, subject to adjustment, which transaction would be effected through a pre-negotiated chapter 11 reorganization case to commence during the second half of 2003 (the "Original Stock Purchase Agreement"). After entering into the Original Stock Purchase Agreement with the Company, JWC engaged in discussions with JPMP and CDM Investor Group LLC ("CDM" or "CDM Investor Group"), which, in turn, were engaged in negotiations for the acquisition of Pinnacle from Hicks, Muse, Tate & Furst Inc. ("Hicks Muse"). At the same time, the Company engaged in negotiations with the Prepetition Lenders and the Noteholders' Committee regarding the terms of the Restructuring.

                  On August 8, 2003, Pinnacle entered into an agreement and plan of merger (the "Pinnacle Merger Agreement") with Crunch Holding Corp. ("Crunch Holding") and Crunch Acquisition Corp. ("Crunch Acquisition"), a wholly-owned subsidiary of Crunch Holding, providing for the merger of Crunch Acquisition with Pinnacle (the "Pinnacle Transaction"). The Pinnacle Transaction closed on November 25, 2003 (the "Pinnacle Transaction Closing Date"). As a result of the Pinnacle Transaction, Pinnacle became a wholly-owned subsidiary of CEH LLC, a limited liability company owned by JPMP, JWC and CDM and certain of their respective affiliates (the "New Equity Investors").

                  At various times from July through September 2003, the Company, JPMP, JWC, the Steering Committee for the Prepetition Lenders and the Noteholders' Committee had discussions and negotiations with respect to potential modifications to the Original Stock Purchase Agreement and the possibility of combining Pinnacle and Aurora.

                  In September 2003, JPMP and JWC entered into a transaction agreement pursuant to which they agreed to jointly invest in both Pinnacle and Aurora, subject to, among other things, reaching a definitive agreement with the Company. Thereafter, the Company undertook discussions with JWC, JPMP, an affiliate of CDM and the Noteholders' Committee in an attempt to negotiate the terms of an amended transaction providing for the restructuring of Aurora and the merger of Pinnacle and Aurora in connection with a consensual plan of reorganization.

                  On October 14, 2003, the Company issued a press release announcing that it had revised its previously announced financial restructuring and had entered into a letter of intent, dated October 13, 2003 (the "LOI"), with JWC, JPMP, an affiliate of CDM and the Noteholders' Committee, under which the Company's previous agreement with JWC would be amended to provide for a comprehensive restructuring transaction in which Aurora would be combined with Pinnacle. The LOI, among other things, contemplated (i) a joint investment of $83.75 million by JPMP and JWC in exchange for 25.7% of the equity of Reorganized Aurora on a fully diluted basis and (ii) an investment of $1.25 million by an affiliate of CDM in exchange for 5.2% of the equity of Reorganized Aurora on a fully diluted basis. Under the terms of the LOI, the transaction would take place pursuant to a pre- negotiated reorganization plan of the Debtors under chapter 11 of the Bankruptcy Code.

D.       The Merger Agreement

                  On November 25, 2003, the Company entered into the Merger Agreement with CEH LLC, which was amended on January 8, 2004 . CEH LLC was formed by the New Equity Investors for the purposes of making their respective investments in Aurora and Pinnacle. The Merger Agreement contemplates the Restructuring pursuant to the Plan, which includes the following:

                  o Aurora's Prepetition Lenders will be paid in full in Cash in respect of principal and interest under the Prepetition Credit Agreement and, assuming the Prepetition Credit Agreement is paid in full by March 31, 2004, the Prepetition Lenders will receive $15 million in Cash in full satisfaction of the Excess Leverage Fee and the Asset Sale Fee (as both terms are defined herein in Section IV.B.4 - "HISTORY AND STRUCTURE OF THE DEBTORS - Capital Structure of the Company - Prepetition Debt Obligations").

                  o Holders of Aurora's Prepetition Senior Unsecured Notes will be paid in full in Cash in respect of principal and interest, but will not receive $1.9 million in respect of unamortized original issue discount.

                  o Holders of Sub Debt Claims will receive either (i) Cash in the amount of approximately $0.462 for each dollar of their Sub Debt Claims, or (ii) (A) equity in CEH LLC (held indirectly through the Bondholder Trust), which, after taking into account dilution for certain equity allocations set forth in the Members Agreement, will be valued at approximately $0.454 for each dollar of their Sub Debt Claims, subject to adjustment, plus (B) the Subscription Rights. Upon consummation of the transaction, former Holders of Sub Debt Claims who elect or are deemed to have elected to receive equity and exercise their Subscription Rights in CEH LLC will indirectly own up to approximately 41.9% of the equity of Reorganized Aurora, subject to adjustment.

                  o The Old Equity will not receive any distributions, and the Old Equity will be cancelled.

                  o        All trade creditors will be paid in full.

                  o        All other Claims against Aurora will be unimpaired.
                           The St. Louis headquarters leases of Aurora will be rejected. No other contracts will be rejected.

                  The Subscription Rights granted to Holders of Sub Debt Claims who affirmatively make Equity Elections are described herein in Section IV.E - "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement."

E.       High Yield Offering; Senior Secured Credit Facility

                  In connection with the Merger and related transactions, Reorganized Aurora intends to offer up to $225 million of securities (the "High Yield Offering"), the proceeds of which will be used to satisfy Cash obligations under the Plan. The consummation of the High Yield Offering is a condition to the consummation of the Merger.

                  See Section V.B.2 - "HISTORY AND STRUCTURE OF PINNACLE - Capital Structure of Pinnacle - Debt Obligations" for a description of Pinnacle's Senior Credit Facility (as defined in Section V.B.2 - "HISTORY AND STRUCTURE OF PINNACLE - Capital Structure of Pinnacle - Debt Obligations") and the commitments thereunder that will be used in connection with the transactions described in the Plan.

F.       Equity Commitment

                  In connection with the execution of the Merger Agreement, each of JPMP and JWC delivered a commitment letter to CEH LLC pursuant to which each agreed to provide, subject to satisfaction or waiver of the conditions precedent to the obligations of CEH LLC under the Merger Agreement, to CEH LLC (i) $42,000,000 plus (ii) 50% of any amounts required to be funded by CEH LLC or Pinnacle pursuant to the Merger Agreement provided that such amounts under clause (ii) do not exceed $56,250,000 in the aggregate.

G.       Reorganized Aurora

                  Reorganized Aurora will be a significant branded food company operating the combined businesses of Aurora and Pinnacle, with strong national brands such as Duncan Hines, Aunt Jemima frozen breakfast products, Lenders, Mrs. Paul's, Log Cabin, Chef's Choice, Swanson, Vlasic and Open Pit. The Chief Executive Officer of Reorganized Aurora will be C. Dean Metropolous, the current chief executive officer of Pinnacle. It is expected that the senior management team of Reorganized Aurora will include the senior management team of Pinnacle. See Section V.C. - "HISTORY AND STRUCTURE OF PINNACLE - Pinnacle Management". Reorganized Aurora is expected to be headquartered at Pinnacle's headquarters in Cherry Hill New Jersey.

                  Attached to this Disclosure Statement as Appendix E is certain pro forma combined financial information of the combined companies.

H.       Summary of Treatment of Other Claims and Interests Under the Plan

                  As contemplated by the Bankruptcy Code, administrative Claims ("Administrative Claims" as defined in the Plan) and priority tax Claims ("Priority Tax Claims" as defined in the Plan) are not classified under the Plan. Allowed ("Allowed" as defined in the Plan) Administrative Claims will be paid in full on the later of the distribution date ("Distribution Date", which means the Effective Date, or as soon as practicable thereafter) and the date upon which such Claims become due. See Section VII - "SUMMARY OF THE REORGANIZATION PLAN" for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

                  In addition, the Plan provides for payment in full of Non-Tax Priority Claims, Other Secured Claims, Unimpaired Unsecured Claims, Prepetition Lender Claims, and Prepetition Senior Unsecured Note Claims (all these terms as defined in the Plan) or such other treatment that will not impair such Holders under Bankruptcy Code section 1124.

                  The Debtors believe that the Plan provides distributions that reflect an appropriate resolution of the Claims and Interests, taking into account the differing nature and priority of such Claims and Interests.

I.       The Confirmation Hearing

                  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND
THUS STRONGLY RECOMMEND THAT HOLDERS OF SUB DEBT CLAIMS VOTE TO
ACCEPT THE PLAN.

                  Bankruptcy Code section 1128 requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Bankruptcy Code section 1128(b) provides that any party in interest may object to confirmation of the Plan. The Bankruptcy Court has scheduled the Confirmation Hearing on February 17, 2004, at 12.30 PM (Eastern Time), at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware, 19801. At the Confirmation Hearing, the Debtors will request confirmation of the Plan, as may be modified from time to time under Bankruptcy Code section 1129(b). The Debtors may modify the Plan, to the extent permitted by Bankruptcy Code section 1127(a) and Bankruptcy Rule 3019, as necessary, to confirm the Plan.

                  IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT SUCH PARTIES WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT SUCH PARTIES RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN.

                   IV. HISTORY AND STRUCTURE OF THE DEBTORS

A.       Overview of Business Operations

         1.       Description of the Debtors' Business

                  Aurora is a publicly-owned Delaware corporation headquartered in St. Louis, Missouri. It employs approximately 1,500 individuals, all of which are employed within the United States.

                  Aurora operates manufacturing facilities in Jackson, Tennessee; Erie, Pennsylvania; and Mattoon and St. Elmo, Illinois. Aurora also has long-term relationships with contract manufacturers who produce many of the Company's products from co-production facilities located in, among other places, Jacksonville, Florida; Centralia, Northlake and Vandalia, Illinois; Holland, Michigan; and Plymouth, Minnesota.

                  Aurora produces and markets premium brand food products to retail customers, the food service industry, and a variety of smaller distribution channels, including club stores, the military, mass merchandisers, convenience, drug, and chain stores. These products include the Duncan Hines(R) line of cake mixes, ready-to-serve frosting, brownie mixes, muffin mixes, and cookie mixes; Lender's(R) fresh, refrigerated, and frozen bagel products; Mrs. Butterworth's(R), Log Cabin(R), and Country Kitchen(R) syrup products; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood products; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza; and Chef's Choice(R) frozen skillet meals.

                  Aurora owns the trademarks for the Duncan Hines(R) baking mix products; Mrs. Butterworth's(R), Log Cabin(R), and Country Kitchen(R) syrup products; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Lender's(R) bagel products; and Celeste(R) frozen pizza. Aurora licenses the Aunt Jemima(R) trademark for frozen breakfast products from The Quaker Oats Company and Sea Coast licenses the Chef's Choice(R) trademark from Perdue Holdings, Inc. Aurora also co-brands certain of its products with M&M/Mars Division of Mars, Incorporated; Kellogg Company; Nestle USA, Inc.; and Pinnacle.

         2.       Properties

                  The Company owns four manufacturing facilities and leases facilities for its corporate office and product development center, described in the following table:

--------------------------------------------------------------------------------------------------------
Location          Principal Use                          Approx. Sq. Footage      Owned/Leased
----------------- -------------------------------------- ------------------------ ----------------------
Jackson, TN       Frozen breakfast, frozen pizza, and            302,000                  Owned
                  selected seafood production
----------------- -------------------------------------- ------------------------ ----------------------
Erie, PA          Frozen seafood production                      116,000                  Owned
----------------- -------------------------------------- ------------------------ ----------------------
Mattoon, IL       Frozen, refrigerated, and fresh                215,000                  Owned
                  bagel production
----------------- -------------------------------------- ------------------------ ----------------------
St. Elmo, IL      Syrup production and warehouse                 250,000                  Owned
                  distribution
----------------- -------------------------------------- ------------------------ ----------------------
St. Louis, MO     Corporate office                                62,000                  Leased
----------------- -------------------------------------- ------------------------ ----------------------
St. Louis, MO     Product Development Center                      39,000                  Leased
----------------- -------------------------------------- ------------------------ ----------------------

                  The Company leases approximately 28,825 square feet of office space in Columbus, Ohio from ZML-Community Corporate Center ending on March 31, 2004. Subsequent to consolidating its administrative functions in 2000, the Company subleased the office space to OhioHealth Group, Ltd. for a period commencing on January 1, 2002 and ending on March 31, 2004. The Company also leases sales offices and warehouses in several states.

         3.       Production

                  The Company produces its Van de Kamp's and Mrs. Paul's frozen seafood products primarily at its Erie, Pennsylvania, and Jackson, Tennessee manufacturing facilities. The Company produces its Aunt Jemima(R) frozen breakfast products at its Jackson, Tennessee and Erie, Pennsylvania facilities and its Celeste Frozen pizza products at the Jackson, Tennessee facility. The Company produces its Lender's(R) frozen, refrigerated, and fresh bagel products at its Mattoon, Illinois facility. The Company's Chef's Choice(R) products are produced by contract manufacturers and co- pack agreements in Holland, Michigan. Log Cabin(R) and Mrs. Butterworth's(R) syrup are primarily manufactured at the Company's St. Elmo, Illinois facility. Duncan Hines(R) cake mixes, brownie mixes, specialty mixes, and frosting products are produced by contract manufacturers under co-packing agreements. All of the Company's cake mixes, brownie mixes, specialty mixes, and frosting production equipment, including co-milling, blending, and packaging equipment, are located at the contract manufacturers' facilities.

         4.       History and Corporate Structure

                  The Company was incorporated in Delaware on June 19, 1998, as the successor to Aurora Foods Holdings Inc. ("Holdings") and its subsidiary, Aurfoods Operating Co., Inc. (formerly known as Aurora Foods Inc.) ("Aurfoods"), both of which were incorporated in Delaware in December 1996. Aurfoods was wholly-owned by Holdings, which in turn was wholly-owned by MBW Investors LLC ("MBW LLC"). Aurfoods was formed for the purpose of acquiring the Mrs. Butterworth's syrup business. Aurfoods subsequently acquired the Log Cabin syrup business in July 1997 and the Duncan Hines baking mix business in January 1998.

                  Van de Kamp's, Inc. ("VDK") was a wholly-owned subsidiary of VDK Holdings, Inc., a Delaware corporation ("VDK Holdings"), and was incorporated in Delaware in July 1995 for the purpose of acquiring the Van de Kamp's(R) frozen seafood business and the frozen dessert business (subsequently sold) in September 1995. VDK then acquired the Mrs. Paul's(R) frozen seafood business in May 1996 and the Aunt Jemima(R) frozen breakfast and Celeste(R) frozen pizza businesses in July 1996. VDK Holdings was wholly-owned by VDK Foods LLC ("VDK LLC"). On April 8, 1998, MBW LLC and VDK LLC formed Aurora/VDK LLC ("New LLC"). MBW LLC contributed all of the capital stock of Holdings and VDK LLC contributed all of the capital stock of VDK Holdings to New LLC.

                  On July 1, 1998, Holdings, Aurfoods, VDK Holdings, and VDK merged with and into Aurora, and Aurora consummated an initial public offering (the "IPO") of 12,909,372 shares of its common stock. Concurrently with the IPO, New LLC also sold 1,590,628 shares of common stock to the public at a price of $21.00 per share. Also, concurrently with the IPO, the Company issued $200 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2008 and borrowed $225 million senior secured term debt and $99 million out of a total of $175 million of available senior secured revolving debt.

                  In early 1999, the Company acquired the assets of the Avalon Bay Division of Orient Fisheries, Inc., a small business primarily involved in producing specialty seafood products for food service industry and club store customers. On April 1, 1999, the Company acquired 100% of the stock of Sea Coast, a Washington corporation. Sea Coast, in conjunction with Aurora, produces and markets Chef's Choice(R) frozen skillet meals. On November 1, 1999, the Company also acquired all the assets and certain liabilities of the Lender's Bagel(R) business from The Eggo Company, a subsidiary of the Kellogg Company.

                  Sea Coast is a wholly-owned subsidiary of Aurora and is also a debtor and debtor-in-possession in the Chapter 11 Cases. Aurora and Sea Coast have historically operated as one entity issuing consolidated financial statements and filing consolidated tax returns. They maintain common bank accounts in Aurora's name, and, in the ordinary course of their business, maintain a highly automated, integrated, and centralized cash management system to collect, transfer, and disburse funds generated by their operations and accurately record all such transactions as they are made.

         5.       Litigation

                  a.       Environmental Claims

                  The Company is a defendant in an action filed by the State of Illinois regarding the Company's St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City's treatment facility. The complaint also asked for fines and penalties associated with the City's discharge from its treatment facility and the Company's alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, the Company and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against the Company, other than any potential monetary fine or penalty. The Company intends to vigorously defend any future claim for fines or penalties.

                  b.       Other Litigation

                  In September 2003, a shareholder of the Company made a request, under ss.220 of the Delaware General Corporation Law, to inspect the Company's books and records for the purpose of investigating, among other things, any potential fraud, mismanagement, and insider trading. The Company has responded by providing the requesting shareholder copies of some of the requested records pursuant to a confidentiality agreement.

                  The Company is also subject to litigation in the ordinary course of business. In the opinion of management, it is unlikely that the ultimate outcome of any existing litigation will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

         6.       Prepetition Financial Results

                  Set forth below is selected financial data for Aurora for the third quarters ended September 30, 2002, as restated, and September 30, 2003. The Company's net loss for the third quarter 2003 was $12.7 million, or $0.17 per share, compared with a net loss the previous year's third quarter of $5.8 million, or $0.08 per share. The third quarter 2003 net loss included pre-tax charges of $6.6 million in financial restructuring costs and $3.2 million of Excess Leverage Fees (as defined below). The Company's net sales in the third quarter of 2003 were $170 million versus $181.3 million in the third quarter of 2002.

                  On August 13, 2003, the Company announced that its financial results for the years ended December 31, 2002 and 2001, and certain interim quarters, would be restated to reflect additional deferred tax liabilities. The Company reevaluated its deferred tax accounting and determined that its valuation allowance for net deferred tax assets, which had been recorded by the Company at December 31, 2002, should have been recorded at December 31, 2001, and that the Company should have provided for ongoing deferred tax liabilities subsequent to January 1, 2002 (the effective date of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" for certain of the differences between the book and tax amortization of the Company's goodwill and indefinite lived intangibles as defined by SFAS No. 142 "Business Combinations". The impact of the adjustments was as follows: (i) for the year ended December 31, 2001, income tax expense and the net loss increased by $65.4 million; (ii) for the year ended December 31, 2002, tax expense decreased by $30.9 million, the expense recorded for the cumulative effect of the change in accounting principle increased by $60.8 million, and the net loss increased by $29.9 million; and (iii) for the three months ended March 31, 2003, income tax expense and net loss increased by $3.6 million.


                                                    AURORA FOODS INC.
                                               CONSOLIDATED BALANCE SHEETS
                                     (dollars in thousands except per share amounts)
                                                       (Unaudited)
                                                                            September 30,           December 31
                                                                                2003                   2002
                                                                          ------------------     --------------------
                                 ASSETS                                                             (restated)
Current Assets:
     Cash and cash equivalents                                            $          35,341      $            12,904
     Accounts receivable, net of $1,353 and $412 allowance,
       respectively                                                                  27,698                   34,944
     Inventories                                                                     74,872                   94,680
     Prepaid expenses and other assets                                                5,430                    2,984
                                                                          ------------------     --------------------
        Total current assets                                                        143,341                  145,512
     Property, plant and equipment, net                                             160,422                  171,570
     Goodwill and other intangible assets, net                                      897,266                  903,870
     Other assets                                                                    26,883                   30,470

        Total assets                                                     $        1,227,912      $         1,251,422

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Senior secured term debt                                            $          486,774                  $43,150
     Senior secured revolving debt facility                                         167,000                       --
     Senior unsecured debt from related parties                                      22,422                       --
     Senior subordinated notes                                                      401,139                       --
     Current maturities of capital lease obligations                                    120                      109
     Accounts payable                                                                24,795                   45,596
     Accumulated preferred dividends payable                                          4,028                    2,939
     Accrued liabilities                                                             88,565                   60,408

        Total current liabilities                                                 1,194,843                  152,202
Senior secured term debt                                                                 --                  464,756
Senior secured revolving debt facility                                                   --                  153,600
Senior unsecured debt to related parties                                                 --                   21,951
Senior subordinated notes                                                                --                  401,349
Deferred tax liability                                                              111,820                   94,491
Capital lease obligations                                                             1,677                    1,724
Other liabilities                                                                    10,265                   15,421
                                                                          ------------------     --------------------
     Total liabilities                                                            1,318,605                1,305,494
                                                                          ------------------     --------------------

Commitments and contingent liabilities
Stockholders' equity:
     Preferred stock, 0.01 par value; 25,000,000 shares authorized;
     3,750,000 shares, Series A Convertible Cumulative, issued and outstanding, with a liquidation preference value of $19,028 and
     $17,939, respectively                                                               37                       37
     Common stock, $0.01 par value; 250,000,000 shares authorized;
        77,155,022 and 77,155,622 shares issued, respectively                           772                      772
     Paid-in capital                                                                680,744                  681,834
     Accumulated deficit                                                           (772,246)                (736,659)
     Accumulated other comprehensive loss                                                --                      (56)
                                                                          ------------------     --------------------
        Total stockholders' deficit                                                 (90,683)                 (54,072)
                                                                          ------------------     --------------------
        Total liabilities and stockholders' deficit                              $1,227,912               $1,251,422
                                                                          ==================     ====================



                                                AURORA FOODS INC.
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                   (UNAUDITED)
                                                                                Three Months Ended September
                                                                                            30,
                                                                          ----------------------------------------
                                                                                  2003                  2002
                                                                                                     (restated)
                                                                          --------------------     ---------------
Net sales                                                                 $            169,968     $       181,254
Cost of goods sold                                                                    (101,839)           (113,222)
                                                                          --------------------     ---------------
     Gross profit                                                                       68,129              68,032
                                                                          --------------------     ---------------
Brokerage, distribution and marketing expenses:
     Brokerage and distribution                                                       (21,447)            (21,887)
     Consumer marketing                                                                (2,910)             (4,508)
                                                                          --------------------     ---------------
        Total brokerage, distribution and marking expenses                            (24,357)            (26,395)
Amortization of intangibles                                                            (2,780)             (2,545)
Selling, general and administrative expenses                                          (13,365)            (11,732)
Administrative restructuring and retention costs                                         (610)                  --
Financial restructuring and divestiture costs                                          (6,600)                  --
                                                                          --------------------     ---------------
        Total operating expenses                                                      (47,712)            (40,672)
                                                                          --------------------     ---------------
     Operating income                                                                   20,417              27,360
Interest and financing expenses:
     Interest expense, net                                                            (22,149)            (23,863)
     Excess leverage fee                                                               (3,169)                  --
     Adjustment to value of derivatives                                                  (313)             (5,674)
     Reduction in warrants previously issued                                                --               2,480
     Amortization of discount, premiums and financing costs                            (1,219)             (1,148)
                                                                          --------------------     ---------------
        Total interest and financing expenses                                         (26,850)            (28,205)
                                                                          --------------------     ---------------
     Loss before income taxes                                                          (6,433)               (845)
Income tax expense                                                                     (6,259)             (4,977)
                                                                          --------------------     ---------------
      Net loss                                                                        (12,692)             (5,822)

Preferred dividends                                                                      (372)               (344)
                                                                          --------------------     ---------------
     Net loss available to common stockholders                            $           (13,064)     $       (6,166)
                                                                          ====================     ===============
Basic and diluted loss per share available to common stockholders         $             (0.17)     $        (0.08)
                                                                          ====================     ===============
Weighted average number of shares outstanding                                          77,155              73,270
                                                                          ====================     ===============



                               AURORA FOODS INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per share amounts)
                                  (unaudited)


                                                                            Nine Months Ended September 30,
                                                                      -------------------------------------------
                                                                                                     2002
                                                                             2003                 (restated)
                                                                      ------------------      -------------------
Net sales                                                                       $521,267                 $548,274
Cost of goods sold                                                              (317,563)                (359,772)
                                                                      ------------------      -------------------
     Gross profit                                                                203,704                  188,502
                                                                      ------------------      -------------------
Brokerage, distribution and marketing expenses:
                                                                      ------------------      -------------------
     Brokerage and distribution                                                  (69,395)                 (72,754)
     Consumer marketing                                                           (9,659)                 (20,327)
        Total brokerage, distribution and marketing expenses                     (79,054)                 (93,081)
Amortization of intangibles                                                       (9,225)                  (7,572)
Selling, general and administrative expenses                                     (42,246)                 (44,082)
Administrative restructuring and retention costs                                  (5,050)                       -
Financial restructuring and divestiture costs                                    (10,774)                       -
Plant closures                                                                     2,674                  (29,900)
                                                                      ------------------      -------------------
        Total operating expenses                                                (143,675)                (174,635)
                                                                      ------------------      -------------------
     Operating income                                                             60,029                   13,867
Interest and financing expenses:
Interest expense, net                                                            (66,319)                 (69,025)
Excess leverage fee                                                               (7,802)                       -
Adjustment to value of derivatives                                                (1,935)                 (10,854)
Reduction in warrants previously issued                                                -                   (1,779)
Amortization of discount, premium and financing costs                             (3,627)                  (4,897)
                                                                      ------------------      -------------------
        Total interest and financing expenses                                    (79,683)                 (86,555)
                                                                      ------------------      -------------------
     Loss before income taxes and cumulative effect of change
        in accounting                                                            (19,654)                 (72,688)
Income tax expense                                                               (15,933)                (114,555)
                                                                      ------------------      -------------------
     Net loss before cumulative effect of change in accounting                   (35,587)                (187,243)
Cumulative effect of change in accounting, net of tax of
     $21,466                                                                           -                 (228,150)
     Net loss                                                                    (35,587)                (415,393)
Preferred dividends                                                               (1,090)                  (1,007)
                                                                      ------------------      -------------------
     Net loss available to common stockholders                                  $(36,677)               $(416,400)
Basic and diluted loss per share available to common
     stockholders before cumulative effect of change in
     accounting                                                                 $  (0.48)                  $(2.60)
Cumulative effect of change in accounting, net of tax                                  -                    (3.16)
Basic and diluted loss per share available to common
     stockholders                                                               $  (0.48)                  $(5.76)
                                                                      ------------------      -------------------
Weighted average number of shares outstanding                                     77,155                   72,287
                                                                      ==================      ===================



                               AURORA FOODS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                  (unaudited)
                                                                        Nine Months Ended September 30,
                                                                   ------------------------------------------
                                                                                                 2002
                                                                          2003                (restated)
                                                                   --------------------  --------------------
Cash flows from operating activities:
     Net Loss                                                        $         (35,587)      $       (415,393)
     Cumulative effect of change in accounting, net of tax                           -                228,150
     Adjustments to reconcile net loss to cash from
     operating activities:
        Depreciation                                                            16,110                 23,428
        Amortization                                                            12,852                 12,469
        Deferred income taxes                                                   15,933                114,555
        Recognition of loss on derivatives                                       1,935                 10,854
        Issuance of warrants                                                         -                  1,779
        Non-cash plant closures                                                 (2,368)                26,000
        Non-cash interest expense                                                7,802                      -
        Other, net                                                                 475                     23
        Changes to operating assets and liabilities:
            Accounts receivable                                                    930                 29,464
            Accounts receivable sold                                             6,300                (14,163)
            Inventories                                                         19,808                   (384)
            Prepaid expenses and other current assets                           (3,763)               (11,697)
            Accounts payable                                                   (20,801)               (20,697)
            Accrued expenses                                                    20,430                (17,029)
            Other non-current liabilities                                       (5,637)                (5,657)
                                                                   -------------------    --------------------

Net cash from operating activities                                              34,419                (38,298)
                                                                   -------------------    --------------------
Cash flows from investing activities:
     Additions to property, plant and equipment                                 (5,791)               (18,700)
     Proceeds from sale of assets                                                2,073                    404
                                                                   -------------------    --------------------
Net cash from investment activities                                             (3,718)               (18,296)
                                                                   -------------------    --------------------
Cash flows from financing activities:
     Proceeds from senior secured revolving debt facility                       13,400                 24,200
     Repayment of debt                                                         (21,576)               (27,251)
     Senior secured financing                                                        -                 35,000
     Senior unsecured financing from related parties                                 -                 24,250
     Other, net                                                                    (88)                   366
                                                                   -------------------    --------------------
Net cash from financing activities                                              (8,264)                56,565
                                                                   -------------------    --------------------
Increase in cash and cash equivalents                                           22,437                    (29)
Cash and cash equivalents, beginning of period                                  12,904                    184
                                                                   -------------------    --------------------
Cash and cash equivalents, end of period                             $          35,341    $               155
                                                                   ===================    ====================



B.       Capital Structure of the Company

         1.       Prepetition Equity

                  As of the Petition Date, the authorized capital stock of the Company consists of 250,000,000 shares of common stock, par value $0.01 per share ("Old Common Stock"), and 25,000,000 shares of preferred stock, par value $0.01 per share ("Old Preferred Stock"), of which 3,750,000 shares have been designated as Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). As of December 8, 2003, there were (i) 77,859,385 shares of Old Common Stock issued and outstanding, (ii) no shares of Old Common Stock held in the Company's treasury, (iii) 8,832,065 shares of Old Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Old Common Stock, (iv) 2,400,000 shares of Old Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase shares of Old Common Stock, (v) 5,244,724 shares of Old Common Stock issuable upon conversion of Series A Preferred Stock, and (vi) 3,750,000 shares of Series A Preferred Stock issued and outstanding.

                  Until July 2003, Aurora's Old Common Stock was traded on the New York Stock Exchange (the "NYSE") under the symbol "AOR." On November 15, 2002, the Company received notice from the NYSE that the Company's average closing stock price of its Old Common Stock was below $1.00 during the preceding consecutive 30 trading day period, which violates NYSE's continuous listing standards. On March 7, 2003, the Company received notice from the NYSE that the Company was also not in compliance with the NYSE's stockholders' equity and market capitalization listing criteria. On July 2, 2003, the NYSE suspended trading in the Old Common Stock and notified the Company that the Old Common Stock would be delisted. The Company advised the NYSE that it would not challenge the action. Since that time, the Old Common Stock has traded on the OTC Bulletin Board under the symbol "AURF".

                  Under the Plan, all Old Equity will be cancelled as of the Effective Date.

         2.       The Old Common Stock Warrants

                  On May 1, 2002, the Company issued 300,000 warrants to purchase Old Common Stock at $0.01 per share to certain entities affiliated with Fenway Partners Inc. ("Fenway") and McCown De Leeuw & Co. ("MDC") as consideration for their entering into the Revolving Loan Subordinated Participation Agreement, dated on or about May 1, 2002. These warrants expire on April 30, 2012. The Company issued to Fenway and MDC warrants to purchase an additional 2.1 million shares of Old Common Stock at $0.01 per share as consideration for certain entities affiliated with Fenway and MDC providing additional financing by purchasing the Prepetition Senior Unsecured Notes from the Company. These warrants were issued on July 8, 2002 and expire by their terms on July 7, 2012. Under the Plan, the warrants will be cancelled.

         3.       Employee Stock Plans

                  The Company maintains a number of stock option plans under which eligible employees have and may receive options to purchase shares of Old Common Stock. Under the Plan, all of these options will be cancelled.

                  The 1998 Employee Stock Purchase Plan, which was suspended effective June 30, 2003, covered an aggregate of 400,000 shares of Old Common Stock. Under the 1998 Employee Stock Purchase Plan, eligible employees had the right to purchase Old Common Stock at 85% of its fair market value on the commencement date of each six month offering period. Purchases were made from accumulated payroll deductions of up to 15% of each such employee's earnings, limited to 2,000 shares during a calendar year.

                  In October 1998, the Company adopted the 1998 Long Term Incentive Plan. Under the 1998 Long Term Incentive Plan, the Company is authorized to grant both incentive and non- qualified stock options to purchase Old Common Stock up to an aggregate amount of 3.5 million shares. During 2002, options on 2,589,500 shares were granted under the plan, which vest ratably over a three or four year period. Under the 1998 Long Term Incentive Plan, options are generally granted with a term of ten years and vest ratably over three years beginning on either the first or third anniversary of the date of grant.

                  The Company also maintains a 2000 Equity Incentive Plan which was approved by the Company's board of directors in April 2000. The 2000 Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock, or performance awards (in cash or stock), or combinations thereof. A total of 7.0 million shares of Old Common Stock were reserved for issuance under the 2000 Equity Incentive Plan. The shareholders approved an amendment to the 2000 Equity Incentive Plan which increased the number of shares of Old Common Stock reserved for issuance under the 2000 Equity Incentive Plan by 4 million shares, from 7 million shares to 11 million shares, and increased the maximum number of shares as to which awards may be granted to any participant in any one calendar year by 2 million shares, from 3.5 million shares to 5.5 million shares.

         4.       Prepetition Debt Obligations

                  a.       Prepetition Credit Agreement

                  On November 1, 1999, Aurora entered into the Prepetition Credit Agreement with (i) the Prepetition Lenders, (ii) Chase, as administrative agent for the Prepetition Lenders (in such capacity, the "Administrative Agent"), (iii) National Westminster Bank PLC, as syndication agent, and (iv) UBS AG, Stamford Branch, as documentation agent. Under the Prepetition Credit Agreement, the Prepetition Lenders provided to the Debtors term loan facilities in the aggregate principal amount of $600 million (the "Term Loan Facility") and a revolving credit facility in the aggregate principal amount of $175 million (the "Revolving Credit Facility," and, together with the Term Loan Facility, the "Credit Facilities").

                  Under the Prepetition Credit Agreement, Aurora could request that one or more Prepetition Lenders issue a letter of credit (each, a "Letter of Credit," and, collectively, the "Letters of Credit") as part of the Revolving Credit Facility, provided, however, that the aggregate Letter of Credit usage would not exceed $15 million. Letters of Credit could be issued for the purpose of (i) providing the primary payment mechanism in connection with the purchase of goods or services by Aurora and (ii) supporting, among other things, (a) Aurora's workers' compensation liabilities, (b) the obligations of the Debtors' insurers arising by virtue of the laws of any jurisdiction requiring third party insurers, (c) performance, payment, deposit, or surety obligations of the Debtors, and (d) such other obligations of the Debtors as may be reasonably acceptable to the Administrative Agent.

                  On June 27, 2002, Aurora obtained commitments for $62.6 million of additional financing and amended the Prepetition Credit Agreement accordingly. These commitments consisted of $37.6 million of supplemental financing under Tranche B of the Term Loan Facility and $25 million of Prepetition Senior Unsecured Notes.

                  As of December 31, 2002, Aurora was not in compliance with certain financial covenants set forth in the Prepetition Credit Agreement. Accordingly, on February 21, 2003, the Prepetition Credit Agreement was amended (the "2003 Amendment") to, among other things, (i) amend or establish covenants relating to operating performance, (ii) reduce allowable capital expenditures, (iii) affirm Aurora's ability to continue to sell, through September 30, 2003, accounts receivable up to the maximum amount of $30 million, and (iv) increase the interest rate spread on borrowings made under Credit Facilities by 0.75% until Aurora received at least $275 million of net cash proceeds from asset sales, at which time the increase would be reduced to 0.5%.

                  The 2003 Amendment also provided for an excess leverage fee equal to 3.50% of the aggregate amount outstanding under the Credit Facilities (the "Excess Leverage Fee"). The Excess Leverage Fee, however, would be forgiven by a certain percentage if Aurora reached stipulated principal repayment targets through asset sales. More specifically, 50% of the Excess Leverage Fee would be forgiven on June 30, 2003 if the Company received net cash proceeds from asset sales in the amount of $100 million; 50% of the Excess Leverage Fee would be forgiven on September 30, 2003 if the Company received cash proceeds from asset sales equal to at least $225 million; and 100% of the Excess Leverage Fee would be forgiven on September 30, 2003 if the Company received an aggregate amount of net cash proceeds from asset sales totaling $325 million. Furthermore, the 2003 Amendment provided for an additional fee of 1.75% of the average daily aggregate amount outstanding under the Credit Facilities for the period commencing on the effective date of the 2003 Amendment and ending on February 10, 2004 if Aurora has not received an aggregate of $325 million from asset sales by March 31, 2004 (the "Asset Sale Fee"). The Prepetition Lenders agreed to the October Amendment whereby the Excess Leverage and Asset Sale Fee were deemed to be earned on October 13, 2003, provided, however, that the fees would automatically be reduced to $15 million if the Prepetition Lenders received full payment of the Prepetition Lender Obligations (as defined below) by March 31, 2004.

                  Under the Prepetition Credit Agreement, Sea Coast agreed, and all future subsidiaries of Aurora are required, to guarantee all loans and other obligations owed by the Debtors under the Prepetition Credit Agreement (the "Prepetition Lender Obligations"), the 2003 Amendment, and all collateral and ancillary documentation executed in connection therewith.

                  As of the Petition Date, the Prepetition Lender Obligations consist of:

                           (i)      the aggregate principal amount of
                                    approximately $656 million, consisting of
                                    $89 million under the Tranche A term loan, $400 million under the Tranche B term loan, plus accrued and unpaid interest thereon, and $167 million under the Revolving Credit Facility;

                           (ii) the aggregate amount of approximately $8 million on account of Aurora's reimbursement obligations with respect to Letters of Credit which remain outstanding; and

                           (iii) assuming the Closing occurs on or prior to March 31, 2004, the aggregate amount of approximately $15 million for the Excess Leverage Fee and the Asset Sale Fee incurred in connection with the Credit Facilities, including Letters of Credit.

                  The Prepetition Lender Obligations are secured by liens and security interests on substantially all of the Debtors' properties and assets (the "Prepetition Collateral") as set forth in the Prepetition Credit Agreement. Among other things, the Prepetition Collateral consists of all of the Debtors' (i) equipment; (ii) inventory; (iii) accounts, contract rights, instruments, and general intangibles; (iv) cash, money, currency, and deposit accounts; (v) trademarks, trademark applications, trade names, trade secrets, trade dress, service marks, business names, patents, patent applications, licenses, copyrights, and copyright applications; (vi) plant, business, and other fixtures; and (vii) books and records, computer programs, tapes, and disks.

                  The Plan treats the Prepetition Lender Obligations as unimpaired Claims in Class 4. As of the date hereof, the Receivables Facility was paid off as part of the Restructuring.

                  b.       Prepetition Senior Unsecured Notes

                   The Company obtained additional financing on June 27, 2002 from certain entities affiliated with Fenway and MDC consisting of an aggregate of $25 million through the purchase of senior unsecured promissory notes. The Prepetition Senior Unsecured Notes mature October 1, 2006 and accrue interest at the rate of 12% per annum, payable semi-annually. Any unpaid interest accrues at a default rate equal to the otherwise applicable interest rate plus 2% per annum and will be payable at maturity. The Company did not pay the cash interest due on Prepetition Senior Unsecured Notes on January 1, 2003, and as a result, certain unpaid interest accrued at the default rate. The outstanding principal plus accrued and unpaid interest as of December 8, 2003 on the Prepetition Senior Unsecured Notes is approximately $29 million.

                  The Plan treats the Prepetition Senior Unsecured Notes as unimpaired Claims in Class 5.

                  c.       Sub Debt

                  On February 10, 1997, the Company issued $100 million of senior subordinated notes with a maturity date of February 10, 2007 and an interest rate of 97/8% per annum. On July 1, 1997, the Company issued another $100 million of senior subordinated notes also with an interest rate of 97/8% per annum and a maturity date of July 1, 2007. Finally, on July 1, 1998, the Company issued $200 million of senior subordinated notes with an interest rate of 8 3/4% per annum and a maturity date of July 1, 2008. During the third quarter of 2000, the Company solicited and received sufficient consents from holders of Sub Debt to amend certain provisions and waive certain events of default under its indentures. As a result of the consent solicitation, the Sub Debt was amended to, among other things, (i) increase the redemption price payable upon optional redemption of the notes by the Company, (ii) allow the Company to refinance its outstanding debt, and (iii) permit the Company to incur additional indebtedness. Under the terms of the consent solicitation, the Company issued, effective September 20, 2000, an aggregate of 6,965,736 shares of Old Common Stock to holders of Sub Debt that participated in the consent solicitation. As of December 8, 2003, the outstanding principal plus accrued and unpaid interest on the Sub Debt is approximately $433 million.

                  The Plan treats the Sub Debt Claims as impaired Claims in Class 6.

         5.       Receivables Facility

                  On April 19, 2000, Aurora and Chase entered into the Receivables Facility. Under the Receivables Facility, from time to time, Aurora sells to Chase (each, a "Funding Date") pools of accounts receivable eligible for sale under the terms of such facility (the "Eligible Receivables"). In consideration for the Eligible Receivables purchased on each Funding Date, Chase pays Aurora a purchase price in the manner set forth as follows: on each Funding Date, Chase pays for a pool of Eligible Receivables an initial installment which is equal to (i) approximately 70% of the aggregate net invoice dollar amount of a pool of Eligible Receivables minus
(ii) a discount fee equal to (a) the target yield percentage based on a collection cycle ranging from 11 to 14 days and (b) the greatest of (x) the Prime Rate, (y) the Base CD Rate plus 1%, or (z) the Federal Funds Effective Rate (as such terms are defined in the Receivables Purchase Agreement). Based on the success of collections of the Eligible Receivables, the Company may be required to make a balance payment to Chase. That is, Chase is entitled to retain from the collection of a pool of purchased receivables the amount that it advanced to the Company in respect of acquisition of those receivables. If more is collected, the excess funds are remitted to Aurora. If less is collected, Aurora must remit the shortfall to Chase. Aurora's customers remit the money owed with respect to the Eligible Receivables by either a direct transfer into the Company's concentration account (the "Concentration Account") or a check mailed to a lockbox account (the "Lockbox Account") at Chase. On a daily-basis, funds from the Lockbox Account are deposited into a clearing account (the "Clearing Account"), also at Chase. From there, the funds are either forwarded to Chase as a collection on an account receivable sold to it or transferred into the Concentration Account. Any funds in the Clearing Account relating to receivables which were not sold to Chase under the Receivables Facility or that represent collections in excess of what Chase is to collect under the Receivables Facility are transferred to the Concentration Account for the benefit of Aurora. If customers remit payments by direct transfer into the Concentration Account, these funds are then wired from the Concentration Account to the Clearing Account to be applied as set forth above. The Debtors do not believe there are outstanding Claims arising out of the Receivables Facility. However, in case there were Claims arising out of the Receivables Facility, such Claims would be treated as unimpaired Claims in Class 4.

C.       Management of the Debtors

         1.       Management Changes

                  In early 2000, the Company announced that it was conducting an investigation into its accounting policies and practices and that the Company's reported financial results for 1998 and the first three quarters of 1999 were materially misstated. Since that time, the composition of the Company's board of directors and senior officers has changed significantly. On February 17, 2000, the following members of senior management resigned: Ian R. Wilson, Chairman and Chief Executive Officer; James B. Audrey, Vice Chairman; Ray Chung, Executive Vice President; and M. Laurie Cummings, Chief Financial Officer. Mr. Wilson and Mr. Audrey also resigned from the Company's board of directors. The Company's board of directors appointed Richard C. Dresdale, President of Fenway, as Chairman of the Board; David E. De Leeuw, Managing Director of MDC, as Vice Chairman; Peter Lamm, Chairman and Chief Executive Officer of Fenway, as acting President and Chief Executive Officer; and Andrea Geisser, Managing Director of Fenway as acting Vice President - - Finance, acting Treasurer and acting Secretary, each appointment effective February 18, 2000.

                  On April 3, 2000, the Company announced that it had hired James T. Smith as President and Chief Executive Officer of the Company, and Christopher T. Sortwell as Executive Vice President and Chief Financial Officer. Mr. Smith and Mr. Sortwell were also elected to the Company's board of directors.

                  On March 20, 2002, the Company announced that it had hired William R. McManaman as Executive Vice President and Chief Financial Officer of the Company, succeeding Mr. Sortwell, who resigned his position with the Company. Mr. Sortwell also resigned from the Company's board of directors.

                  On August 28, 2002, the Company announced that Dale F. Morrison, Chief Executive Officer of Fenway Partners Resources, Inc., an affiliate of Fenway Partners Capital Fund, L.P. and Fenway Partners Capital Fund II, L.P., which are stockholders of the Company, was named Chairman and Interim Chief Executive Officer of the Company, succeeding Mr. Smith, who resigned his position with the Company and the Company's board of directors. Mr. Morrison was also serving and is still presently serving as chairman of the Company's board of directors. As a condition to the Merger Agreement, each of the directors of the Company who is not appointed as a director of the Reorganized Company will resign upon the Closing and Mr. Morrison will also resign as Interim Chief Executive Officer.

                  On October 9, 2002, the Company announced that it had hired William Parker as Senior Vice President of Sales for the Company. In January 2003, Mr. Parker resigned his position with the Company. Subsequently, on October 21, 2002, the Company announced that it had hired Eric Brenk as Senior Vice President of Operations for the Company. In March 2003, the Company appointed Eric Brenk and Michael Hojnacki as Co-Presidents and Co-Chief Operating Officers. On June 30, 2003, Paul Graven, who had served as the Executive Vice-President, Human Resources and Corporate Compliance Officer, retired. In June 2003, the Company engaged Richard A. Keffer as General Counsel, Secretary, and Corporate Compliance Officer. Lastly, on July 1, 2003, the Company hired Ronald B. Hutchison as Chief Restructuring Officer.

         2.       Board of Directors

                  The Company's board of directors comprised the following persons as of the Petition Date:

                  Name                               Title
                  Dale F. Morrison                   Chairman of the Board
                  William B. Connell                 Director
                  Richard C. Dresdale                Director
                  Andrea Geisser                     Director
                  Robert B. Hellman, Jr.             Director
                  Thomas M. Hudgins                  Director
                  Stephen L. Key                     Director
                  Peter Lamm                         Director
                  George E. McCown                   Director
                  John E. Murphy                     Director


                  Dale F. Morrison was appointed by the Company's board of directors as a director of the Company in July 2002 and was appointed Chairman of the Board and Interim Chief Executive Officer in August 2002. Mr. Morrison is also Chief Executive Officer of Fenway Partners Resources, Inc., an affiliate of Fenway. From 2000 to April 2001, Mr. Morrison was Chief Executive Officer of Ci4net, a technology equity holding company. From 1995 to 2000, Mr. Morrison was associated with Campbell Soup Company and served as President, Chief Executive Officer and a director from 1997 to 2000. Mr. Morrison is a member of the board of directors of Riddell Sports Group, Inc.

                  William B. Connell was appointed as a director of the Company in June 2001. Since 1994, Mr. Connell has been Chairman of EDB Holdings, Inc., a venture capital group with holdings in Grand Vision, an international optical retailer. From 1990 to 1994, Mr. Connell was President, and later Vice Chairman, of Whittle Communications Inc., a place-based media company specializing in health care and education-related programs. Before joining Whittle Communications Inc, Mr. Connell was employed by Proctor & Gamble Co., from 1965 to 1990. Mr. Connell left Procter & Gamble Co. as a Corporate Vice President and General Manager of U.S. Beauty Care, after working in many of the company's business categories. Mr. Connell currently serves as a director and member of the Audit Committee of Remington Products Company, L.L.C. and Information Resources, Inc.

                  Richard C. Dresdale has served as a director of the Company since June 1998 and was Chairman of the Board from February 2000 through June 2001. Before that time, Mr. Dresdale was a director of Aurfoods from December 1996 to June 1998. Mr. Dresdale is President and a founding partner of Fenway. Before founding Fenway with Messrs. Geisser and Lamm, Mr. Dresdale was employed by Clayton, Dubilier & Rice, Inc. from June 1985 to March 1994, most recently as a principal.

                  Andrea Geisser has served as a director of the Company since June 1998, and as Treasurer from February 2000 through June 2001. Before that time, Mr. Geisser was a director of VDK from September 1995 to June 1998 and a director of Aurfoods from December 1996 to June 1998. Mr. Geisser has been a managing director of Fenway since the firm's founding in 1994. Before founding Fenway with Messrs. Dresdale and Lamm, Mr. Geisser was employed by Butler Capital Corporation ("BCC") from February 1989 to June 1994, most recently as managing director and general partner of each of the management partnerships of the investment partnerships sponsored by BCC. From 1986 to 1989, Mr. Geisser was a managing director of Onex Investment Corporation, the largest Canadian leveraged buyout company, and before that started the U.S. operations of EXOR, a European investment company, where he was a Senior Vice President and director.

                  Robert B. Hellman, Jr. was elected as a director of the Company in May 2003. Mr. Hellman has been employed by MDC since 1987 and was named Chief Executive Officer of MDC in April 2001. Before joining MDC, Mr. Hellman had substantial experience in mergers, acquisitions, and business strategy through his work in the Mergers and Acquisitions Department of Farley Industries and as a consultant with Bain & Company, where he focused on multi-country strategies, cost reduction and analysis of acquisition opportunities. Mr. Hellman is currently a director of several MDC portfolio companies including Cornerstone Family Services, 24 Hour Fitness, Inc., and On Stage Entertainment, Inc.

                  Thomas M. Hudgins was appointed as a director of the Company in November 2002. Mr. Hudgins is retired after a 35 year career with Ernst & Young LLP. As one of Ernst & Young's partners, Mr. Hudgins served multi-national client companies and held numerous management positions at the firm. From 1993 to 1998, he served as office managing partner of Ernst & Young's New York office. Mr. Hudgins also was a member of Ernst & Young's international executive committee for its global financial services practice. Mr. Hudgins is a member of the New York Enterprise Foundation's advisory board.

                  Stephen L. Key was appointed as a director of the Company in June 2001. Mr. Key is currently Vice-Chairman and Chief Operating and Financial Officer of J.D. Watkins Enterprises. Mr. Key has held this position since February 2001. Mr. Key was Executive Vice President and Chief Financial Officer of Textron Inc. from 1995 to 2000. Before joining Textron, Mr. Key was Executive Vice President and Chief Financial Officer for ConAgra Foods from 1992 to 1995. Mr. Key was with Ernst & Young from 1968 to 1991, and he served as office managing partner of its New York Office from 1988 to 1991. Mr. Key has been a licensed CPA in the state of New York since 1969 and is a member of AICPA and NYCPA.

                  Peter Lamm has served as a director of the Company since June 1998 and as President of the Company from February 2000 through April 2000. Before that time, Mr. Lamm was a director of VDK from September 1995 to June 1998 and a director of Aurfoods from December 1996 to June 1998. Mr. Lamm is Chairman and Chief Executive Officer of Fenway and is a founding partner. Before founding Fenway with Messrs. Dresdale and Geisser, Mr. Lamm was employed by BCC from February 1982 to April 1994, most recently as managing director and general partner of each of the management partnerships of the investment partnerships sponsored by BCC. Mr. Lamm is a member of the board of directors of Riddell Sports Group, Inc.

                  George McCown has been a director of the Company since May 1999. Mr. McCown is Chairman and a managing director of MDC, which he founded with David De Leeuw in 1984. Before co-founding MDC, Mr. McCown spent 18 years at Boise Cascade Corporation in a series of general management positions in paper, packaging, building materials and real estate. When Mr. McCown left at the end of 1980, he was Senior Vice President for the Building Materials Group and President of Boise Cascade Home and Land Corporation. Mr. McCown is an officer and director of several current and former MDC portfolio companies. He serves as the chairman of The Brown Schools and as a director of 24 Hour Fitness, Inc. and US Build, Inc., each an MDC portfolio company.

                  John E. Murphy was appointed as a director of the Company in June 2001. Mr. Murphy is currently an operating director of MDC, a position he has held since August 2001. Before that he was a managing director of MDC from September 2000 to August 2001 and was an operating affiliate of MDC from April 1999. From 1996 to 1999, Mr. Murphy was a consultant at J&N Associates. He was affiliated with Fresh Fields Markets from 1990 to 1996 where he was the co-founder and Chief Operating Officer. Mr. Murphy is a director of 24 Hour Fitness, Inc., an MDC portfolio company.

         3.       Senior Officers

                  The following is a list, as of the Petition Date, of the names of the executive officers and the positions with Aurora held by each officer.


       Name                        Title
       ----                        -----
Dale Morrison              Interim Chief Executive Officer
Eric Brenk                 Co-President and Co-Chief Operating Officer
Michael J. Hojnacki        Co-President and Co-Chief Operating Officer
William R. McManaman       Executive Vice President, Chief Financial Officer,
                           and Assistant Secretary
Ronald B. Hutchison        Chief Restructuring Officer and Assistant Secretary
Richard A. Keffer          General Counsel, Secretary, and Corporate
                           Compliance Officer

                  Dale F. Morrison was appointed by the Company's board of directors as a director of the Company in July 2002 and was appointed Chairman of the Board and Interim Chief Executive Officer in August 2002. For a more complete biography see Section IV.C - "HISTORY AND STRUCTURE OF THE DEBTORS - Management of the Debtors".

                  Eric D. Brenk was appointed Senior Vice President, Operation in October 2002 and is currently Co-President and Co-Chief Operating Officer of the Company. Before joining the Company, Mr. Brenk served as Vice President of Operations of Delimex/ORA Corporation (C.J. Heinz Corporation as of August
2001) from January 1998 to June 2002. Before that, Mr. Brenk served in various positions including the Director of Operations, In Store Bakery, at The Quaker Oats Company from January 1986 to December 1997.

                  Michael J. Hojnacki is currently Co-President and Co-Chief Operating Officer of the Company. Mr. Hojnacki was the Senior Vice President of Marketing for Aurora. Mr. Hojnacki has over 13 years experience in consumer package goods management. Before joining the Company, Mr. Hojnacki was Vice President, Marketing for Suiza Foods (now Dean Foods). His responsibilities included overall marketing management of Suiza Foods' $4 billion fluid dairy portfolio. Before joining Suiza Foods, Mr. Hojnacki was Senior Product Manager, Lay's Potato Chips for Frito-Lay. His responsibilities included managing the $1.5 billion Lay's portfolio, leading key global promotions such as Star Wars, and developing a pipeline of new products. He also led key marketing initiatives on Doritos and Tostitos during his tenure at Frito-Lay. Before Frito-Lay, Mr. Hojnacki worked in various marketing and finance roles for The Quaker Oats Company.

                  William R. McManaman was appointed by the Company's board of directors as the Executive Vice President, Chief Financial Officer, and Assistant Secretary of the Company in April 2002. Previously, he was with Dean Foods, where he was the Chief Financial Officer and a member of the Senior Management Committee. During his five years at Dean Foods, Mr. McManaman led the implementation of a new information and customer-service data system, rebuilt the financial organization, and restructured the Company's debt. Additionally, he actively participated in more than 20 acquisitions representing more than $1.5 billion in sales. Before Dean Foods, for 16 years, Mr. McManaman held a number of positions at Brunswick Corporation, including Corporate Controller and Vice President-Finance. He is a director of Amcore Financial Inc., where he is Chairman of the Investment Committee and a member of the Audit Committee and the Executive Committee.

                  Ronald B. Hutchison was appointed Chief Restructuring Officer and Assistant Secretary of the Company in June 2003. Before joining the Company, Mr. Hutchison served as Executive Vice President and Chief Restructuring Officer of Kmart Corporation from January 2002 to May 2003 where he had overall responsibility for its successful financial restructuring. Before joining Kmart, he was Executive Vice President and Chief Financial Officer for Advantica Restaurant Group (formerly Flagstar Corp.) from August 1995 to December 2001 where he also had responsibility for its financial restructuring. Additionally, before Advantica, Mr. Hutchison served in various financial roles with Leaseway Transportation Corp. for 15 years, including involvement in its financial restructuring.

                  Richard A. Keffer is currently serving as General Counsel, Secretary, and Corporate Compliance Officer of the Company. He joined the Company in March 2003 as a consultant, and in June 2003 he became an officer of the Company. Mr. Keffer has 12 years experience in the food industry serving as Assistant General Counsel for Pet Incorporated and the Pillsbury Company. Subsequent to that, he served in various positions for Premcor Inc., including Assistant General Counsel and Secretary.

         4.       Employee Incentive and Bonus Plans

                  The Company maintains various incentive plans (the Aurora Management Incentive Plan, the Aurora Incentive Plan, the Sales Incentive Plan, and the Operations Incentive Plan, collectively, the "Incentive Plans") for 2003 that are designed to reward (i) management associates and selected high-level individual contributors or supervisors, (ii) corporate non-management associates, (iii) salaried plant associates, and (iv) sales associates employed before November 1, 2003 and actively employed on the last day of 2003. The Incentive Plans currently include roughly 1542 employees and the amount payable to these employees upon a change of control is estimated to be in the approximate amount of $6.5 million if all conditions set forth in the Incentive Plans are met. Funding of the Incentive Plans begins when the Company EBITDA attains 95% of the business plan objectives for fiscal year 2003. Each participant to one of the Incentive Plans is granted an incentive target percent as established for the job, which target percent represent 100% of the incentive opportunity an individual can be awarded as a percent of the fiscal year base salary earnings when certain events occur. Usually, the potential target incentive a participant can receive is based upon both (i) the Company's achievement of the Company's goals or business plan EBITDA and
(ii) the participant's personal performance. The Incentive Plans are established only for the fiscal year 2003. All incentive bonus awards earned under the terms of the Incentive Plans will be paid on an annual basis following board approval after the close of the fiscal year when final audited figures are available.

                  On September 15, 2003, the Incentive Plans were amended to provide that upon a change of control, including any transaction whereby another entity or individual becomes the beneficial owner of stock representing more than 25% of the voting power of the Company, which transaction is initiated during fiscal year 2003 and consummated during the years 2003 or 2004, incentive payments and benefits under the Incentive Plans would be paid to salaried employees at change of control target, defined as
(i) such participant's then current annual salary at the time of any change of control occurring in 2003 or (ii) if the change of control occurs in 2004, then such participant's salary on December 31, 2003 multiplied by the participant's incentive target percent. Under the amendment, change of control incentive payments and benefits would be paid to plan participants within 45 days subsequent to the change of control.

                  The Company also established an Executive Long Term Incentive Plan, effective on January 1, 2002, which would permit the grant of cash-based awards to participants for sustained business performance over successive three-year periods. The Executive Long Term Incentive Plan covers five executives (the "Participants"). The Participants will receive cash awards which shall consist of monetary units to be paid in cash in the event that certain performance goals established by the Company's board of directors are achieved during a specified performance period of three years each. The performance period under the Executive Long Term Incentive Plan commenced on January 1, 2002 and ends on December 31, 2004. Upon the occurrence of a change in control, the target established for the performance period is deemed to have been achieved as of the effective date of the change in control and payments under the Executive Long Term Incentive Plan will be made on a pro-rata basis for the time the plan was in effect.

         5.       Employee Retention Bonus Plan

                  In March 2003, the Company adopted the Employee Retention Bonus Plan, which was made available to certain of the Company's employees (the "Bonus Plan Employees"). The purpose of the Employee Retention Bonus Plan is to make it economically advantageous for the Bonus Plan Employees to remain employed by the Debtors for the full term of the Plan. The Employee Retention Bonus Plan provides for (a) the payment of a retention bonus (the "Retention Bonus") and the grant of options to some Bonus Plan Employees and (b) only the grant of options to other Bonus Plan Employees. The grant of options is made under the 1998 Long Term Incentive Plan or the 2000 Equity Incentive Plan and provides for option grants for up to an aggregate of 2,430,500 shares of Old Common Stock; however, under the Plan, all such grants of options will be cancelled.

                  The Employee Retention Bonus Plan originally included approximately 117 Bonus Plan Employees and was intended to exclude all executive officers. The Retention Bonus for each Bonus Plan Employee is based on a combination of (i) the level of the Bonus Plan Employee's position, (ii) the impact of the loss to Aurora if the Bonus Plan Employee were to terminate his or her employment with the Company, and (iii) the Company's ability to replace the Bonus Plan Employee with an individual with similar skills. In analyzing factors (ii) and (iii), the Company's executives rated each Bonus Plan Employee based on the critical nature of the employee's position and the quality of contribution being made by that employee. Guidelines were then established in a matrix that were used to help set the Retention Bonus for each Bonus Plan Employee. The aggregate amount of the Retention Bonus is approximately $2 million and is payable in four equal installments. The first three installments, each totaling $415,500, $412,417 and $580,000, respectively, have been paid. The last installment in the amount of approximately $750,000 is scheduled to be paid on or about February 27, 2004. The Retention Bonus is not actually earned until June 1, 2004 (the completion of the full term of the Employee Retention Bonus Plan). If, as a result of voluntary termination or discharge for misconduct, a Bonus Plan Employee is not still employed by the Company or Sea Coast at the end of the plan term, the Bonus Plan Employee must repay the full amount of the Retention Bonus received immediately upon demand or, at the Company's discretion, according to a designated repayment schedule. In the event, however, that a Bonus Plan Employee is laid off before completion of the plan term, the Bonus Plan Employee would be entitled to keep any portion of the Retention Bonus paid up to that point.

                  In connection with the commencement of the Restructuring and the anticipated chapter 11 filings, in September 2003 the Company amended the Employee Retention Bonus Plan to, among other things, include additional employees under the plan whose services were deemed indispensable to the Debtors' reorganization. More specifically, under the amendment to the Employee Retention Bonus Plan, employees were added to the Employee Retention Bonus Plan beginning September 2003 and other employees were granted additional Retention Bonus as an additional incentive for the Bonus Plan Employee to continue his or her indispensable employment with the Company or Sea Coast. The Employee Retention Bonus Plan may be further restructured and amended, provided that any amendments will comply with the provisions of the Merger Agreement.

         6.       Severance Pay Plans

                  Aurora adopted three separate severance plans for employees. The Company's Severance Pay Plan, adopted on March 6, 2003, and Pay Continuation Plan, adopted on or about March 6, 2003, are provided to those employees who (i) are either salaried full-time or regular part- time employees, (ii) regularly assigned to a worksite within the United States, and
(iii) have had a qualifying termination. Employees are qualified to receive benefits under the Severance Pay Plan if, among other things, their termination occurred solely as a result of the elimination of such employee's position with the Company in connection with a reduction in force, corporate restructuring, or divestiture. Employees are eligible to participate in the Pay Continuation Plan only if, among other things, their employment was terminated solely as a result of the fact that such employee is not qualified for the employee's position with the Company. Participants in the Severance Pay Plan or the Pay Continuation Plan will receive benefits thereunder, including the continuation of base salary and health and dental benefits under COBRA at a cost equal to the employee's cost prior to termination, for a specified length of time based upon such employee's base pay. Moreover, each participant is entitled to one week of base pay for each full year of completed service.

                  The Company has also entered into approximately 30 enhanced severance agreements with 30 employees. The enhanced severance benefits are provided in lieu of any other severance benefits under the Severance Pay Plan and entitle the participants to a higher level of severance benefits otherwise available. The enhanced severance benefits vary for each participating employee, but, generally, the employees are entitled to the benefits if, among other things, the following terms and conditions are satisfied: (i) the employee is employed by the Company or is on an approved leave of absence with guaranteed reinstatement at the time employment terminates, (ii) termination of the employee occurs solely as a result of the elimination of the employee's position in conjunction with a reduction-in-force or corporate restructuring,
(iii) the employee is not offered the opportunity to remain employed by the Company in another position of equal seniority and pay which does not require the employee to relocate, and (iv) the employee continues to be actively employed until the termination date designated by the Company.

         7.       Management Employment Agreements

                  Effective April 1, 2002, William McManaman entered into an employment agreement with Aurora, under which he is employed as the Company's Executive Vice President and Chief Financial Officer. The agreement provides for an annual base salary and participation in, among other things, any and all employee benefit plans and long term incentive bonus plans that are established for senior executives of Aurora. The agreement also provides for severance benefits if the Company terminates Mr. McManaman without cause or if he resigns for good reason (such as a change of control in which the successor company, if any, fails to assume the agreement in its entirety). In these situations, the agreement entitles Mr. McManaman to, among other things, his salary in effect at the time notice of termination is given until the second anniversary of such termination date and continued contributions to any medical and dental plans in which he was participating until the earlier of the second anniversary of his termination or the date on which he receives comparable benefits from another employer. In addition, the agreement also provides for severance benefits if within two years of a change of control of Aurora, Mr. McManaman (i) resigns as a result of, among other things, a material diminution in the nature or scope of his responsibilities, powers, or duties, the failure by the Company to pay his salary, long term incentive bonus, or annual bonus (provided that in the case of his long term incentive bonus or annual bonus, Aurora is not required to pay any part of such bonus conditioned upon certain events), the material reduction in benefits provided by Aurora, or a change of control of Aurora in which the successor company, if any, fails to assume the entire agreement or (ii) is discharged without cause. Under these cases, Mr. McManaman is entitled to a lump sum payment equal to two times the sum of his salary and annual bonus paid to him during the prior 12 months, as well as continued contributions to any medical and dental plans to which he was participating for two years.

                  On September 26, 2002, Eric Brenk entered into an employment agreement under which he is employed as Senior Vice President, Operations of the Company. The agreement provides Mr. Brenk with a base salary, stock options, as well as full participation in Aurora's life, health, and accidental insurance plans, the 401(k) plan, and all other Company sponsored benefit plans. Under the agreement, Mr. Brenk will be provided enhanced severance in the event his employment is terminated involuntarily and without cause. Such enhanced severance would be equal to 12 months of current base pay, payable on a bi-weekly basis, and throughout the severance period, or until he secured other employment, the Company would offer him group medical and dental coverage through the Company's health care plan. If Mr. Brenk were to resign for good reason or his employment was terminated without cause within two years after a change of control, the agreement entitles Mr. Brenk to (i) a lump sum payment equal to two times his annual salary and target bonus and (ii) medical and dental coverage for 18 months after termination or until he secures other employment (whichever is less) at the same rate in effect for all active plan participants.

                  On March 25, 2003 and June 2, 2003, respectively, Michael J. Hojnacki and Richard A. Keffer entered into similar change of control agreements in connection with their employments with Aurora. The agreements provide for severance benefits if within two years of a change of control of Aurora, Mr. Hojnacki or Mr. Keffer (1) are discharged without cause or (ii) resign as a result of a material diminution in the nature or scope of their responsibilities, powers, or duties, reduction in their salary, failure by the Company to pay their salary, long term incentive bonus, or annual bonus (provided that in the case of their long term incentive bonus or annual bonus, Aurora is not required to pay any part of such bonus conditioned upon certain events), the material reduction by Aurora to provide benefits, the relocation of their principal place of business to a location more than 50 miles from their current location, or a change of control in Aurora in which the successor company, if any, fails to assume the agreements in their entirety. In these cases, the agreements entitle Mr. Hojnacki and Mr. Keffer to (i) a lump sum payment equal to two times and one-time their annual salary and target bonus, respectively, and (ii) medical and dental coverage for 18 months after termination or until he secures other employment (whichever is less) at the same rate in effect for all active plan participants.

                  On July 1, 2003, Ronald Hutchison entered into an employment agreement with Aurora, under which he is employed as Chief Restructuring Officer of the Company. Under the agreement, Mr. Hutchison's employment with the Company will end on the earlier of (a) either the date on which a recapitalization or restructuring is consummated or the date on which the Plan goes effective, whichever is earlier, or (b) upon written notice, any date after December 31, 2003. Provided that Mr. Hutchison is employed by the Company on the Effective Date, Mr. Hutchison shall also be entitled to receive a success bonus in a lump sum. The agreement provides for a specified base salary, and allows for Mr. Hutchison's participation in the Company's employee pension and welfare benefit plans and programs. The agreement also provides for severance benefits if Mr. Hutchison (i) is discharged without cause or
(ii) without his express consent, Mr. Hutchison experiences a significant diminution of his role with the Company, a significant change in the nature and/or scope of his status with Aurora, or a reduction in his base salary. In these cases, the agreement entitles Mr. Hutchison to, among other things, his base salary through the date of his termination and any amount earned, accruing, or owing but not yet paid under the agreement. In the event that Mr. Hutchison's employment is terminated for any reason he will be entitled to continued participation in all medical, benefits, dental, and welfare plans or programs in which he is participating for 12 months after such termination. Under the agreement, Mr. Hutchison is not eligible to participate in any annual performance bonus or long term incentive plan or program.

D.       Events Leading to Restructuring

                  The United States food industry is a relatively stable yet highly competitive business with numerous brands and products competing for limited shelf space and sales. In 2002, the Debtors' operating performance generated approximately $50 million less cash than in 2001. In addition, due to an unfavorable product mix and higher costs associated with trade promotions for its products, net sales in 2002 were approximately $70 million less than in 2001. Aurora's high degree of leverage also resulted in considerable cash interest expense and principal repayment obligations.

                  As of March 31, 2002, Aurora was not in compliance with certain financial covenants in the Prepetition Credit Agreement. Accordingly, on May 1, 2002, the Prepetition Credit Agreement was amended to revise certain financial covenant calculations with respect to periods ending on or after March 31, 2002. The amendment provided for, among other things, the exclusion of approximately $20.1 million of expenses recorded by Aurora for the quarterly period ended March 31, 2002, as well as other fees and expenses associated with the May 1, 2002 amendment.

                  In order to address its liquidity concerns, as set forth above, in June 2002 Aurora obtained commitments for an additional $37.6 million in secured lending under the Prepetition Credit Agreement (the "2002 Amendment") and $25 million in Prepetition Senior Unsecured Notes from entities affiliated with Fenway and MDC. The 2002 Amendment also required that the Debtors make principal repayments from the proceeds of asset sales in the total amount of $200 million before September 30, 2003.

                  As of December 31, 2002, Aurora was not in compliance with certain financial covenants set forth in the Prepetition Credit Agreement. Accordingly, on February 21, 2003, the Company entered into the 2003 Amendment to, among other things, (i) amend or establish covenants relating to operating performance, (ii) reduce allowable capital expenditures, (iii) affirm Aurora's ability to continue to sell, through September 30, 2003, accounts receivable up to maximum amount of $30 million, and (iv) increase the interest rate spread on borrowings made under the Credit Facilities by 0.75% until Aurora has received at least $275 million of net cash proceeds from asset sales, at which time the increase would be reduced to 0.5%. The 2003 Amendment also provided for the Excess Leverage Fee and Asset Sale Fee.

         1.       Delisting of the Old Common Stock

                  On November 15, 2002, the Company received notice from the NYSE that the average closing price of the Old Common Stock was below $1.00 during the preceding consecutive 30 trading day period and thus could be delisted. On March 7, 2003, the Company received notice from the NYSE that the Company was also not in compliance with the NYSE's stockholders' equity and market capitalization listing criteria and on July 2, 2003, the NYSE suspended trading in the Old Common Stock and notified the Company that the Old Common Stock would be delisted. The Company advised the NYSE that it would not challenge the action. Since that time, the Old Common Stock has traded on the OTC Bulletin Board under the ticker symbol "AURF".

         2.       Divestiture Efforts

                  In order to satisfy the repayment provisions of the 2002 Amendment, as further amended by the 2003 Amendment to provide for the Excess Leverage Fee and Asset Sale Fee, Aurora engaged Merrill Lynch and JPMorgan Securities as joint financial advisors to assist the Company in reviewing a range of strategic alternatives, including the sale of one or more of its lines of business. Merrill Lynch and JPMorgan Securities advised the Company as to the best business sector to sell, and once it was determined that the best strategy would be to sell the Debtors' frozen food business, they focused their marketing efforts to achieve that goal. The Debtors, with the help of Merrill Lynch and JPMorgan Securities began marketing the frozen food portfolio in the fall of 2002 and conducted management presentations in December 2002 and January 2003. The Debtors received several indications of interest in February 2003; however, the negotiations never led to a definitive agreement. The Company, with the help of Merrill Lynch and JPMorgan Securities, continued its divestiture efforts and considered the divestiture of other segments of the Debtors' business. The Debtors concluded, however, that any such sales would not maximize value for all Holders of Claims and Interests.

                  Given the fact that the various sale options would not have accomplished the objective of the divestiture process, in May 2003, the Company's board of directors decided to explore three strategic alternatives for the Debtors' business and engaged Miller Buckfire Lewis Ying & Co. LLC ("MBLY") to assist it with that effort. The first alternative was to continue to pursue the divestiture process, the second was to explore a stand-alone restructuring, and the third was to pursue a new money investment in conjunction with a restructuring. In connection with the third alternative, the Company engaged in substantive discussions with several private equity firms, which ultimately led to the Company entering in the initial stock purchase agreement with JWC and the subsequent Merger Agreement with CEH LLC.

         3.       Forbearance Agreements

                  As the divestiture process did not lead to a definitive agreement, Aurora did not make the $100 million payment due under the Prepetition Credit Agreement on June 30, 2003 nor the additional repayments due on September 30, 2003. On July 1, 2003, the Company gave notice of its election to defer the $8.8 million interest payment due under the indenture with respect to the Company's 8 3/4% Senior Subordinated Notes due 2008. The Company subsequently also elected not to pay the $9.8 million interest payment due on August 15, 2003 on the 9 7/8% Senior Subordinated Notes, which resulted in a default under the indentures.

                  The Amendment and Forbearance Agreement among the Company and the Prepetition Lenders dated as of June 30, 2003 (the "June 2003 Forbearance"), (i) granted the Company forbearance with respect to the $8.8 million interest payment under the indenture dated as of July 1, 1998 with respect to the Company's 8 3/4% Senior Subordinated Notes due 2008 and (ii) allowed Aurora to grant a second-priority lien on substantially all of its assets to certain trade vendors to secure their respective accounts payable from the Company in connection with all goods shipped and services provided by such vendors to the Company on normal and customary trade terms (the "Vendor Lien Program"), which second-priority lien cannot, in aggregate, exceed $40 million.

                  The Company subsequently entered into two other forbearance agreements in anticipation of future elections by the Company to withhold payment of interest when due on certain series of its outstanding senior subordinated notes. On July 30, 2003, the June 2003 Forbearance was amended to
(i) extend the original forbearance granted under the June 2003 Forbearance,
(ii) provide for the forbearance by the Prepetition Lenders from exercising remedies under the Prepetition Credit Agreement arising from the potential failure to pay interest on the senior subordinated notes and (iii) provide for a waiver of any default under the Prepetition Credit Agreement arising from the failure by the Company to conduct certain conference calls with and provide certain progress reports to the Prepetition Lenders with respect to the Company's asset sales. On July 31, 2003 the Debtors and holders of a majority of outstanding principal amount of the Sub Debt entered into a forbearance agreement, under which they agreed not to exercise any remedies available to them under any of the indentures governing the Sub Debt solely as a result of any potential or actual event of default arising by virtue of the Company's failure to make any scheduled interest payments on the Sub Debt. By their terms, the forbearance agreements with the Prepetition Lenders and Holders of Sub Debt Claims expired on September 15, 2003.

                  The restatement of the Company's financial results for the years ended December 2002 and 2001, which was announced on August 13, 2003, as discussed below, would have resulted in a technical default under the Prepetition Credit Agreement. On August 14, 2003, however, the Company and the Prepetition Lenders holding more than 51% of the term loans and revolving credit facility borrowings entered into a waiver and forbearance agreement which (i) extended the forbearance granted under the previous forbearance agreements and (ii) provided for a waiver of any default under the Prepetition Credit Agreement arising in connection with any failure by the Company to deliver financial statements prepared in conformity with GAAP, as a result of the Company's restatement.

                  Lastly, in connection with the execution of the LOI among the Company, the New Equity Investors and the Noteholders' Committee, on October 13, 2003, the Company entered into the October Amendment with the Prepetition Lenders that, among other things, provides for (i) a reduction in the Excess Leverage Fee and Asset Sale Fee under the Company's Prepetition Credit Agreement to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full of the Company's obligations under its existing Credit Facilities by March 31, 2004, (ii) an increase in the Excess Leverage Fee and Asset Sale Fee under the Credit Agreement to 5.25% of the aggregate amount outstanding in the event that the Credit Facilities are not paid in full by March 31, 2004, and (iii) the forbearance by the Prepetition Lenders from exercising remedies under the Prepetition Credit Agreement arising from the Company's failure to make interest payments on its Sub Debt or failure to make principal payments under the Credit Facilities. The enforceability of the October Amendment is subject to the Prepetition Lender Litigation Claims.

         4.       Vendor Lien Program

                  The Debtors experienced a significant decline in their business operations during 2002, which impaired their cash flow and ability to comply with various financial covenants in the Prepetition Credit Agreement. As a result of the Debtors' financial difficulties, in 2003 the Debtors' vendors began to either shorten or eliminate altogether trade credit and many were providing goods and services to the Debtors only on a cash-on-delivery basis. The Debtors did not have the liquidity to maintain their then-existing business levels and also pay vendors cash upon delivery or within a very few days thereafter. The Debtors thus decided to implement the Vendor Lien Program to rectify this situation, as allowed by the June 2003 Forbearance.

                  The Prepetition Lenders recognized the significance of the Debtors maintaining established relationships with existing vendors and suppliers and agreed to permit the Debtors to grant certain vendors a second-priority security interest in connection with the Vendor Lien Program. As evidence of the Prepetition Lenders' recognition of the need of the Vendor Lien Program, the Vendor Lien Program Intercreditor Agreement, dated as of July 11, 2003 (the "Intercreditor Agreement"), was entered into by Chase, as the Administrative Agent, and U.S. Bank Trust National Association (the "Collateral Agent"), with the support of the requisite number of Prepetition Lenders pursuant to the Prepetition Credit Agreement. The purpose of the Intercreditor Agreement was to set forth the rights of the Collateral Agent with respect to its second-priority security interest.

                  In order to implement the Vendor Lien Program, Aurora entered into a security agreement (the "Security Agreement"), dated as of July 11, 2003, with the Collateral Agent. Under the Security Agreement, Aurora granted to the Collateral Agent a second-priority security interest (the "Vendor Lien") in substantially all of Aurora's personal property for the benefit of the participants in the Vendor Lien Program. On July 14, 2003, Aurora filed a financing statement with the Delaware Secretary of State, in order to perfect the security interest created under the Security Agreement.

                  Under the Vendor Lien Program, the Vendor Lien was granted to those vendors who agreed to do business with the Debtors on agreed upon terms. Each vendors' agreement to such credit terms was set forth in the Secured Trade Credit Program Letter Agreement executed by and between Aurora and each vendor wanting to participate (each, a "Letter Agreement"). The Letter Agreement provides, among other things, the following:

                           (i) Aurora granted the Vendor Lien to the Collateral Agent for each vendor that executed a Letter Agreement in order to secure all amounts due from the Debtors to such vendor in connection with all goods and services supplied or provided by such vendor to the Debtors;

                           (ii) If a vendor receives the benefit of the Vendor Lien, such vendor is deemed to have agreed to continue to provide its goods and services to the Debtors on the normal and customary trade terms provided in the Letter Agreement; and

                           (iii) The Vendor Lien terminates upon two weeks notice from the Debtors to such vendor, in which case such termination will be with respect to all goods shipped by the vendor to the Debtors after the termination of such Vendor Lien.

                  Although the Letter Agreement reflecting each vendor's trade terms became effective as of July 2, 2003, vendors had until July 25, 2003 to execute a Letter Agreement and become a participant in the Vendor Lien Program. One hundred forty-five vendors joined the Vendor Lien Program, which helped to alleviate the cash flow problems that the Debtors were experiencing by allowing them to pay vendors under normal and customary trade terms.

                  The Debtors have filed a motion with the Bankruptcy Court seeking authority to promptly pay those vendors who are participating in the Vendor Lien Program. The Debtors estimated that the total prepetition amount to be paid under the Vendor Lien Program is approximately $15 million. The Vendor Lien Program has been terminated as part of the Restructuring.

         5.       Equity Investment from Investor

                  In furtherance of the third alternative considered by the Company following the engagement of MBLY, as previously described, Aurora engaged in substantive discussions with several private equity firms concerning a new money investment in conjunction with a restructuring. These discussions led to the Restructuring and the Original Stock Purchase Agreement with JWC, which subsequently was terminated in favor of the Merger Agreement with CEH LLC. The Merger Agreement provides for the Restructuring pursuant to the Plan, and contemplates the combination of Pinnacle and Aurora and the investment by the New Equity Investors of $85 million.

E.       Merger Agreement

                  On November 25, 2003, Aurora and CEH LLC entered into the Merger Agreement. CEH LLC is an entity formed by the New Equity Investors for the purposes of making their respective investments in Aurora and Pinnacle. Pursuant to the Merger Agreement and upon consummation of the Plan, the Merger will be consummated, resulting in the creation of Reorganized Aurora which will be a wholly-owned subsidiary of Crunch Holding and an indirect wholly-owned subsidiary of CEH LLC.

         1.       Effectiveness

                  The Merger Agreement was executed and delivered on November 25, 2003. Pursuant to its terms, subject to certain exceptions, the Merger Agreement would not be effective and binding upon the parties unless and until the Company and a representative of the Noteholders' Committee completed to their satisfaction their due diligence investigation of Pinnacle and delivered an "Agreement Effectiveness Notice" to CEH LLC. On December 8, 2003, each of the Company and the designated representative of the Noteholders' Committee delivered such notice and the Merger Agreement became effective and binding. Upon the Merger Agreement becoming effective and binding, the Original Stock Purchase Agreement terminated and became of no further force or effect.

         2.       Restructuring

                  The Merger Agreement contemplates the Restructuring pursuant to the Plan, which includes the following:

                  a. Aurora's Prepetition Lenders will be paid in full in Cash in respect of principal and interest under the Prepetition Credit Agreement and the Prepetition Lenders will receive $15 million in Cash in full satisfaction of the Excess Leverage Fee and the Asset Sale Fee, subject to consummation of the Restructuring on or prior to March 31, 2004.

                  b. Aurora's existing accounts receivable securitization facility will be terminated.

                  c. Holders of Aurora's Prepetition Senior Unsecured Notes will be paid in full in Cash in respect of principal and interest, but will not receive $1.9 million in respect of unamortized original issue discount.

                  d. Holders of Sub Debt Claims will receive either (i) Cash in the amount of approximately $0.462 for each dollar of their Sub Debt Claims, or (ii) (A) equity in CEH LLC (held indirectly through the Bondholder Trust), which, after taking into account dilution for certain equity allocations set forth in the Members Agreement, will be valued at approximately $0.454 for each dollar of their Sub Debt Claims, subject to adjustment, plus (B) the Subscription Rights. Upon consummation of the transaction, former Holders of Sub Debt Claims who elect or are deemed to have elected to receive equity and exercise their Subscription Rights in CEH LLC will indirectly own up to approximately 41.9% of the equity of Reorganized Aurora, subject to adjustment.

                  e. The Old Equity will not receive any distributions, and the Old Equity will be cancelled.

                  f. All trade creditors will be paid in full.

                  g. All other claims against Aurora will be unimpaired. The St. Louis headquarters leases of Aurora will be rejected. No other contracts will be rejected.

         3.       Treatment of Sub Debt

                  The Merger Agreement provides that Holders of Sub Debt Claims have the right to elect to receive with respect to their Sub Debt Claims either Cash pursuant to a Cash Election or indirect equity interests in Reorganized Aurora pursuant to an Equity Election. All such equity interests in Reorganized Aurora will be held indirectly through Bondholder Trust Interests. The total amount of such Bondholder Trust Interests (including those that may be purchased by JPMP and JWC in connection with the Cash-Out Subscription Right described below) will be valued at $225 million, subject to the following adjustments:

o an initial adjustment whereby such value will be reduced by an amount equal to (i) the excess of approximately $13.8 million over the amount of proceeds contributed by Eligible Bondholders (as defined below) pursuant to their exercise of the Make-Up Subscription Right (as described below), less (ii) the amounts, if any, by which certain payments to be made by Aurora in connection with the Restructuring are reduced pursuant to the Confirmation Order or otherwise; and

o a subsequent adjustment whereby such value will be increased by the amount that Aurora's final Net Debt is below $595.9 million or decreased by the amount that Aurora's final Net Debt is above $609.9 million, as applicable.

                  "Net Debt" is calculated as (i) funded debt as of the Closing Date less cash on hand, minus (ii) Working Capital, and will be adjusted for certain payments the Debtors have made or will make with respect to specific matters referred to in the Merger Agreement. "Working Capital" equals the sum of (i) net accounts receivable; (ii) inventory net of reserves; and (iii) prepaid expenses minus the sum of (i) accounts payable and (ii) accrued expenses (excluding certain items). Each of Net Debt and Working Capital excludes certain specifically identified expenses.

                  Each Bondholder that does not make a valid Equity Election will be deemed to have made a Cash Election. There is a cap placed on the amount of Sub Debt Claims that may be subject to Cash Elections such that no more than 50% of that portion of the Sub Debt Claims comprised of principal amount of Sub Debt shall be subject to Cash Elections. If the aggregate Sub Debt Claims for which Equity Elections are made plus the amount of Cash paid by Holders of Sub Debt Claims pursuant to their Cash-Out Subscription Right (as described below) is less then $200 million, then Holders of Sub Debt Claims that make or are deemed to make Cash Elections will be deemed to elect to receive equity with respect to an amount of Sub Debt Claims equal to their pro rata portions of the shortfall.

         4.       Subscription Rights

                  If a Holder of Sub Debt affirmatively makes a valid Equity Election, then such Holder (an "Eligible Bondholder") also is entitled to exercise its Subscription Rights to purchase additional Bondholder Trust Interests. Such Subscription Rights consist of the Cash-Out Subscription Right and the Make-Up Subscription Right. Together with this Amended Disclosure Statement and the Plan, the Company is providing to Holders of Sub Debt Claims an Election Form and related documents. The Election Form enables Bondholders to make Equity Elections and to exercise Subscription Rights, and contains instructions for calculating the amount of Bondholder Trust Interests that each Eligible Bondholder may receive upon exercising the Cash-Out Subscription Right and/or the Make-Up Subscription Right.

                  Pursuant to the Cash-Out Subscription Right, each Eligible Bondholder will have the right to subscribe for Bondholder Trust Interests that are foregone by Holders of Sub Debt Claims making Cash Elections, based on such Eligible Bondholder's pro rata percentage ownership of aggregate Sub Debt Claims as of the Record Date. For example, a Holder of 5% of the aggregate amount of Sub Debt Claims that makes an Equity Election would have the right to subscribe for up to 5% of the equity foregone by Holders of Sub Debt Claims electing Cash. To the extent that all of such foregone equity is not fully subscribed for by Holders of Sub Debt Claims, JPMP and JWC will purchase additional equity sufficient to make up such shortfall as described below.

                  Pursuant to the Make-Up Subscription Right, each Eligible Bondholder will have the right to subscribe for an additional amount of Bondholder Trust Interests up to an aggregate amount (the "Equity Deficiency") of approximately $13.8 million (representing $12.1 million in respect of certain restructuring costs plus approximately $1.7 million in default interest paid to Aurora's Prepetition Lenders on or before October 31, 2003 under the Prepetition Credit Agreement) minus certain possible adjustments.(2) In the event that the amount of Bondholder Trust Interests subscribed for under the Make-Up Subscription Right exceeds the Equity Deficiency, each Eligible Bondholder exercising the Make-Up Subscription Right shall receive such Eligible Bondholder's pro rata portion of available Bondholder Trust Interests, based on such Eligible Bondholder's percentage ownership of Sub Debt Claims owned by all Holders exercising Make-Up Subscription Rights. For example, if Holders of 50% of the aggregate amount of Sub Debt Claims exercise their Make-Up Subscription Rights, a Holder of Sub Debt Claims representing 5% of the aggregate amount of Sub Debt Claims making an Equity Election would have the right to subscribe for up to 10% of this "make-up" equity. In the event that the amount of Bondholder Trust Interests subscribed for under the Make-Up Subscription Right is less than the Equity Deficiency, JPMP and JWC will purchase additional equity sufficient to make up such shortfall, as described below.

-----------

2 As of the date hereof, approximately $2.4 million of the $12.1 million of restructuring costs have been reduced. However, further reductions are possible.


                  Aurora is required to, by no later than 15 business days prior to the Closing Date, mail a Subscription Payment Notice to each Eligible Bondholder who has validly exercised Cash-Out or Make-Up Subscription Rights. Within three business days prior to the Closing Date, such Eligible Bondholder must pay to the Exchange Agent: (1) an amount in respect of the Cash-Out Subscription Right as specified in the Subscription Payment Notice; and (2) an amount in respect of the Make-Up Subscription Right as specified in the Subscription Payment Notice. In the event that such payments are not timely received by the Exchange Agent, such Eligible Bondholder's exercise of the Subscription Rights will be deemed revoked.

                  In the event that the Eligible Bondholders subscribe for less than all of the Bondholder Trust Interests available under the Subscription Rights, JPMP and JWC will subscribe for the remainder. Such subscription shall be made simultaneously with the Closing and shall otherwise be on the same terms as the Subscription Rights provided to the Eligible Bondholders except that JPMP and JWC will make any required payment by investing such amounts in Pinnacle (by way of CEH LLC and Crunch Holding).

         5.       Conditions to Closing

                  Closing of the transactions contemplated by the Merger Agreement is subject to various conditions, including the following:

                  a. Conditions to each party's obligations:

                           o Regulatory clearance under the HSR Act, which condition has been satisfied.

                           o No injunctions or court orders preventing the consummation of the transactions contemplated by the Merger Agreement.

                           o Approval of the Plan by the Bankruptcy Court and issuance of the Confirmation Order relating thereto.

                           o        Receipt of all necessary governmental
                                    approvals.

                  b. Conditions to CEH LLC's obligations:

                           o        The Company's representations and
                                    warranties being true and correct, subject to a material adverse effect threshold as set forth in the Merger Agreement.

                           o The Company performing in all material respects its obligations under the Merger Agreement.

                           o No material adverse effect with respect to the Company since the date of the Merger Agreement.

                           o Confirmation, either through Bankruptcy Court order or third party consent, that the Company's material intellectual property licenses will be in full force and effect after closing.

                           o Receipt of third party consents, subject to a material adverse effect threshold.

                           o Bankruptcy Court order as to the valid issuance of interests in CEH LLC and Bondholder Trust Interests.

                           o The Company's EBITDA between June 1, 2003 and December 31, 2003 satisfying a mutually agreed targeted level.

                           o        Receipt of financing through (i)
                                    additional funding under Pinnacle's Senior
                                    Credit Facility and (ii) and consummation of the High Yield Offering.

                           o Resignation of Dale F. Morrison as Interim Chief Executive Officer of the Company.

                  c. Conditions to the Company's obligations:

                           o CEH LLC's representations and warranties being true and correct, subject to a material adverse effect threshold as set forth in the Merger Agreement.

                           o        CEH LLC performing in all material
                                    respects its obligations under the Merger
                                    Agreement.

                           o No material adverse effect with respect to Pinnacle since the closing of the Pinnacle Transaction.

                           o Receipt of Pinnacle third party consents, subject to a material adverse effect threshold.

         6.       No Shop

                  The Merger Agreement required the Company to immediately terminate any discussions or negotiations with any parties that may be ongoing with respect to any proposal from a third party (an "Alternative Proposal") relating to any "Acquisition Transaction," which includes restructurings, recapitalizations, acquisitions of assets or voting securities of the Company, mergers, or liquidations of the Company. The Company may not solicit, facilitate or encourage the submission of any Alternative Proposal.

                  Subject to the Fiduciary Out (defined below) with respect to a bona fide written Alternative Proposal, the Company may not (i) participate in any discussions or negotiations regarding, or (ii) furnish any information with respect to, any Alternative Proposal. Subject to the Fiduciary Out with respect to a Superior Proposal (as defined below), the Company's Board of Directors may not cause or permit the Company to enter into any agreement or letter of intent with respect to any Alternative Proposal or seek Bankruptcy Court approval of such an agreement. A "Superior Proposal" is an Alternative Proposal which the Company's Board of Directors believes would, if consummated, result in a transaction that is more favorable to the Company's stakeholders than the transactions contemplated by the Merger Agreement and is reasonably capable of being completed. The Company is required to terminate the Merger Agreement and pay the Break-Up Payment (as defined and described below) in order to enter into an agreement or letter of intent relating to an Alternative Proposal. For purposes of the Merger Agreement, the Company's Board of Directors has a "Fiduciary Out" with respect to an Alternative Proposal if it determines in good faith that it is necessary to take an otherwise prohibited action to satisfy its fiduciary duties under applicable law, after consultation with outside legal counsel and financial advisors. With respect to the entering into an agreement or letter of intent with respect to an Alternative Proposal or the seeking of Bankruptcy Court approval of such an agreement or letter of intent, the Fiduciary Out may only be exercised with respect to a Superior Proposal.

         7.       Termination Provisions.

                  The Merger Agreement may be terminated by mutual agreement of the Company and CEH LLC.

                  The Merger Agreement may be terminated by either the Company or CEH LLC in the event that: (i) the Closing has not occurred by March 31, 2004, provided that the terminating party is not in breach and, in the event that the Company's Board of Directors withdraws or materially adversely changes its recommendation of the Merger Agreement or recommends an Alternative Proposal, the Company may not so terminate until September 30, 2004 or (ii) there is any law, final injunction or order prohibiting the Merger.

                  The Merger Agreement may be terminated by CEH LLC in the event that: (i) the Company's Board of Directors withdraws or materially adversely changes its recommendation of the Merger Agreement prior to commencement of the Bankruptcy Case, (ii) the Company enters into an agreement or letter of intent relating to an Alternative Proposal prior to commencement of the Bankruptcy Case or after commencement of the Bankruptcy Case, with approval of the Bankruptcy Court, (iii) if any of the conditions to the obligations of CEH LLC are not satisfied, subject to a thirty day cure period, or (iv) the payment of the full amount of the Break-Up Payment as an administrative claim is not approved by the Bankruptcy Court on or prior to the date on which this Amended Disclosure Statement is approved.

                  The Merger Agreement may be terminated by the Company in the event that: (i) any of the conditions to the obligations of the Company are not satisfied, subject to a thirty day cure period, or (ii) the Company's Board of Directors exercises its Fiduciary Out.

         8.       Fees and Expenses

                  CEH LLC is entitled to a $10,000,000 termination payment plus up to $7,500,000 in expense reimbursement (together, the "Break-Up Payment") in certain instances in which the Merger Agreement is terminated and the Company enters into an Alternative Agreement (as defined in section 9.3(b) of the Merger Agreement), including, in certain instances, the Company entering into an Alternative Agreement up to six months after such termination.

                  At closing, a transaction fee of $2,000,000 is payable by the Company to JWC and JPMP.

                  Additionally, the Company will reimburse JWC, JPMP and the Noteholders' Committee for their respective reasonable fees and expenses.

         9.       Representations, Warranties and Covenants

                  The Merger Agreement also contains customary representations, warranties and covenants. The accuracy of such representations and warranties is a condition to Closing, subject to a material adverse effect threshold, as described above; however, except as described below under the caption "HISTORY AND STRUCTURE OF THE DEBTORS - Equity Arrangements - Indemnity Agreement," none of the representations or warranties of CEH LLC or the Company will survive the closing.

F.       Equity Arrangements

                  This section summarizes the material terms of the agreements to be entered into with respect to the indirect equity interests in Reorganized Aurora. It is qualified in each case by reference to the complete text of the agreements described below, copies of which are attached as exhibits to the Plan.

         1.       Bondholder Trust

                  All equity of Reorganized Aurora received by the Bondholders will be, and a portion of the equity received by JPMP, JWC and their affiliates may be, held indirectly through Bondholder Trust Interests. The Bondholder Trust will be a Delaware statutory trust, formed under the provisions of the Delaware Statutory Trust Act, 12, Del. C.ss.ss.3801 et seq. pursuant to a Voting Trust Agreement (the "Trust Agreement").

                  Each Bondholder Trust Interest will represent a corresponding interest in CEH LLC. The Bondholder Trust's assets will consist exclusively of securities of CEH LLC, and the trust will not engage in any trading, investment or similar activity with respect to Class A Units or other securities or conduct any other business except as provided in the Trust Agreement. The holders of Bondholder Trust Interests (the "Trust Holders") will not have legal title to the Class A Units held by the Bondholder Trust. The Bondholder Trust will be classified as a partnership for U.S. federal income tax purposes.

                  Governance. The Bondholder Trust will have a board (the "Board") of three voting trustees (the "Voting Trustees"). As more fully set forth in the Trust Agreement, the Board will have the authority, at the Board's sole discretion, to exercise certain rights and cause the Bondholder Trust to perform certain obligations of the Bondholder Trust. Certain other actions taken by the Board will require the consent or instruction of Trust Holders. The Board will have a chairman (the "Chairman"), who will preside over meetings of the Board at which he or she is present, and will have no other duties except as may be delegated by the Board. The Bondholder Trust will also have a Delaware resident trustee (the "Resident Trustee"), which will be a Delaware bank or trust company. The Resident Trustee's role will be to satisfy certain Delaware statutory requirements and perform ministerial functions, and the Resident Trustee will have no other powers or duties except as may be subsequently agreed. Each of the Voting Trustees and the Chairman may be removed and a successor appointed by Trust Holders holding a majority of the Bondholder Trust Interests. The Resident Trustee may be removed and a successor appointed at the sole discretion of the Board.

                  Trust Holder Instructions. If the Bondholder Trust receives a notice regarding co-sale rights or preemptive rights pursuant to the Members Agreement, the Board will seek instructions from the Trust Holders to determine whether any of them wishes to request the Bondholder Trust to exercise its co-sale rights or preemptive rights, as applicable, pursuant to the Members Agreement with respect to the Class A Units held by the Bondholder Trust for the benefit of the respective Trust Holders. The Board may waive all or any portion of the Bondholder Trust's co-sale rights or preemptive rights (other than such rights of JPMP, JWC and their affiliates) under certain circumstances. The Board may not consent to any material amendment to the Members Agreement or the Amended Operating Agreement or take certain other actions specified in the Trust Agreement without the consent of Trust Holders representing a majority of the issued and outstanding Bondholder Trust Interests.

                  Information Rights. The Board is required to transmit to the Trust Holders all information received pursuant to the information rights provision of the Members Agreement. The Trust Holders are required to maintain the confidentiality of such information provided to them in accordance with the Trust Agreement.

                  Indemnification. The Board will also seek instructions from the Trust Holders in the event a payment obligation arises under the Indemnity Agreement to determine whether any Trust Holder wishes to make a cash payment with respect to such Trust Holder's pro rata portion of the indemnity obligation in lieu of the cancellation of an applicable number of Class A Units held by the Bondholder Trust on behalf of such Trust Holder. See HISTORY AND STRUCTURE OF THE DEBTORS - Equity Arrangements - Indemnity Agreement. If a Trust Holder does not elect to make such a cash payment, then a number of Bondholder Trust Interests held by such Trust Holder, equal to the number of Class A Units to be contributed to CEH LLC for cancellation with respect to such holder, will be cancelled. Trust Holders electing to make the cash payment will have the opportunity to subscribe for that number of additional Bondholder Trust Interests equaling the number of Class A Units, if any, that the Bondholder Trust would otherwise be obligated to contribute to CEH LLC for cancellation pursuant to the Indemnity Agreement in respect of those Trust Holders not electing, or deemed to have not elected, to make a cash payment for their share of the obligation under the Indemnity Agreement.

                  Expenses. Reorganized Aurora will reimburse the Bondholder Trust or pay on its behalf all of its reasonable fees and expenses, except for certain fees and expenses typically borne by the securityholders of an entity and any fees or expenses arising from activities which are not related to the Bondholder Trust's primary function as an interim holding entity for Class A Units on behalf of the Trust Holders. The Chairman and each of the other two Voting Trustees will receive an annual fee from Reorganized Aurora as compensation for their services. The Resident Trustee will receive from Reorganized Aurora as compensation for its services an annual fee to be determined by separate agreement among Reorganized Aurora, the Bondholder Trust and the Resident Trustee.

                  Capital Calls. In the event any claim, expense or other financial obligation should arise in connection with the Bondholder Trust which is not reimbursed or paid by Reorganized Aurora or a third party, the Board may, in its sole discretion, determine that it is necessary or appropriate to raise additional capital in order to meet such obligation by way of a capital call. The Trust Holders will contribute to any capital call proportionately based on their respective holdings of Bondholder Trust Interests. Any Trust Holder defaulting on its obligation in a capital call will forfeit 50% of such Trust Holder's Bondholder Trust Interests (or more under certain circumstances), and will be subject to all other remedies available to the Bondholder Trust at law or in equity. Bondholder Trust Interests of any defaulting Trust Holders will also be made available for subscription to non-defaulting Trust Holders in order to raise capital amounts not paid by defaulting holders unless the Board otherwise decides.

                  Transfer Restrictions. Trust Holders will be subject to restrictions on the transfer of their Bondholder Trust Interests. Bondholder Trust Interests may be transferred only (i) in connection with certain permitted excluded transfers to affiliates, (ii) pursuant to the co-sale rights provided for in the Members Agreement, (iii) after complying with the right of first offer provisions set forth in the Members Agreement, (iv) in accordance with the terms of the Indemnity Agreement and related provisions of the Trust Agreement, or (v) in connection with defaults by Trust Holders relating to a capital call as described above. Transferees must execute and deliver to the Board a Trust Accession Instrument and agree to be treated as Trust Holders under the Trust Agreement. Trust Holders will be required to give notice to the Bondholder Trust prior to any transfer. No transfer will be permitted if such a transfer would have certain negative consequences for the Bondholder Trust under applicable law, and the transferring Trust Holder must make certain related representations (and, if required by the Board, provide an opinion of counsel) to the Bondholder Trust with regard to the manner of transfer and other matters. Bondholder Trust Interests may not be transferred if, in the sole judgment of the Board, such a transfer would increase the risk that the Bondholder Trust would be treated as a publicly traded partnership for U.S. federal income tax purposes or cause the Bondholder Trust to be subject to Section 12(g) or 15(d) of the Securities Exchange Act of 1934.

                  Termination; Distributions. The Trust Agreement and the Bondholder Trust will terminate upon the liquidation, dissolution or winding up of the affairs of CEH LLC or at such time, following the deposit of the initial Class A Units into the Bondholder Trust, as the Bondholder Trust holds no Class A Units. Distributions will be made to the Trust Holders pro rata following the satisfaction of the other obligations of the Bondholder Trust. The Trust Agreement provides for the release of the Class A Units held by the Bondholder Trust for the benefit of JPM, JWC and their affiliates following the termination of the Bondholder Trust's obligations under the Indemnity Agreement.

                  Exculpation; Indemnity. Neither the Voting Trustees nor the Resident Trustee will have any liability to the Bondholder Trust, the Trust Holders, CEH LLC, Reorganized Aurora or any other person for or in respect of any action taken or omitted to be taken as a Voting Trustee or the Resident Trustee, respectively, or as required or permitted by the Trust Agreement, provided that such action was taken or omitted to be taken in good faith. Pursuant to the Trust Agreement, the Voting Trustees and the Resident Trustee and their respective affiliates, directors, officers, fiduciaries, employees, attorneys and agents will be indemnified against any liabilities arising out of the performance of their duties, except for any such liability arising due to such person's failure to act in good faith. The Trust Agreement will be available in the Plan Supplement filed with the Bankruptcy Court and may be obtained from the Debtors by any creditor upon request to the Voting Agent at 646-282-2500. The Trust Agreement will provide for the indemnification of the Trustees of the Bondholder Trust.

         2.       Amended and Restated Operating Agreement of CEH LLC

                  CEH LLC is owned by the New Equity Investors and is the indirect parent of Pinnacle. As of December 8, 2003, there were (i) 180,500 class A units of CEH LLC ("Class A Units") outstanding, 90,125 of which were held by affiliates of JPMP, 90,125 of which were held by affiliates of JWC and 250 of which were held by CDM Investor Group, (ii) 30,950 class B units of CEH LLC ("Class B Units"), all of which were held by CDM Investor Group, (iii) 11,129 class D units of CEH LLC ("Class D Units"), all of which were held by CDM Investor Group, and (iv) 11,715 class E units of CEH LLC ("Class E Units"), all of which were held by CDM Investor Group. The Class A Units, Class B Units, Class D Units and Class E Units were issued pursuant to an Operating Agreement of CEH LLC dated as of November 25, 2003.

                  In connection with the Merger and related transactions, the Operating Agreement of CEH LLC will be amended and restated (the "Amended Operating Agreement") as of the Closing Date. All CEH LLC Units issuable in respect of Sub Debt Claims pursuant to the Plan will be issued to the Bondholder Trust, which in turn will issue corresponding Bondholder Trust Interests to the applicable Holders of Sub Debt Claims. Further, at Closing, an aggregate of 309,000 additional Class A Units, subject to adjustment in accordance with the Merger Agreement, will be issued to affiliates of JPMP, affiliates of JWC and the Bondholder Trust. In addition, for each such additional Class A Unit issued by CEH LLC in connection with the Merger (other than Class A Units issued to the Bondholder Trust) up to a total of 190,000 Class A Units (including Class A Units previously issued), CEH LLC shall issue to CDM Investor Group 0.082051 class C units of CEH LLC ("Class C Units") for no additional consideration. For each additional Class A Unit issued by CEH LLC after the date of the Amended Operating Agreement (other than Class A Units issued to the Bondholder Trust) in excess of 190,000 Class A Units, CEH LLC shall issue to CDM Investor Group 0.073897 Class C Units for no additional consideration. For each Class A Unit issued to the Bondholder Trust in connection with the Merger in excess of 90,000 Class A Units, CEH LLC shall issue to CDM Investor Group 0.073684 Class C Units for no additional consideration. For each Class A Unit, Class B Unit and Class C Unit issued in connection with the Merger, CEH LLC shall issue to CDM Investor Group 0.052632 Class D Units and for each Class A Unit, Class B Unit, Class C Unit and Class D Unit issued in connection with the Merger, CEH LLC shall issue to CDM Investor Group 0.052632 Class E Units, in each case, for no additional consideration. In the event that the Bondholder Trust is required to return any Class A Units pursuant to the provisions of Article IV of the Merger Agreement or the Indemnity Agreement, CDM Investor Group shall contribute to CEH LLC any Class C Units, Class D Units or Class E Units it would not have received had the corresponding Class A Units not been issued to the Bondholder Trust in the first instance.

                  For each additional Class A Unit issued by CEH LLC after the Closing, CEH LLC shall issue to CDM Investor Group 0.073897 Class C Units in exchange for a capital contribution per Unit of an amount in Cash equal to the product of $136.69 and a fraction, the numerator of which is the issue price for such Class A Unit and the denominator of which is 1,000. For each Class A Unit, Class B Unit and Class C Unit issued after the date of the Amended Operating Agreement, CEH LLC shall issue to CDM Investor Group 0.052632 Class D Units; and for each Class A Unit, Class B Unit, Class C Unit and Class D Unit issued on or after the date of the Amended Operating Agreement, CEH LLC shall issue to CDM Investor Group 0.052632 Class E Units, in each case, for no additional consideration.

                  Pursuant to the Amended Operating Agreement, distributions will be made as follows:

                  a. first, to the Class A Units, Class B Units and Class C Units in proportion to, and to the extent of, their unrecovered capital contributions;

                  b. next, to the Participating Units (as defined below) in proportion to, and to the extent of, their Catch-Up Amounts (as defined below); and

                  c. thereafter, to the Participating Units in equal amounts.

                  "Participating Units" means, as of any date for which an allocation or distribution is to be made to, or a sale is to be made of, Participating Units (a "date of determination"), the sum of:

                           (i) all issued and outstanding Class A Units, Class B Units and Class C Units;

                           (ii) all issued and outstanding Class D Units if, and only if, after giving effect to any distributions to be made on such date of determination, the Class A Units shall, in aggregate, have earned (based on an initial $1,000 per Unit purchase price (as adjusted for splits, combinations, reclassifications and the like)) a compounded annual internal rate of return ("IRR") of at least 15% as of such date of determination; and

                           (iii)    if, after giving effect to any
                                    distributions to be made on such date of determination, the Class A Units shall have earned (based on an initial $1,000 per Unit purchase price (as adjusted for splits, combinations, reclassifications and the like):

                                    (1)     neither (a) an IRR of at least 15%
                                            as of such date of determination
                                            nor (b) at least $1,500 per Unit
                                            (as adjusted for splits,
                                            combinations, reclassifications
                                            and the like), then none of the
                                            Class E Units;

                                    (2)     both (a) an IRR of at least 25% as
                                            of such date of determination and
                                            (b) at least $3,000 per Unit (as
                                            adjusted for splits, combinations,
                                            reclassifications and the like),
                                            then all of the issued and
                                            outstanding Class E Units; and

                                    (3)     except in the case where the
                                            criteria in clause (2) above are
                                            satisfied, both (a) an IRR of at
                                            least 15% as of such date of
                                            determination and (b) at least
                                            $1,500 per Unit (as adjusted for
                                            splits, combinations,
                                            reclassifications and the like),
                                            then a number of Class E Units
                                            equal to the product of (x) the
                                            number of issued and outstanding
                                            Class E Units and (y) the average
                                            of (I) the quotient of (m) the
                                            actual IRR earned (expressed as a
                                            decimal) minus (n) 0.15 (provided,
                                            that the numerator shall not
                                            exceed 0.10), divided by 0.10, and
                                            (II) the quotient of (m) the
                                            aggregate proceeds per Class A
                                            Unit actually received minus (n)
                                            $1,500 per Unit (as adjusted for
                                            splits, combinations,
                                            reclassifications and the like)
                                            (provided, that the numerator
                                            shall not exceed $1,500 per unit
                                            (as adjusted for splits,
                                            combinations, reclassifications
                                            and the like)) divided by $1,500
                                            per Unit (as adjusted for splits,
                                            combinations, reclassifications
                                            and the like).

                  "Catch-Up Amount" means, with respect to any Participating Unit (each, a "Subject Unit"), as of any date of determination, the excess, if any, of (i) the aggregate distributions made with respect to the Participating Unit with respect to which the greatest amount of distributions have been made as of such date of determination (provided, that clause (i) shall not exceed $1,000 per Unit (as adjusted for splits, combinations, reclassifications and the like) over (ii) the aggregate distributions made with respect to such Subject Unit as of such date of determination.

         3.       Amended and Restated Members Agreement

                  In connection with the Merger and the related transactions, CEH LLC will enter into an amended and restated members' agreement (the "Members Agreement") with affiliates of JPMP, affiliates of JWC, CDM Investor Group and the Bondholder Trust. The Members Agreement will, among other things:

                  a. restrict the transfer of units of CEH LLC, subject to certain exceptions, and provide that all transferees must become a party to the Members Agreement;

                  b. provide for a board of managers of CEH LLC and a board of directors of Crunch Holding, Reorganized Aurora and Pinnacle Food Corporation ("PFC") consisting of between seven and nine directors (subject to decrease), of which:

                           (i) three will be nominated by the members
affiliated with JPMP (the "JPMP Directors") so long as they own at least 80% of the Class A Units owned by them on the Closing Date (or two persons if they own less than 80% but more than 50% of the Class A Units owned by them on the Closing Date, and one person if they own more than 25% but less than 50% of the Class A Units owned by them on the Closing Date), provided, that if the members affiliated with JPMP are entitled to nominate three JPMP Directors, then (x) such members shall consider for nomination as one of such JPMP Directors a person identified by the Bondholder Trust and (y) such JPMP Director shall be reasonably acceptable to the Bondholder Trust;

                           (ii) three will be nominated by the members
affiliated with JWC (the "JWC Directors") so long as they own at least 80% of the Class A Units owned by them on the Closing Date (or two persons if they own less than 80% but more than 50% of the Class A Units owned by them on the Closing Date, and one person if they own more than 25% but less than 50% of the Class A Units owned by them on the Closing Date), provided, that if the members affiliated with JWC are entitled to nominate three JWC Directors, then
(x) such members shall consider for nomination as one of such JWC Directors a person identified by the Bondholder Trust and (y) such JWC Director shall be reasonably acceptable to the Bondholder Trust;

                           (iii) one will be C. Dean Metropoulos so long as he
is Reorganized Aurora's chief executive officer; and

                           (iv) two will be nominated by the Bondholder Trust
so long as it owns at least 15% of the Units issued and outstanding (or one person if it owns less than 15% but 5% or more of the Units issued and outstanding).

                  c. require each member of CEH LLC to vote all of its units for the election of the persons nominated as managers as provided above;

                  d. prohibit CEH LLC or any of its subsidiaries from taking certain actions, subject to certain exceptions provided in the Members Agreement, without the prior approval of the JPMP Directors and the JWC Directors so long as, in each case, the members affiliated with JPMP or JWC, as the case may be, own at least 25% of the Class A Units owned by such party on the Closing Date. These actions include, but are not limited to: reorganizations, share exchanges, dissolutions, liquidations or similar organic transactions; amending the terms of the governance documents; decisions in respect of compensation of members of senior management; entering into affiliate transactions; authorizing, issuing or selling membership interests or capital stock; incurring indebtedness outside the ordinary course of business that is not contemplated by the operating budget; acquiring or disposing of assets or stock of another company in excess of a certain amount that is not contemplated by the operating budget; and making investments or capital expenditures in excess of a certain amount that is not included in the operating budget;

                  e. require the consent of CDM Investor Group to any changes to the terms of the Class B, C, D or E Units or any amendment to the Operating Agreement, Members Agreement or Bylaws that would adversely affect CDM Investor Group in a manner different from any other member;

                  f. require the consent of the Bondholder Trust to amend the Amended Operating Agreement, Members Agreement or Bylaws for so long as such trust holds at least 5% of the issued and outstanding units;

                  g. contain a right of first refusal by CEH LLC with respect to transfers of Class A Units and Class B Units, and if CEH LLC does not exercise such right, grant each of the New Equity Investors a right of first refusal;

                  h. grant the members certain preemptive rights;

                  i. require the consent of each of the New Equity Investors to effect a sale of CEH LLC or Reorganized Aurora;

                  j. provide that if either a sale of CEH LLC or Reorganized Aurora or a New IPO has not occurred by the seventh anniversary of the Merger, require CEH LLC to consummate a New IPO if requested by the Bondholder Trust, and if CDM Investor Group does not consent to a sale, grant the other members the right to purchase all of CDM Investor Group's units at a purchase price calculated in accordance with the Members Agreement; and

                  k. provide that if C. Dean Metropoulos, N. Michael Dion, Evan Metropoulos, Louis Pellicano or any other employee of CDM Investor Group who at such time holds a membership interest in CDM Investor Group resigns from Reorganized Aurora without Good Reason (as defined in his respective employment agreement) and other than as a result of Disability (as defined in his respective employment agreement), CEH LLC, Reorganized Aurora or their respective designees will have the option to purchase the portion of CDM Investor Group's units reflecting such individual's ownership in CDM Investor Group.

                  In addition, the Members Agreement contains the following material terms and conditions concerning the Bondholder Trust Interests:

                  Right of First Offer; Restrictions on Transfer of Class A Units Held by the Bondholder Trust. Before any holder of Bondholder Trust Interests may transfer such interests, the holder of such Bondholder Trust Interests must first deliver to CEH LLC and the New Equity Investors a written request for an offer to purchase the Bondholder Trust Interests proposed to be transferred. If any such party makes an offer to purchase such Bondholder Trust Interests, the holder will have the option either to (i) accept the offer or (ii) within sixty days after the expiration of the period in which such offers may be made, transfer the offered Bondholder Trust Interests to a third party on terms and conditions no less favorable than those contained in the most favorable timely received offer made by CEH LLC or the New Equity Investors. Bondholder Trust may transfer its Class A Units only in connection with the co-sale and drag-along rights described below or pursuant to the Indemnity Agreement.

                  Preemptive Rights. If CEH LLC offers new units to any third party, it must generally also offer new units to the existing holders of units to enable them to maintain their respective pro rata interests in CEH LLC. Existing holders of Bondholder Trust Interests will not have any such preemptive rights with respect to certain issuances of new units, however, including (i) to employees, officers or directors of CEH LLC or its subsidiaries pursuant to an equity compensation plan approved by the Board of Managers of CEH LLC, (ii) to the sellers of a business in connection with the acquisition thereof, (iii) to a financial institution in connection with a debt financing, (iv) in connection with a merger or other business combination, (v) pursuant to the Merger Agreement, the Indemnity Agreement and the transactions provided for therein, and (vi) other issuances customarily excluded from preemptive rights.

                  Co-Sale Rights. Any member of CEH LLC other than the Bondholder Trust who receives an offer to sell his Class A or B Units must notify the holders of Class A, B and C Units and, under certain circumstances, holders of Class D and E Units. Such holders, including the Bondholder Trust, will have the right to participate in the sale on a pro rata basis. If any holder of interests in CDM Investor Group receives an offer to sell his interests in CDM Investor Group, a similar co-sale right will apply.

                  Drag-Along Rights. If the New Equity Investors propose to sell 50% or more of the units owned by them at the Closing in a single transaction or series of related transactions, then the other Holders of units, including Holders of Bondholder Trust Interests, will have the obligation to sell the units held by them on a pro rata basis based on the number of units the New Equity Investors intend to sell.

                  The Members Agreement will terminate upon the sale, dissolution or liquidation of CEH LLC.

         4.       Registration Rights Agreement

                  Upon consummation of the Merger and related transactions, Crunch Holding will enter into a Registration Rights Agreement with the members of CEH LLC. Pursuant to the Registration Rights Agreement, following consummation of an initial public offering by Crunch Holding (a "New IPO"), affiliates of JPMP, affiliates of JWC, CDM Investor Group, and the Bondholder Trust will each receive a "demand" registration right with respect to shares of Crunch Holding received by it upon liquidation of CEH LLC in connection with the New IPO, as well as unlimited "piggyback" registration rights to include its shares of Crunch Holding in registered offerings by Crunch Holding and to request registration on Form S-3 if Crunch Holding has qualified for the use of Form S-3, in all cases subject to certain conditions, standard cutbacks and other customary restrictions.

         5.       Indemnity Agreement

                  Upon consummation of the Merger and related transactions, the Bondholder Trust will enter into the Indemnity Agreement. Pursuant to the Indemnity Agreement, the Bondholder Trust will be required to reimburse Reorganized Aurora in respect of losses resulting from:

                  a. liabilities other than those (i) reserved against on the balance sheet of Aurora delivered to CEH LLC pursuant to section 4.1(c) of the Merger Agreement, (or not required under GAAP to be so reserved against), (ii) entered into in the ordinary course of business, and (iii) disclosed as of November 25, 2003; and

                  b. claims by third parties which would give rise to a breach of any of the representations or warranties of the Company set forth in the Merger Agreement.

                  The Bondholder Trust will not be required to reimburse Reorganized Aurora for the first $1 million of such losses (subject to upward adjustment of up to $14 million depending on the level of the Company's Net Debt at closing) and its aggregate reimbursement obligation may not exceed $30 million. Any claims for indemnification must be made by Reorganized Aurora prior to the first anniversary of the Closing Date. The Bondholder Trust may satisfy its indemnification obligations by delivering Class A Units (valued at $1,000 per unit) to CEH LLC for cancellation or by paying Cash. The procedures for obtaining Cash from the members of the Bondholder Trust for purposes of making any cash payments are described in the Bondholder Trust's organizational documents.

                     V. HISTORY AND STRUCTURE OF PINNACLE

                  THE INFORMATION CONTAINED IN THIS SECTION V REGARDING PINNACLE HAS BEEN PROVIDED BY PINNACLE AND ITS AFFILIATES. THE DEBTORS EXPRESSLY DISCLAIM ALL LIABILITY WITH RESPECT TO SUCH INFORMATION.

                  Pinnacle was formed on March 29, 2001, along with PFC, a wholly-owned subsidiary of Pinnacle, to acquire the North American assets and selected liabilities of Vlasic Foods International Inc. and certain of its affiliates (collectively, "VFI"). Pinnacle and PFC operate their business through PFC and its subsidiaries.

                  At one time, Campbell Soup Company ("Campbell") owned all of the businesses which became part of VFI's collective business operations. On or about March 30, 1998, Campbell transferred such businesses and assets to VFI as part of a tax-free spin-off transaction (the "Spinoff"). To effectuate the Spinoff, Campbell distributed one share of VFI common stock to shareholders of Campbell for every ten shares of Campbell stock held at the record date. At the time of the Spinoff, VFI began operations as a separate, independent, publicly-owned company, and was a leading producer, marketer, and distributor of premium branded food products, whose brands were among the most widely recognized food brands in the United States and the United Kingdom, and enjoyed leading positions in these markets. VFI's businesses were comprised of branded convenience food products in three primary operating segments: frozen foods operations, grocery products operations, and United Kingdom and Canadian operations.

                  VFI filed for bankruptcy under chapter 11 of the Bankruptcy Code on January 29, 2001 in the Bankruptcy Court. Pinnacle and VFI entered into a definitive asset purchase agreement on April 3, 2001 (as amended, the "Pinnacle Asset Purchase Agreement"). The Pinnacle Asset Purchase Agreement provided for, among other things, the sale of substantially all of the assets of VFI 's (i) frozen foods business, which was involved in the manufacturing and distribution of the frozen food products, such as frozen dinners, pies and breakfasts, under such leading trade names as Swanson(R), Hungry-Man(R), and Great Starts(R) (the "Frozen Foods Business") and (ii) grocery products business, which was involved in the manufacturing and distribution of pickles, peppers and relishes, as well as the Open Pit(R) line of barbecue sauces (the "Grocery Products Business"). The Bankruptcy Court approved the sale of the Grocery Products Business and the Frozen Foods Businesses to Pinnacle pursuant to the Pinnacle Asset Purchase Agreement on May 9, 2001, and the sale was completed on May 22, 2001.

                  As a result of the VFI acquisition, Pinnacle became a leading producer, marketer, and distributor of high quality, branded food products in two business segments: (i) frozen foods principally marketed under the Swanson(R) brand, and (ii) condiments, principally under the Vlasic(R) and Open Pit(R) brands.

                  On August 8, 2003, Pinnacle entered into the Pinnacle Merger Agreement. Pursuant to the terms and conditions of the Pinnacle Merger Agreement, Crunch Acquisition merged with and into Pinnacle, with Pinnacle as the surviving entity.

                  The Pinnacle Transaction was consummated on November 25, 2003. Upon consummation of the Pinnacle Transaction, Crunch Holding became the holder of all of Pinnacle's issued and outstanding capital stock. As of the Pinnacle Transaction Closing Date, the New Equity Investors own 100% of the outstanding voting units of CEH LLC on a fully diluted basis.

                  The total cost of the Pinnacle Transaction, including the repayment of existing debt and payment of estimated transaction fees and expenses, was approximately $522.0 million. The purchase price is subject to post-closing adjustment based upon Pinnacle's working capital as of the Pinnacle Transaction Closing Date.

A.       Overview of Business Operations

         1.       Description of Pinnacle's Business

                  Frozen Food Operations. Pinnacle manufactures and markets frozen food products in the United States, primarily frozen dinners, pot pies and breakfasts, under the Swanson Dinners(R), Swanson Hungry-Man(R), Swanson Great Starts(R) and other brands.

                  Pinnacle's Swanson(R) brand is one of the most recognized and broadly distributed national brands in frozen foods, with a 98% overall brand awareness. Since its introduction of The Original TV Dinner in 1953, the Swanson(R) brand has historically been one of the leading brands of frozen dinners in the United States.

                  Condiments. Pinnacle manufactures and markets condiments, consisting primarily of pickles, pepper, and relish products sold nationally under the Vlasic(R) brand and barbeque sauce sold under the Open Pit(R) brand.

         2.       Trademarks and Patents

                  Pinnacle owns a number of registered trademarks in the U.S., Canada and other countries, including Hungry-Man(R), Great Starts(R), The Original TV Dinner(R), Hearty Bowls(R), Vlasic(R), Open Pit(R), Grill Classics(R), Stackers(R), Milwaukee's(R) and Snack'mms(R). Registration is pending on the following trademarks: All Day Breakfast(TM), American Recipes(TM), Casa Brava(TM), Casa Regina(TM), Food That's In Fashion(TM), Hearty Hero(TM), Hungry-Man Sports Grill(TM), Hungry-Man Steakhouse(TM), It's Good To be Full(TM), Ovals(TM), Relishmixers(TM) and Steakhouse Mix(TM). Swanson(R) and Kings Hawaiian(R) are registered trademarks used under license by Pinnacle. The previous owners of the Open Pit(R) trademark have a world-wide, exclusive, royalty-free license to use the Open Pit(R) trademark in the food service industry. Pinnacle protects its trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. Pinnacle also owns a design trademark in the Unites States, Canada and other countries on the Vlasic Stork.

                  Pinnacle has two perpetual, royalty-free, and exclusive licenses from Campbell to use the Swanson(R) trademark for certain frozen foods (other than broth, stock and soup). The agreement with Campbell creating the license contains standard provisions, including those dealing with quality control, marketing materials approval and termination by Campbell, as well as assignment and consent provisions. If Pinnacle were to breach any material term of the licenses and not timely cure such breach, Campbell could terminate the licenses. The loss of these licenses would have a material adverse effect on Pinnacle's business.

                  Although Pinnacle owns a number of patents covering manufacturing processes, it does not believe that its business depends on any of these patents to a material extent.

         3.       Properties

                  Pinnacle currently owns and operates four manufacturing facilities in the United States and it believes that these facilities provide sufficient capacity to accommodate its planned growth over the next few years. The chart below lists the location and principal products produced at its key production facilities:

Facility Location          Principal Products             Facility Size
-----------------          ------------------             -------------

Fayetteville, Arkansas     Frozen Foods                   335,000 square ft

Omaha, Nebraska            Frozen Foods                   275,000 square ft

Imlay City, Michigan       Condiments                     344,000 square ft

Millsboro, Delaware        Condiments                     460,000 square ft

         Pinnacle's corporate headquarters and executive offices, which are leased under an operating lease expiring in May 2011, are located at Six Executive Campus, Cherry Hill, New Jersey 08002-4112. Additionally, Pinnacle leases office space in Mountain Lakes, New Jersey; Lewisburg, Pennsylvania; Greenwich, Connecticut; and Mississauga, Ontario under operating leases expiring in January 2007, November 2005, August 2006 and October 2006, respectively.

         4.       Litigation

                  Pinnacle is currently a defendant in various legal proceedings that have been brought against it in the ordinary course of business. Pinnacle does not believe that these proceedings, either individually or in the aggregate, are material to its business.

         5.       Employees

                  As of October 31, 2003, Pinnacle employed 1,888 people. Approximately 66% of its employees are unionized. At the Omaha, Nebraska facility, 309 of Pinnacle's employees are members of the United Food & Commercial Workers' labor union ("UFCW") (Local No. 271), and eight of its employees are represented by the International Union of Operating Engineers (District Union No. 571). At the Fayetteville, Arkansas facility, 479 of Pinnacle's employees are members of UFCW (Local No. 2008). At the Imlay City, Michigan facility, 330 of Pinnacle's employees are members of the United Dairy & Bakery Workers labor union (Local No. 87). At the Millsboro, Delaware facility, 123 of Pinnacle's employees are members of UFCW (Local No. 27). Pinnacle's collective-bargaining agreements expire on March 31, 2006; April 30, 2005; October 5, 2007; February 29, 2004; and February 17, 2006,
respectively.

B.       Capital Structure of Pinnacle

         1.       Equity

                  The authorized capital stock of Pinnacle consists of 100 shares of common stock, $0.01 par value per share (the "Pinnacle Common Stock"). As of December 8, 2003, there were 100 shares of Pinnacle Common Stock issued and outstanding and Crunch Holding is the record owner of all of such shares.

         2.       Debt Obligations

                  a.       Senior Credit Facility

                  In connection with the acquisition by CEH LLC of Pinnacle, Pinnacle entered into a new credit agreement (the "Pinnacle Senior Credit Facility") led by JPMorgan Securities and Deutsche Bank Securities Inc., who acted as joint lead arrangers, and JPMorgan Securities and Citigroup Global Markets Inc., who acted as joint bookrunners in connection with the Pinnacle Senior Credit Facility. Under the Pinnacle Senior Credit Facility, Deutsche Bank Trust Company Americas acts as administrative agent and collateral agent, General Electric Capital Corporation acts as syndication agent, Chase, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce acts as co-documentation agents and a syndicate of banks and other financial institutions act as lenders providing for the Pinnacle Senior Credit Facility.

                  The Pinnacle Senior Credit Facility consist of (i) a $130.0 million senior secured revolving credit facility with a six-year maturity from the Pinnacle Transaction Closing Date, of which up to $65.0 million is available on and after the Pinnacle Transaction Closing Date, and the remaining $65.0 million will be generally available on and after the Closing Date; and (ii) a $545.0 million senior secured term loan facility with a seven-year maturity from the Pinnacle Transaction Closing Date, of which up to $120.0 million is available on the Pinnacle Transaction Closing Date and up to $425.0 million will be available on the Closing Date.

                  The borrowings to be made on the Closing Date are subject to satisfaction or waiver of certain conditions set forth in the Pinnacle Senior Credit Facility.

                  In the event that the Closing Date does not occur on or prior to the date that is 180 days after the Pinnacle Transaction Closing Date, the $425.0 million term loan and the $65.0 million revolving credit commitments in respect of the Merger will automatically expire.

                  Subject to certain restrictions and exceptions, the Pinnacle Senior Credit Facility also permits Pinnacle to obtain up to an additional $125.0 million (the "Additional Credit Facilities") without the consent of the existing lenders thereunder, so long as no default or event of default under the Pinnacle Senior Credit Facility has occurred or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain financial ratios. Up to $25.0 million of the Additional Credit Facilities may be utilized in connection with the Merger.

                  Pinnacle's obligations under the Pinnacle Senior Credit Facility are unconditionally and irrevocably guaranteed jointly and severally by Crunch Holding and each existing and subsequently acquired or organized domestic subsidiary of Crunch Holding.

                  Pinnacle's obligations under the Pinnacle Senior Credit Facility, and the guarantees of those obligations, are secured by substantially all of Pinnacle's and Crunch Holding's assets and substantially all of the assets of each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to Pinnacle or Crunch Holding would result therefrom, foreign) subsidiary of Crunch Holding.

                  Borrowings under the Pinnacle Senior Credit Facility bear interest as follows:

                  o Revolving credit facility: initially (a) in the case of loans with an interest rate based on the alternate base rate, an applicable margin of 1.75% per annum plus the higher of (i) the Chase prime rate and (ii) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.75% per annum, and, after the delivery of the financial statements for the fiscal quarter ending on January 31, 2004, such applicable margins will be subject to reduction in the event that certain leverage ratios are attained; and

                  o Term loan facility: (a) in the case of loans with an interest rate based on the alternate base rate, an applicable margin of 1.75% per annum plus the higher of (i) the Chase prime rate and (ii) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.75% per annum.

                  Pinnacle has agreed to pay certain financing, commitment and other fees customary for the commitments of the type described above.

                  The Pinnacle Senior Credit Facility contains financial, affirmative and negative covenants and events of default that are usual and customary for a senior secured credit agreement.

                  In addition to the provisions set forth above, the Pinnacle Senior Credit Facility contains other terms and conditions, including those customary in agreements of this kind.

                  b.       Senior Subordinated Notes

                  On November 25, 2003, Pinnacle issued $200.0 million aggregate principal amount of 8.25% senior subordinated notes due 2013. Interest on the senior subordinated notes is payable semi- annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2004.

                  The senior subordinated notes are guaranteed by each of the domestic subsidiaries of Pinnacle. The senior subordinated notes (i) are general unsecured obligations of Pinnacle, (ii) are subordinated in right of payment to all existing and future senior indebtedness of Pinnacle, (iii) are pari passu in right of payment with any future senior subordinated indebtedness of Pinnacle, and (iv) will be senior in right of payment to any future subordinated indebtedness of Pinnacle.

                  The indenture pursuant to which the senior subordinated notes were issued contains certain covenants that, among other things, limit Pinnacle's ability and the ability of certain of its subsidiaries to: borrow money; make distributions or redeem equity interests; make investments; sell assets; guarantee other indebtedness; sell capital stock of subsidiaries; incur liens; merge or consolidate; and enter into affiliate transactions. These covenants are subject to a number of exceptions and qualifications.

                  Pinnacle has the option to redeem the senior subordinated notes at anytime after December 1, 2008, at redemption prices declining from 104.125% to 100% of their principal amount, plus any accrued and unpaid interest. Pinnacle may redeem all or a portion of the senior subordinated notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the senior subordinated notes plus a "make- whole" premium. At anytime prior to December 1, 2006, Pinnacle may also redeem up to 35% of the aggregate principal amount of the senior subordinated notes with the proceeds from sales of common equity by Pinnacle, Crunch Holding or CEH LLC, at a redemption price equal to 108.250% of their principal amount on such date plus accrued and unpaid interest, provided that certain conditions are met.

                  Upon a change of control, Pinnacle is required to make an offer to purchase the senior subordinated notes at a purchase price equal to 101 % of their principal amount, plus accrued and unpaid interest.

                  In addition to the provisions set forth above, the indenture governing the senior subordinated notes contains other terms and conditions, including those customary in agreements of this kind.

C.       Pinnacle Management

         1.       Directors and Executive Officers

                  The following table sets forth certain information with respect to Pinnacle's executive officers and directors:

             Name             Age              Position
             ----             ---              --------

C. Dean Metropoulos           57     Chairman of the Board, Chief Executive
                                     Officer, and Director

N. Michael Dion               46     Senior Vice President and Chief Financial
                                     Officer

Evan Metropoulos              50     Senior Vice President

Louis Pellicano               57     Senior Vice President and Assistant

M. Kelley Maggs               51     Senior Vice President, General Counsel and
                                     Secretary

Dianne Jacobs                 43     Senior Vice President and General
                                     Manager, Frozen Foods

Timothy Spring                41     Vice President and General Manager,
                                     Grocery

Lynne M. Misericordia         40     Vice President, Treasurer, and Assistant
                                     Secretary

John F. Kroeger               48     Vice President, Assistant Secretary, and
                                     Assistant General Counsel

Stephen P. Murray             41     Director

Jonathan R. Lynch             36     Director

Kevin G. O'Brien              37     Director

John W. Childs                62     Director

Adam L. Suttin                36     Director

Raymond B. Rudy               72     Director

                  C. Dean Metropoulos has served as Pinnacle's Chief Executive Officer and Chairman of Pinnacle's Board since Pinnacle's inception in May 2001. Mr. Metropoulos is also Chairman and Chief Executive Officer of CDM Investor Group, an acquisition and management firm. Some of the recent transactions for which affiliates of CDM Investor Group have provided senior management include Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits, and Christie Tyler Furniture), Mumm and Perrier Jouet Champagnes, International Home Foods, Ghirardelli Chocolates, The Morningstar Group, and Stella Foods. Mr. Metropoulos began his career with GTE International, where his last position before leaving to establish his acquisition and management firm was Senior Vice President.

                  N. Michael Dion has served as Pinnacle's Senior Vice President and Chief Financial Officer since its inception in May 2001. Mr. Dion has been affiliated with affiliates of CDM Investor Group and each of the business platforms that Mr. Metropoulos and his team have managed since 1990. Mr. Dion also served as the Senior Vice President and Chief Financial Officer of International Home Foods from November 1996 to November 1999. Mr. Dion is also a Certified Public Accountant.

                  Evan Metropoulos has been Pinnacle's Senior Vice President of Operations since its inception in May 2001. Evan Metropoulos is also a founding partner of affiliates of CDM Investor Group, and has overseen the manufacturing operations for affiliates of CDM Investor Group portfolio platforms in the United States and Europe. Evan Metropoulos is the brother of
C. Dean Metropoulos.

                  Louis Pellicano has been Pinnacle's Senior Vice President and Assistant Secretary since its inception in May 2001 and is a founding partner of CDM Investor Group. During the past 10 years at affiliates of CDM Investor Group, Mr. Pellicano has played a significant role in acquisition, monitoring, and successful exit of all affiliates of CDM portfolio food platforms. Previously, Mr. Pellicano was Senior Vice President at International Home Foods until it was sold in 2000. Before becoming an affiliate of CDM Investor Group, Mr. Pellicano spent twelve years at and was a co-founder of the Mergers & Acquisitions office in New York for Banque Nationale de Paris and Credit Lyonnais. He began his career with Ford Motor Company and Mobil Oil Company in various management positions.

                  M. Kelley Maggs has served as Pinnacle's Senior Vice President, General Counsel and Secretary since its inception in May 2001. Mr. Maggs has also been associated with affiliates of CDM for the past ten years. Before his involvement with Pinnacle, Mr. Maggs held the same position with International Home Foods from November 1996 to December 2000. From 1993 to 1996, Mr. Maggs was employed with Stella Foods as Vice President and General Counsel.

                  Dianne Jacobs is the Senior Vice President and General Manager of Pinnacle's Frozen Foods division. Ms. Jacobs joined Pinnacle in June 2001, shortly after its formation. Before joining Pinnacle, Ms. Jacobs was Vice President of Marketing for Kraft Foods/Nabisco leading their cookie portfolio brands such as Oreo, Chips Ahoy!, SnackWell's, Newtons, and others. Ms. Jacobs has extensive experience in the frozen food category from her five years' experience with Nestle/Stouffer's before her time with Nabisco. Her final position with Nestle was as Vice President of Marketing for their Frozen Foods Division, where she had management responsibility for Stouffer's Lean Cuisine, and French Bread Pizza. Ms. Jacobs began her career with Proctor & Gamble and later moved to General Foods Corporation in brand management.

                  Timothy Spring is Vice President and General Manager of Pinnacle's condiments division (Vlasic/Open Pit). From 2000 to 2001, Mr. Spring was Vice President of Marketing at Songbird (J&J/Sarnoff). From 1990 to 2000, Mr. Spring was employed with Reckitt Benckiser, where, in a span of ten years, he held a number of brand management assignments in Household Cleaners and Food Products. His final position with Reckitt Benckiser was Vice President of Marketing for French's portfolio of brands. Before Reckitt Benckiser, Mr. Spring managed brands in the Toothpaste and Analgesic categories for the Block Drug Company. Mr. Spring began his career in brand management with General Foods Corporation (Dorman-Roth Division).

                  Lynne M. Misericordia has been Pinnacle's Vice President and Treasurer since its inception in May 2001. Ms. Misericordia previously held the position of Treasurer with International Home Foods from November 1996 to December 2000. Before that, Ms. Misericordia was employed by Wyeth from August 1985 to November 1996 and held various financial positions.

                  John F. Kroeger has been Pinnacle's Vice President and General Counsel since November 2001. From January 2001 to October 2001, Mr. Kroeger was the Vice President and General Counsel of Anadigics, Inc., a NASDAQ company. From August 1998 until December 2000, Mr. Kroeger was Vice President and Assistant General Counsel at International Home Foods, Inc. Mr. Kroeger has also held general management and legal positions with leading companies in the chemical, pharmaceutical, and petroleum-refining industries.

                  Stephen P. Murray became a director of Pinnacle and PFC and a member of the board of managers of CEH LLC upon consummation of the Pinnacle Transaction. Mr. Murray is a partner of JPMP. Before joining JPMP in 1984, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover Trust Company. Currently, he serves as a director of The International Cornerstone Group, La Petite Academy, Zoots, Cabela's, Erisk, Risk Metrics Group, National Waterworks, Inc. and Strongwood Insurance.

                  Jonathan R. Lynch became a director of Pinnacle and PFC and a member of the board of managers of of CEH LLC upon consummation of the Pinnacle Transaction. Mr. Lynch is a partner of JPMP. Before joining JPMP in 1992, Mr. Lynch was a member of the Mergers and Acquisitions department at Prudential Securities, Inc. Mr. Lynch currently serves on the board of directors of Crosstown Traders, Inc., Greenwich Technology Partners, Inc., Tesla, Inc., and WebCT, Inc. Mr. Lynch is also President of the Venture Investors Association of NY (VIANY).

                  Kevin G. O'Brien became a director of Pinnacle and PFC and a member of the board of managers of of CEH LLC upon consummation of the Pinnacle Transaction. Mr. O'Brien is a Principal of JPMP. Before joining JPMP in 2000, Mr. O'Brien was a Vice President in High Yield Capital Markets and High Yield Corporate Finance Groups at Chemical Securities, Inc. and Chase Securities, Inc. since 1994. Previously, he was a commissioned officer in the U.S. Navy. Currently, he serves as a director of La Petite Academy and National Waterworks, Inc.

                  John W. Childs became a director of Pinnacle and PFC and a member of the board of managers of of CEH LLC upon consummation of the Pinnacle Transaction. Mr. Childs has been President of JWC since 1995. Before that time, he was an executive at Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director. Before that, Mr. Childs was with the Prudential Insurance Company of America where he held various positions in the investment area ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is a director of Chevys Holdings, Inc., Pan Am International Flight Academy, Inc., Bass Pro, Inc., American Safety Razor Company, The Hartz Mountain Corporation, The NutraSweet Company and Esselte AB.

                  Adam L. Suttin became a director of Pinnacle and PFC and a member of the board of managers of CEH LLC upon consummation of the Pinnacle Transaction. Mr. Suttin has been a Partner of JWC since January 1998 and has been with JWC since July 1995. Before that time, Mr. Suttin was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. Mr. Suttin is a director of American Safety Razor Company, The NutraSweet Company, and Esselte AB.

                  Raymond B. Rudy became a director of Pinnacle and PFC and a member of the board of managers of CEH LLC upon consummation of the Pinnacle Transaction. Mr. Rudy has been an Operating Partner of JWC since July 1995. Before that time, he was Deputy Chairman and Director of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President, and CEO of Arnold Foods Company, Inc. He is the Chairman of American Safety Razor Company and The Hartz Mountain Corporation.

         2.       Management Employment Agreements

                  Pinnacle has entered into amended employment agreements (collectively, the "Pinnacle Employment Agreements") with Messrs. C. Dean Metropoulos, E. Metropoulos, Dion and Pellicano, each of whom is a member of CDM Investor Group. Each of the Pinnacle Employment Agreements provides for a two-year term and two successive automatic one-year extensions.

                  Pursuant to the Pinnacle Employment Agreements, Mr. C. Dean Metropoulos is entitled to an annual base salary of $1,250,000 and an annual bonus of up to $1,250,000 provided certain performance targets are met; Mr. E. Metropoulos is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000 provided certain performance targets are met; Mr. Dion is entitled to an annual base salary of $350,000 and an annual bonus of up to $175,000 provided certain performance targets are met; and Mr. Pellicano is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000 provided certain performance targets are met. Each Pinnacle Employment Agreement provides that the executive's annual base salary and annual bonus target will be increased by the board of directors of Pinnacle upon the consummation of the Merger in light of the executive's increased duties and responsibilities as a result of the Merger.

                  Additionally, each of the Pinnacle Employment Agreements provides for certain severance payments to be made if the executive's employment is terminated without "cause" or due to a resignation for "good reason" or a "disability" (each as defined in the Pinnacle Employment Agreements). Following any of these events, (A) Mr. C. Dean Metropoulos will be entitled to receive, among other things, (i) an amount equal to 200% of his then-current annual base compensation and (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs, and (B) each of Messrs. E. Metropoulos, Dion and Pellicano will be entitled to receive, among other things, an amount equal to 150% of his then-current annual base compensation.

                  Each of the Pinnacle Employment Agreements provides for a gross-up for any Code section 4999 excise tax that may be triggered as a result of any payment made pursuant to the executive's employment agreement or otherwise.

                  Each of the Pinnacle Employment Agreements contains a confidentiality provision pursuant to which each executive agrees not to use "confidential information" (as defined in the Pinnacle Employment Agreements) for the benefit of any person or entity during the term of the agreements. Each of the Pinnacle Employment Agreements also contains a non-compete provision pursuant to which each executive agrees, in the event of his termination or his resignation for good reason, other than for a termination or resignation for good reason due to the occurrence of a change of control, concurrent with his receipt of his severance payment, not to engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing food products that directly compete in the same categories as Pinnacle's core products at the time of termination with Pinnacle. The non-competition period for Mr. C. Dean Metropoulos is two years after the termination of his employment with Pinnacle. In the case of Messrs. E. Metropoulos, Dion and Pellicano, the non-competition period is 18 months after the termination of such executive's employment with Pinnacle.

                  Following consummation of the Merger, Reorganized Aurora will, by operation of law, assume all of Pinnacle's rights and obligations under each of the Pinnacle Employment Agreements.

         3.       Management Agreement

                  On November 25, 2003, Pinnacle and Crunch Holding entered into a management agreement (the "Pinnacle Management Agreement") with JPMP and J.W. Childs Associates, L.P., an affiliate of JWC, ("JWC Associates"), pursuant to which each of JPMP and JWC Associates shall provide Pinnacle with financial advisory and other services. The Pinnacle Management Agreement provides, among other things, that Pinnacle will:

                  o pay each of JPMP and JWC Associates an annual management fee in the amount of $500,000 ($1,000,000 in the aggregate) commencing upon the consummation of the Pinnacle Transaction and one-fourth of this fee will be paid each calendar quarter in advance;

                  o pay each of JPMP and JWC Associates, in exchange for advisory services in connection with acquisitions and dispositions, a transaction fee equal to $1,000,000 upon the consummation of the Merger and 0.5% of the transaction value upon the consummation of any subsequent acquisition, disposition or certain other transactions involving Pinnacle or Crunch Holding;

                  o reimburse JPMP and JWC Associates for all expenses incurred by them in connection with the Pinnacle Management Agreement; and

                  o indemnify JPMP and JWC Associates under certain circumstances.

                  The Pinnacle Management Agreement may be terminated by either JPMP or JWC Associates with respect to that party only, or by mutual consent of JPMP and JWC Associates, at any time on 30 days' notice. The Agreement will also terminate automatically, with respect to either JPMP or JWC Associates, on the date such party owns less than 5% of the Units of CEH LLC that it purchased at the closing of the Pinnacle Transaction, or upon a sale of Pinnacle. In addition, the Pinnacle Management Agreement may be terminated by either JPMP or JWC Associates in connection with an initial public offering or a change in law, occurrence or event which causes the existence of the Pinnacle Management Agreement to render any of the JPMP Directors or JWC Directors an "interested" or not otherwise independent director or adversely affects such party's right to designate a director or such director's ability to perform his duties as director. In such event, for the two-year period commencing on the date of termination, such party will be entitled to receive a termination fee equal to the net present value of the annual management fees which would have been paid to such party but for the termination of the Pinnacle Management Agreement.

                  Following consummation of the Merger, Reorganized Aurora will, by operation of law, assume all of Pinnacle's rights and obligations under the Pinnacle Management Agreement.

         4.       CDM Fee Agreement

                  Pinnacle and Crunch Holding have entered into a fee agreement with CDM Capital LLC ("CDM Capital"), an affiliate of CDM, pursuant to which CDM Capital will provide Pinnacle with financial advisory and corporate structuring services. In exchange for such services, Pinnacle will pay CDM Capital 0.5% of the transaction value upon the consummation of any acquisition, disposition or certain other transactions subsequent to the Merger involving Pinnacle or Crunch Holding. In addition, Pinnacle will reimburse CDM Capital for all expenses incurred by CDM Capital in connection with this agreement. Pinnacle will cease to have such payment obligations following the date on which CDM Investor Group owns less than 5% of the equity securities of CEH LLC issued to it at the closing of the Pinnacle Transaction.

                  This fee agreement also contains standard indemnification provisions by Pinnacle of CDM.

                  Following consummation of the Merger, Reorganized Aurora will, by operation of law, assume all of Pinnacle's rights and obligations under this fee agreement.


                    VI. EVENTS DURING THE CHAPTER 11 CASES

A.       Commencement of the Chapter 11 Cases

                  On the Petition Date, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, in order to effectuate the terms of the Merger Agreement and to seek the confirmation of the Plan.

                  As of the Petition Date, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors were stayed under Bankruptcy Code section 362. Since the Petition Date, the Debtors have continued to operate and to manage their assets and businesses as debtors-in-possession as authorized by the Bankruptcy Code. The Chapter 11 Cases have been assigned to United States Bankruptcy Judge Mary F. Walrath, and have been procedurally consolidated under Case No. 03-13744 (MFW). On the first day of the Chapter 11 Cases, the Debtors also filed several motions seeking the relief provided by certain so called "first day" orders. First day orders are intended to ensure a seamless transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in the Chapter 11 Cases are typical of orders entered in large chapter 11 cases across the country. Such orders authorized, among other things:

                  a. joint administration of the Debtors' bankruptcy cases;

                  b. interim postpetition financing (as further discussed below);

                  c. the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed before the Petition Date;

                  d. continuation of the Debtors' investment practices;

                  e. payment of employees' prepetition compensation, benefits, and expense reimbursement amounts;

                  f. honoring of certain prepetition customer obligations and continuation of certain customer programs;

                  g. provision of adequate assurance of payment to utility companies to avoid discontinuation of utility service;

                  h. payment of prepetition sales, use, and other taxes;

                  i. administrative expense status for and payment of undisputed obligations arising from postpetition delivery of goods, administrative expense status for certain holders of valid reclamation claims, and return of goods;

                  j. payment of certain Prepetition Lender Obligations necessary to obtain imported goods and payment of certain prepetition shipping, warehousing, and distribution charges;

                  k. payment of prepetition claims of mechanics and materialmen to satisfy perfected or potential liens; and

                  l. payment of valid PACA and PASA Trust claims.

B.       Retention of Professionals

                  The Debtors are represented in the Chapter 11 Cases by Skadden, Arps, Slate, Meagher & Flom LLP, as bankruptcy counsel. In addition, the Debtors also retained MBLY as their financial advisors and investment bankers and PricewaterhouseCoopers LLP as their accountants and auditors. Finally, BSI was retained to provide claims, noticing, and balloting services. The Debtors have also retained a number of other professional firms to assist them in the ordinary conduct of their businesses.

C.       Debtor-in-Possession Financing

                  To ensure that they would have sufficient liquidity to conduct their business during the Chapter 11 Cases, the Debtors believed that it was in the best interests of their estates and creditors to obtain a commitment for debtor-in-possession financing. Such financing was designed to ensure continued access to sufficient working capital during the pendency of the Chapter 11 Cases and instill confidence in the Debtors' customers, critical vendors, and employees that the Company would continue as a going concern.

                  Subject to the final approval of the Bankruptcy Court, the Debtors have entered into debtor-in-possession financing with Chase (the "Agent"), as agent under the DIP Facility (as defined below) for a syndicate of financial institutions to be arranged by JPMorgan Securities, which will provide the Debtors with a $50 million credit facility for use during the Chapter 11 Cases (the "DIP Facility"), with a sublimit of up to $15 million for import documentary and standby letters of credit to be issued for purposes that are reasonably satisfactory to the Agent.

                  The principal provisions of the DIP Facility are:

                  a. Borrowers: Aurora and Sea Coast;

                  b. Lenders: A syndicate of financial institutions to be arranged by JPMorgan Securities (the "DIP Lenders");

                  c. Agent: Chase;

                  d. Commitment: $50 million with a sublimit of up to $15 million for import documentary and standby letters of credit;

                  e. Purpose: For working capital, letters of credit, capital expenditures, and general corporate purposes of the Debtors, to make certain payments to the Agent under existing agreements on behalf of the Prepetition Lenders as adequate protection, and to pay in full Aurora's obligations under the Receivables Purchase Agreement;

                  f. Maturity Date: The earliest of (i) 6 months after the Petition Date; (ii) 30 days after entry of the interim order approving the DIP Facility if a final order ("Final Order" as defined in the Plan) approving the DIP Facility is not entered before the end of such 30-day period; (iii) substantial consummation of a reorganization plan; and (iv) the acceleration of the loans and the termination of the commitment in accordance with the DIP Facility, provided, however, that at the option of the Debtors and with the consent of DIP Lenders holding greater than 50% of the aggregate amount of commitments, the maturity date may be extended to the date that is 364 days after the Petition Date so long as no Default (as defined below) or Event of Default (as defined in the DIP Facility) has occurred and is continuing and subject to the payment of certain fees to the Agent.

                  g. Priority: Superpriority status under Bankruptcy Code sections 364(c) and (d), subject to the Carve Out, (as defined below);

                  h. Liens: Any claim under the DIP Facility shall be secured by the following liens (the "Postpetition Liens"), subject to the Carve Out (as defined below):

                           (i) under Bankruptcy Code section 364(c)(2), a
perfected first priority lien on all property of the Debtors that is not subject to valid, perfected, and non-avoidable liens as of the Petition Date and all cash maintained in the Letter of Credit Account (as defined in the DIP Facility);

                           (ii) under Bankruptcy Code section 364(c)(3), a
perfected junior lien on all property of the Debtors that is subject to valid, perfected, and non-avoidable liens in existence as of the Petition Date or to valid liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by Bankruptcy Code section 546(b) (other than certain property that is subject to the Primed Liens (as defined below); and

                           (iii) under Bankruptcy Code section 364(d)(1), a
perfected first priority, senior priming lien on all of the Debtors' property (including, without limitation, inventory, accounts receivable, property, plant, equipment, patents, copyrights, trademarks, tradenames, and other intellectual property and capital stock of subsidiaries) that is subject to the Prepetition Liens (the "Primed Liens"), all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior liens to be granted to the Agent, which senior priming liens in favor of the Agent shall also prime any liens granted after the Petition Date to provide adequate protection in respect of any of the Primed Liens but shall not prime liens, if any, to which the Primed Liens are subject on the Petition Date;

                  i. Carve Out: The Postpetition Liens are subject to (i) in the event of the occurrence and during the continuance of an Event of Default, or an event that would constitute an Event of Default with the giving of notice or lapse of time or both (a "Default"), the payment of allowed and unpaid professional fees and disbursements incurred by the Debtors and any statutory committees appointed in the chapter 11 cases in an aggregate amount not in excess of $2 million (plus all unpaid professional fees and disbursements incurred prior to the occurrence of a Default or an Event of Default to the extent allowed by the Bankruptcy Court at any time), (ii) the payment of fees pursuant to 28 U.S.C. ss. 1930, and (iii) in the event of a conversion of the Chapter 11 Cases, the reasonable fees and expenses of a chapter 7 trustee under Bankruptcy Code section 726(b) in an amount not to exceed $500,000 ((i), (ii), and (iii), collectively, the "Carve Out");

                  j. Fees: Under the DIP Facility, the commitment fee shall be 0.75% per annum on the unused amount of the commitment. Moreover, the Letter of Credit Fees (as defined in the DIP Facility) shall be 3.5% per annum on the outstanding face amount of each Letter of Credit (as defined in the DIP Facility) plus customary fees for fronting, insurance, amendments, and processing;

                  k. Interest: Under the DIP Facility, the interest rate is the Alternate Base Rate (as defined in the DIP Facility) plus 2.5% or, at the Debtors' option, LIBOR plus 3.5% for interest periods of two weeks or one month; interest shall be payable monthly in arrears, on the Termination Date (as defined in the DIP Facility), and thereafter on demand;

                  l. Default Rate: Upon the occurrence and during the continuance of any default in the payment of principal, interest, or other amounts due under the DIP Facility, interest shall be payable on demand at 2% above the then applicable rate; and

                  m. Default/Remedies: Upon the occurrence of an Event of Default beyond the applicable grace period, if any, the Agent may exercise remedies without further order of or application to this Court, but the Agent must first provide five business days' written notice as provided in the DIP Facility to the Debtors, counsel for the statutory committee of unsecured creditors, counsel for the Prepetition Agent, and the United States Trustee before exercising any remedies against the Collateral (as defined in the DIP Facility) or any right of setoff.

D.       Break-Up Payment

                  In addition, on December 11, 2003, Aurora filed a motion to approve the Break-Up Payment for CEH LLC. See "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement - Fees and Expenses" for a description of the Break-Up Payment.

E.       Official Committee of Unsecured Creditors

                  On December 17, 2003, the Office of the United States Trustee for Region 3 (the "U.S. Trustee") convened a meeting of the Debtors' creditors for the purpose of forming an official committee of unsecured creditors (the "Committee") in the Chapter 11 Cases. By Notice of Appointment of Committee of Unsecured Creditors, dated December 18, 2003, the U.S. Trustee appointed five of the Debtors' largest unsecured creditors as members of the Committee, pursuant to Bankruptcy Code section 1102(a). The Committee presently consists of the following members:

                             Lehman Brothers, Inc.
                       OCM Opportunities Fund III, L.P.
                  OZ Master Fund Ltd. c/o OZ Management, LLC
                    Pequot Special Opportunities Fund, L.P.
                Wilmington Trust Company, as indenture trustee

                  Shortly after its formation, the Committee voted to employ Houlihan Lokey Howard & Zukin Capital as its financial advisor, Debevoise & Plimpton LLP as its bankruptcy counsel and Potter Anderson & Corroon LLP as its Delaware bankruptcy counsel.


                    VII. SUMMARY OF THE REORGANIZATION PLAN

                  The primary objectives of the Plan are to (a) alter the Debtors' debt and capital structures to permit them to emerge from their Chapter 11 Cases with a viable capital structure; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise, or otherwise dispose of Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates and creditors.

                  This section provides a summary of the structure and means for implementation of the Plan, and of the classification and treatment of Claims and Interests under the Plan. It is qualified in its entirety by reference to the Plan, which is attached to this Amended Disclosure Statement as Appendix A, and all exhibits to the same.

                  The statements contained in this Amended Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Amended Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

                  The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all holders of Claims against and Interests in the Debtors and their estates, the Reorganized Debtors, and other parties in interest. In the event of any conflict between this Amended Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

A.       Overview of Chapter 11

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

                  The consummation of a reorganization plan is the principal objective of a chapter 11 case. A reorganization plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a reorganization plan by the Bankruptcy Court followed by the occurrence of the Effective Date makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose before the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of existing equity security holders.

B.       Overall Structure of the Plan

                  The Debtors believe that the Plan provides the best and most prompt possible recovery to the Debtors' Claim and Interest Holders. Under the Plan, Claims against and Interests in the Debtors are divided into different classes. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Distribution Date, and at certain times thereafter (i) certain Classes of Claims will receive distributions equal to the full amount of such Claims,
(ii) one Class of Claims will receive distributions constituting a partial recovery on such Claims, and (iii) certain Classes of Claims and Interests will not receive any distribution or retain any property under the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and distributions, if any, to be made under the Plan are described below.

C.       Classification and Treatment of Claims and Interests

         1.       Overview

                  All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims, as described below, have not been classified.

                  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled before the Effective Date.

         2.       Unclassified Claims that are not entitled to vote on the Plan.

                  a. Administrative Claims. Subject to the provisions of Bankruptcy Code sections 330(a), 331 and 503(b), each Administrative Claim shall be paid by the Debtors, at their election, (i) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amount as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Distribution Date or the date upon which there is a Final Order allowing such Administrative Claim, (ii) upon such other terms as may exist in the ordinary course of the Debtors' businesses or (iii) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.

                           (i) Professional Fees. All final requests for
compensation or reimbursement of Professional Fee Claims pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), or 1103 for services rendered to the Debtors or the Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than before 90 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 20 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. Notwithstanding the foregoing, if the members of the Noteholders' Committee are not appointed as members of the Committee, then the reasonable fees and expenses incurred on or after the Petition Date by Debevoise & Plimpton and Potter Anderson & Corroon, LLP, as co-counsel to the Noteholders' Committee, Houlihan Lokey Howard & Zukin Capital, as financial advisors to the Noteholders' Committee, and such other Noteholders' Committee professionals as may be reasonably acceptable to CEH LLC, pursuant to their respective agreements entered into prior to, on or subsequent to the Petition Date, shall be paid by the Debtors or the Reorganized Debtors, as the case may be, as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

                           (ii) Claims Under the DIP Facility. On the
Effective Date, all amounts outstanding under the DIP Facility shall be paid in full (1) in Cash or (2) as otherwise may be provided in the DIP Facility.

                  b. Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (w) to the extent due and owing on the Effective Date, Cash equal to the amount of such Allowed Priority Tax Claim; (x) to the extent not due and owing on the Effective Date, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Claim shall have agreed upon in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under Bankruptcy Code section 1124, including payment in accordance with the provisions of Bankruptcy Code section 1129(a)(9)(C) over a period of not more than six (6) years from the date of assessment of any such Priority Tax Claim.

                  c. Indenture Trustee Claims. The Indenture Trustee shall be granted, pursuant to Bankruptcy Code section 503(b), an Allowed Administrative Claim for its reasonable fees, costs and expenses in performing its duties as Indenture Trustee including, but not limited to, reasonable fees, costs and expenses of its professionals, from the Petition Date (including accrued and unpaid trustees fees as of the Petition Date) through the Effective Date to the extent that such fees and expenses are either (i) not in dispute by the Debtors or (ii) in the event of any such dispute, determined by a Final Order of the Bankruptcy Court. The Reorganized Debtors will pay the reasonable fees, costs and expenses of the Indenture Trustee incurred after the Effective Date in connection with the making of any distribution under the Plan to the extent that such fees and expenses are either (i) not in dispute by the Reorganized Debtors or (ii) in the event of any such dispute, determined by a Final Order of the Bankruptcy Court.

         3.       Unimpaired Classes of Claims

                  a. Class 1: Non-Tax Priority Claims. The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) if such Class 1 Claim is not an Allowed Class 1 Claim on the Effective Date, the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 1 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under Bankruptcy Code section 1124.

                  b. Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) if such Class 2 Claim is not an Allowed Class 2 Claim on the Effective Date, the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 2 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under Bankruptcy Code section 1124.

                  c. Class 3: Unimpaired Unsecured Claims. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim on the Effective Date or (ii) if such Class 3 Claim is not an Allowed Class 3 Claim on the Effective Date, the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 3 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under Bankruptcy Code section 1124.

                  d. Class 4: Prepetition Lender Claims. The legal, equitable and contractual rights of the Holders of Class 4 are unimpaired by the Plan. On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 4 Claim, Cash in the Allowed amount of such Holder's Allowed Class 4 Claim, and all letters of credit issued under the Prepetition Credit Agreement will be cancelled and returned to the Agent.

                  e. Class 5: Prepetition Senior Unsecured Note Claims. The legal, equitable and contractual rights of the Holders of Class 5 are unimpaired by the Plan. On the Distribution Date, each Holder of an Allowed Class 5 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 5 Claim, Cash in the Allowed amount of such Holder's Allowed Class 5 Claim.

                  f. Special Provision Regarding Claims. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Claims.

         4.       Impaired Classes of Claims

                  a. Class 6: Sub Debt Claims. On the Distribution Date, each Holder of an Allowed Class 6 Claim shall receive, in full satisfaction, settlement of and in exchange for, its Allowed Class 6 Claim, either (i) the Sub Debt Equity Consideration, subject to, among other things, the terms of the Indemnity Agreement if such Holder makes an Equity Election on its Ballot or (ii) the Sub Debt Cash Consideration if such Holder makes a Cash Election on its Ballot; provided, however, that any Holder of an Allowed Class 6 Claim that fails to submit a Ballot making a timely and valid Equity Election as provided for in the Merger Agreement shall receive the Sub Debt Cash Consideration.

                  b. Equity Election Shortfall. Notwithstanding the foregoing, in the event of an Equity Election Shortfall, each Holder of Sub Debt Claims who has validly made or is deemed to have made a Cash Election shall be deemed to have made (i) an Equity Election with respect to an amount of such Holder's Sub Debt Claims equal to the product of (A) the amount of the Equity Election Shortfall and (B) the quotient of (I) the aggregate amount of Sub Debt Claims held of record as of the Record Date by such Holder (either directly or through its Holder Representative) over (II) the amount of Sub Debt Claims held of record as of the Record Date by all Holders of Sub Debt Claims (either directly or through their Holder Representatives) who validly made or have been deemed to have made Cash Elections and (ii) a Cash Election with respect to an amount of Sub Debt Claims equal to the amount of Sub Debt Claims held of record as of the Record Date by such Holder (either directly or through its Holder Representative) less the amount in (i), as set forth in the Merger Agreement.

         5. Special Provisions Applicable to Distributions in Respect of Allowed Class 6 Claims

                  a. Delivery of Instruments. Notwithstanding any contrary provision contained in the Plan, all distributions under the Plan of securities to be issued under such Plan in respect of Sub Debt Claims shall be conditioned on the terms and provisions set forth in the Merger Agreement, including the terms and provisions of Article II thereof. Without limiting the foregoing, the following requirements shall apply:

                           (i) Equity Elections. An Equity Election will be
properly made only if the Voting Agent shall have received at its designated office, by 5:00 p.m. New York City time on February 9, 2004, a properly completed and signed Election Form and Trust Accession Instrument. A Holder Representative may submit a separate Election Form for each Holder of Sub Debt Claims for whom such Holder Representative acts as a nominee, trustee or in another representative capacity. Once made, an Equity Election shall be binding upon such Holder and all successors, transferees and assigns thereof, and may not be revoked, rescinded, amended or superceded by any Person.

                           (ii) Determination of Valid Election. The
determination of the Debtors, in their sole discretion, which they may delegate in whole or in part to the Voting Agent, shall be conclusive and binding as to whether or not Equity Elections have been timely and properly made pursuant to the Plan and the Merger Agreement. The Debtors may, in their sole discretion, which they may delegate in whole or in part to the Voting Agent, disregard immaterial defects in any Election Form. The decision of the Debtors or Voting Agent in such matters shall be conclusive and binding so long as they have acted in good faith. Neither the Debtors nor the Voting Agent shall be under any obligation to notify any person of any defect in any Election Form submitted to the Voting Agent.

                  b. Impaired Classes of Interests and Subordinated Claims.

                           (i) Class 7: Subordinated Claims. The Holders of
Subordinated Claims shall not receive or retain any distribution on account of such Subordinated Claims.

                           (ii) Class 8: Old Equity Interests. On the
Effective Date, the Old Equity Interests will be cancelled and the Holders of Old Equity Interests shall not receive any distribution or retain any Interests on account of such Old Equity Interests.

         6.       General Provisions

                  a. Cancellation of Notes, Instruments, Debentures, and Old Equity. On the Effective Date, except as otherwise provided for herein, (a) the Prepetition Senior Secured Notes, Prepetition Senior Unsecured Notes, Sub Debt, Old Equity, any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or any obligations of a Debtor that are Impaired under the Plan shall be cancelled, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the Prepetition Senior Secured Notes, Prepetition Senior Unsecured Notes, Sub Debt, Old Equity and any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or any obligations of a Debtor that are Impaired under the Plan shall be discharged. As of the Effective Date, all Old Equity that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

                  b. Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the Person holding such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including without limitation, any cash collateral) held by such Person and to take such actions as may be requested by such Debtor to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by such Debtor.

                  c. Revesting of Assets. The property of each Debtor's estate, together with any property of each Debtor that is not property of its estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court.

                  d. Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional Persons thereafter incurred by the Reorganized Debtors related to the implementation and consummation of the Plan, including, without limitation, the reasonable fees and expenses of Professionals retained by the Committee.

                  e. Merger Agreement. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Merger Agreement and all related documents contemplated therein, and to consummate the transactions contemplated thereby.

                  f. Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided under the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of such distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date.

                  g. Interest on Claims. Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims (other than any Holder of a Class 4 Claim), and no Holder of a Claim (other than a Holder of a Class 4 Claim , or any claim with respect to, or under, the DIP Facility) shall be entitled to interest accruing on or after the Petition Date on any Claim.

                  h. Distributions by Reorganized Debtors. Other than as specifically set forth below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under the Plan. Distributions on account of Prepetition Lender Claims shall be made to the Prepetition Agent. Distributions on account of Sub Debt Claims shall be made to the Exchange Agent. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by the Plan. The Exchange Agent shall be compensated by the Reorganized Debtors for services rendered from and after the Effective Date in effectuating the distribution on account of Sub Debt Claims as contemplated by the Plan and the surrender and cancellation of the notes and instruments relating to such Claims as contemplated by the Plan and shall be indemnified by the Reorganized Debtors for any loss, liability or expense incurred by it in connection with the performance of such duties to the same extent and in the same manner as provided in the relevant Sub Debt indentures.

                  i. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

                           (i) Delivery of Distributions in General.
Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim Filed under Bankruptcy Rule 3001.

                           (ii) Undeliverable and Unclaimed Distributions:

                           (1) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                           (2) After Distributions Become Deliverable. The Reorganized Debtors or the Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                           (3)      Failure to Claim Undeliverable
                                    Distributions. Any Holder of an Allowed
                                    Claim that does not assert a Claim under the Plan for an undeliverable or unclaimed distribution within two (2) years after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed distribution against the Debtors or their estates, the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such Claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary subject to the liens of the Prepetition Lenders. Any Class A Units and Bondholder Trust Interests held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.

                  j. Record Date for Distributions. As of the close of business on the Distribution Record Date, the transfer register for the Sub Debt, as maintained by the Debtors, the indenture trustee ("Indenture Trustee" meaning, collectively, the respective trustees as defined in each of the indentures relating to Sub Debt), any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize for all purposes under the Plan only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

                  k. Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

                  l. Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan,
(a) each Holder of an Allowed Claim that is to receive a distribution of any Bondholder Trust Interests under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such Holder under the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

                  m. Setoffs. The Reorganized Debtors may, under Bankruptcy Code section 553 or applicable nonbankruptcy laws but shall not be required to, set off against any Claim (other than a Class 4 Claim or a Class 6 Claim which shall be allowed hereunder without setoff, recoupment, counterclaim or reduction), claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

         7.       Executory Contracts and Unexpired Leases

                  a. Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of Bankruptcy Code sections 365 and 1123, except for the St. Louis Leases (as defined below), which will be rejected pursuant to the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejection under Bankruptcy Code sections 365(a) and 1123. Each executory contract and unexpired lease assumed under the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

                  b. Rejection of the St. Louis Leases. The Debtors will reject (1) the Office Lease Agreement dated June 7, 2001 between the Debtors and Duke Realty Limited Partnership for real property located at 11432 Lackland Road, Suites 200 and 300, Maryland Heights, Missouri 63146, as amended April 24, 2002 as of May 31, 2004 and (2) the Office Lease Agreement dated June 7, 2001 between the Debtors and Duke-Weeks Realty Limited Partnership for real property located at 2067 Westport Center Drive, St. Louis, Missouri 63146 as of June 30, 2004 (together, the "St. Louis Leases"). The Debtors will pay in full all Claims resulting from the rejection of the St. Louis Leases, subject to the limits set forth in Bankruptcy Code section 502(b)(6). Under Bankruptcy Code section 502(b)(6), a landlord's allowable claim for damages resulting from the rejection of a real property lease is capped. The court first determines the damages resulting from the rejection, as measured under nonbankruptcy law. The damage claim is then limited to the rent reserved under the lease for the one-year period following the Petition Date or the date of surrender of the premises (whichever is earlier); or if 15 percent of the remaining term of the lease exceeds one year, then the limitation is the rent reserved for 15 percent of the remaining term, not to exceed three years, following the earlier of those dates.

                  c. Claims Based on Rejection of Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of St. Louis Leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of the St. Louis Leases not Filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates or property unless otherwise ordered by the Bankruptcy Court or provided for in the Plan.

                  d. Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code section 365) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by Bankruptcy Code section 365(b)(1) shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

                  e. Indemnification of Directors, Officers and Employees. Except as otherwise expressly provided herein, the obligations of the Debtors to indemnify any person or entity serving at any time on or before the Effective Date as one of their directors, officers or employees by reason of such person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable state's general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors under the Plan and Bankruptcy Code section 365 as of the Effective Date. Accordingly, such assumed indemnification obligations shall be treated as Unimpaired Unsecured Claims and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

                  f. Compensation and Benefit Programs. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed under the provisions of Bankruptcy Code sections 365 and 1123.

         8.       Conditions to Confirmation.

                  The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be acceptable in form and substance to the Debtors, the Sub Debt Group and CEH LLC. Without limiting the foregoing, the Confirmation Order shall:

                  a. find and determine that Classes 1, 2, 3, 4, and 5 are not entitled to vote on the Plan because they are deemed to have accepted the Plan;

                  b. find and determine that Classes 7 and 8 are not entitled to vote on the Plan because they are deemed to have rejected the Plan;

                  c. decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent with the Plan or the Confirmation Order;

                  d. confirm the Plan and authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, the Merger Agreement and the agreements and instruments to be executed and delivered therewith);

                  e. issue the injunctions and authorize the issuance of the releases and exculpations as set forth in the Plan effective on the Effective Date;

                  f. decree that, on the Effective Date, the transfers of assets by any Debtor contemplated by the Plan (i) are or will be legal, valid and effective transfers of property, (ii) vest or will vest in the transferee good title to such property fee and clear of all Claims, Interests and Liens, except those provided for in the Plan or the Confirmation Order, (ii) do not or will not constitute fraudulent conveyances under any applicable law and
(iv) do not and will not subject any Debtor, the Reorganized Debtors or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability;

                  g. authorize and direct the Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan and the Merger Agreement;

                  h. provide that the provisions of the Confirmation Order are nonseverable and mutually dependent;

                  i. find and determine that the securities to be issued under the Plan in exchange for Claims against the Debtors and upon the exercise by a Holder of Sub Debt Claims of a Subscription Right are exempt from registration under Bankruptcy Code section 1145.

         9.       Conditions to Effective Date.

                  The following are conditions precedent to the occurrence of the Effective Date:

                  a. The Confirmation Order confirming the Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance satisfactory to the Debtors, the Sub Debt Group and CEH LLC

                  b. All documents related to, provided for therein or contemplated by the Merger Agreement, including the Transaction Documents, the Members Agreement, the Operating Agreement and the Indemnity Agreement shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied.

                  c. The Amended Certificate of Incorporation and By-Laws, shall have been executed and delivered and, as necessary, shall have been Filed with the applicable authority of Aurora's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

                  d. All other conditions to Closing specified in the Merger Agreement shall have been satisfied or waived by the appropriate parties in accordance with the terms of the Merger Agreement.

         10. Waiver of Conditions.

                  Each of the conditions to the Effective Date set forth in the Plan may be waived in whole or in part by the Debtors, CEH LLC, and the Sub Debt Group to the extent permitted by the Merger Agreement without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

         11. Consequences of Non-Occurrence of Effective Date.

                  If the Effective Date does not occur because the Merger Agreement is terminated or otherwise, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated under such circumstances (a) the Plan shall be null and void in all respects; (b) any settlement of Claims provided for by the Plan shall be null and void without further order of the Bankruptcy Court; (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of ninety (90) days after the date the Confirmation Order is vacated, or such later period as the Bankruptcy Court may set; and (d) if applicable, the Debtors shall pay the Break-Up Payment to CEH LLC as provided in section 12.2(b) of the Merger Agreement.

         12.      Effect of Plan Confirmation

                  a. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

                  b. Releases. On the Effective Date, as of the Confirmation Date for good and valuable consideration, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or this Amended Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their estates or the Reorganized Debtors against the directors or officers of the Debtors, the Agent and the Lenders under the Prepetition Credit Agreement, the Agent and the Lenders under the DIP Facility, the members of the Sub Debt Group, CEH LLC, Pinnacle, the New Equity Investors and their respective affiliates, members, managers, shareholders, partners, representatives, employees, attorneys or agents as of the Petition Date and thereafter. The Debtors believe that their officers and directors provided meaningful contribution to the Restructuring and were key to preserving the assets of the Debtors. The Company's officers and directors were essential to the Debtors' Restructuring since they designed and implemented the operational restructuring and negotiated the financial restructuring.

                  c. Discharge of Claims and Termination of Interests. Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired Claim under the Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained under the Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under Bankruptcy Code section 1141(d)(1)(A) from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in Bankruptcy Code section 502(g), 502(h) or 502(i), and the Interests shall be terminated.

                  d. Preservation of Rights of Action; Settlement of Litigation Claims.

                           (i) Preservation of Rights of Action. Except as
otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Debtors and their estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not File, commence or pursue any claim, right or cause of action under Bankruptcy Code sections 544 through 550; provided, however, that, notwithstanding any statute of limitations (including, without limitation, Bankruptcy Code section 546), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (i) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) and (ii) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

                           (ii) Settlement of Litigation Claims. At any time
after the Confirmation Date and before the Effective Date, notwithstanding anything in the Plan to the contrary, and subject to the terms of the Merger Agreement, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court under Bankruptcy Rule 9019. After the Effective Date, the Reorganized Debtors may compromise and settle any Claims against them and claims they may have against other persons without approval from the Bankruptcy Court.

                  e. Exculpation and Limitation of Liability. None of the Debtors, the Reorganized Debtors, the Agent and the Lenders under the Prepetition Credit Agreement, the Agent and the Lenders under the DIP Facility, the members of the Sub Debt Group, the New Equity Investors, CEH LLC or Pinnacle Foods nor any of their respective present or former members, officers, directors, employees, advisors or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the Solicitation, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  f. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  g. Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, Bankruptcy Code section 510(b) or 510(c) or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined, except as set forth herein. Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

                  h. Corporate Action. Before, on or after the Effective Date (as appropriate), all matters expressly provided for under the Plan that would otherwise require approval of the stockholders or directors of one or both of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect before, on or after the Effective Date (as appropriate) under the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

                  i. Exemption from Transfer Taxes. Under Bankruptcy Code
section 1146(c), the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under Bankruptcy Code section 1129 may not be taxed under any law imposing a stamp tax or similar tax. Unless the Bankruptcy Court orders otherwise, any issuance, transfer or exchange of a security, or the making of an instrument of transfer under the Plan approved by the Bankruptcy Court on or after the Confirmation Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

                  j. Bar Dates for Administrative Claims. The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Claims under the DIP Facility as provided in section 3.1(a)(ii) of the Plan, which date will be forty-five (45) days after the Effective Date. Holders of asserted Administrative Claims not paid before the Confirmation Date shall submit proofs of claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered under Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

                  k. Payment of Statutory Fees. All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

         13.      Discussion of Substantive Consolidation

                  a. General Description. Substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; eliminating inter-company claims; and combining the creditors of the debtors for purposes of voting on reorganization plans. See e.g., In re Genesis Health Ventures, Inc., 266 B.R. 591, 618 (Bankr. D. Del. 2001); In re Augie/Restivo Baking Co., 866 F.2d 515, 818 (2d Cir. 1988). In addition, "the sole purpose of substantive consolidation is to ensure the equitable treatment of all creditors." In re Genesis, 266 B.R. at 618 (quoting In re Augie/Restivo, 866 F.2d at 518). As such, bankruptcy courts have great flexibility to tailor their relief to ensure such equitable treatment of all creditors. There is no statutory authority specifically authorizing substantive consolidation. The authority of a bankruptcy court to order substantive consolidation is derived from its general equitable powers under Bankruptcy Code section 105(a), which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re Stone & Webster, Inc., 286 B.R. 532, 539 (Bankr.
D. Del. 2002); In the Matter of G-I Holdings, Inc., 2001 Bankr. LEXIS 2029 (Bankr. D. N.J. 2001) (court has the power to substantively consolidate corporate entities under the equitable powers granted under section 105); ee also In re DRW Property Co., 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985). Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

                  b. Legal Standards for Substantive Consolidation. The propriety of substantive consolidation must be determined on a case-by-case basis. E.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992); see also In re G-I Holdings, 2001 Bankr. LEXIS at 20. In deciding whether to consolidate, a number of earlier cases relied on the presence or absence of certain "elements" that are similar to factors relevant to piercing the corporate veil under applicable state law. See In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979). See also In re G-I Holdings, 2001 Bankr. LEXIS at
18. Other cases, however, while not ignoring these elements, have applied a less mechanical approach. Thus, for example, the United States Bankruptcy Court for the District of Delaware, in In re Genesis, applied a three part test in determining whether substantive consolidation should be applied. 266 B.R. at 618. The Court stated that the moving party must show (a) a substantial identity between the entities to be consolidated; (b) that consolidation is necessary to avoid harm or to achieve some benefit; and (c) in the event that the creditor shows harm, that the benefit of consolidation "heavily" outweigh the harm. Id.; see also, In re Augie/Restivo, 860 F.2d at 518 (the Second Circuit Court of Appeals adopted a substantive consolidation test that focused on the reliance by creditors on a single economic unit and whether the affairs of the debtors were so entangled that it benefitted all creditors to consolidate); Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245, 250 (11th Cir. 1991)(the Eleventh Circuit Court of Appeals held that the proponent of substantive consolidation must show a substantial identity between the entities to be consolidated and that consolidation is necessary to avoid some harm or to realize some benefit).

                  Regardless of whether the test in In re Genesis or the substantially similar tests resembling the piercing of the veil test is applied, the "elements" enumerated in the earlier cases remain relevant as to whether substantive consolidation should be granted. Courts apply fact intensive analysis of certain factors granting relief in the form of substantive consolidation. In re G-I Holdings, 2001 Bankr. LEXIS at 19. These factors include:

                  (a) the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                  (b) the presence or absence of consolidated financial statements among the entities to be consolidated;

                  (c) the commingling of assets and business functions among the entities to be consolidated;

                  (d) the unity of interests and ownership among the various entities;

                  (e) the existence of parent and intercorporate guarantees on loans to the various entities; and

                  (f) the transfer of assets to and from the various entities without formal observance of corporate formalities.

                  Id.

                  c. Factual Basis for and Result of a Substantive Consolidation of the Debtors' estates. The facts and circumstances surrounding the historical business operations of Aurora and Sea Coast support substantive consolidation in these Chapter 11 Cases. Sea Coast is a wholly owned subsidiary of Aurora, and the Debtors have historically issued consolidated financial statements and filed consolidated tax returns. Moreover, Aurora and Sea Coast have common officers and directors, and have shared key employees and outside professionals, including, but not limited to, employees of Aurora who performed human resources, legal, and risk management services for the benefit of both Debtors and accounting firms, law firms, and consultants who rendered services to both Debtors.

                  In addition, the Debtors' cash management system is effectively centralized. The Debtors maintain common bank accounts, in Aurora's name, and their funds are commingled in the cash management system. No interdebtor transfers or any intercompany funding takes place between Aurora and Sea Coast. Lastly, all of the funds borrowed by Aurora under the Prepetition Credit Agreement, Prepetition Senior Unsecured Notes, or Sub Debt are guaranteed by Sea Coast. Accordingly, substantive consolidation for the limited purposes of the plan does not negatively impact any such creditor.

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund. Absent such substantive consolidation, payment of such duplicative claims would be dilutive of the amounts ultimately payable to holders of other Allowed Claims against the Debtors. The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

                      VIII. RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS IN CLASS 6 SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS AMENDED DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THIS INFORMATION, HOWEVER, SHOULD NOT BE REGARDED AS THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       Certain Bankruptcy Considerations

         1.       Generally

                  The formulation of a reorganization plan is the principal purpose of the Chapter 11 Cases. While the Company is hopeful that the Chapter 11 Cases will be of short duration and have a minimal negative effect on the Debtors' businesses, the pendency of the Chapter 11 Cases may adversely affect the Debtors' operations and their relationships with customers, suppliers, employees, trade creditors and lessors. These adverse effects will be magnified if the Plan is not approved or confirmed in the time frame contemplated by the Merger Agreement and the Plan. If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases will also result in, among other things, increased costs for professional fees and similar expenses. In addition, the failure to confirm and consummate the Plan expeditiously may make it more difficult to retain and attract management and other key personnel and would require senior management to spend significant amounts of time and energy dealing with the Company's financial reorganization instead of focusing on business operations.

         2.       Failure to Confirm the Plan

                  As noted above, certain Claims and Interests will receive no distribution pursuant to the Plan, and are therefore deemed to reject the Plan. In order for the Bankruptcy Court to confirm the Plan, the Plan must be "fair and equitable" and may not "discriminate unfairly" with respect to the different classes. In addition, because Class 6 is the only Impaired Class entitled to vote on the Plan, the requisite majorities of Holders of Claims in Class 6 must vote in favor of the Plan and the Bankruptcy Court must find that the Plan meets the requirements for "cramdown."

                  Bankruptcy Code section 1129 requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, and that the value of distributions to dissenting Holders of Claims and Interests is not less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that any necessary modifications to the Plan would not necessitate the resolicitation of votes, which would result in significant delays to the confirmation process.

         3.       Failure to Consummate the Plan

                  The confirmation and consummation of the Plan are subject to certain conditions described in Section VII above. As of the date of this Amended Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring and merger completed.

                  If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests. If an alternative reorganization plan could not be confirmed, it is possible that the Debtors would have to liquidate all or some of the assets of the Debtors, in which case it is likely that holders of Claims would receive substantially less than they would receive under the Plan.

         4.       Risk of Non-Occurrence of the Effective Date

                  The Merger Agreement and Plan contemplate that Equity Elections and Cash Elections will be made and Subscription Rights will be exercised during the period between the Confirmation Date and the Effective Date. Although the Company believes that the Effective Date will occur within a reasonable time after the Confirmation Date, there can be no assurance that this will occur.

         5.       Failure of the Transactions Contemplated by the Merger
                  Agreement

                  The effectiveness of the transactions contemplated by the Plan is conditioned upon the Closing contemplated by the Merger Agreement, which itself has many conditions to closing, including approval of the Plan by the requisite creditors and by the Bankruptcy Court, antitrust clearance, and other customary closing conditions. Most of the conditions to Closing are outside of the Debtors' control and there can be no assurances that they will be met. Moreover, CEH LLC would not be required to consummate the transaction if there is a material adverse change (as defined in the Merger Agreement) to the Debtors before the Closing. There can be no assurance that an unforeseen event will not occur constituting a material adverse change.

                  If the Closing does not occur before March 31, 2004, the Debtors will likely have to formulate a new reorganization plan absent the support of the New Equity Investors, thereby extending the length of the Chapter 11 Cases and increasing the risks discussed herein, including the escalation of the Allowed Claim of the Prepetition Lenders.

         6.       Effect of the Debtors' Chapter 11 Case on Relations with
                  Trade Vendors

                  The Chapter 11 Cases may adversely affect the Debtors' businesses and cause certain trade suppliers and vendors to cease shipping goods or providing services to the Debtors. Although the Debtors believe that they have good relationships with their suppliers and have implemented the Vendor Lien Program to assure certain vendors secured status on the condition that they continue to provide customary goods and services to the Debtors on customary credit and shipping terms, there can be no assurance that such suppliers and vendors will continue to provide such goods and services to the Debtors or Reorganized Aurora after the commencement of the Chapter 11 Cases and the Merger.

         7.       Disruption of Operations Due to Failure to Confirm Plan

                  The Debtors believe that relationships with their customers, suppliers, and employees will be maintained if the Chapter 11 Cases proceed in a timely fashion. However, a protracted chapter 11 process or a failure to obtain confirmation of the Plan and to consummate expeditiously the transactions contemplated thereby may adversely affect the Debtors' relationships with customers, suppliers, and employees, which could materially adversely affect the Debtors' operations. Weakened operating results could, in turn, adversely affect the Debtors' ability to complete the Solicitation or, if the Solicitation is successfully completed, to obtain confirmation of the Plan and consummate the transactions contemplated thereby.

B.       Inherent Uncertainty of Financial Projections

                  The fundamental premise of the Plan is the deleveraging of the Debtors, the Merger, and the implementation and realization of Reorganized Aurora's business plan, as reflected in the projections contained in this Amended Disclosure Statement (the "Projections"). The Projections, set forth in Appendix C hereto, reflect numerous assumptions, including the confirmation and consummation of the Plan in accordance with its terms as well as other assumptions concerning the anticipated future performance of Reorganized Aurora, some of which may not materialize after the Merger. Such assumptions include, among other items, assumptions concerning the general economy, the food industry, operational and financial benefits of the proposed Merger, and the ability to stabilize and grow Reorganized Aurora's business and control future operating expenses. While all reorganizations and mergers involve estimates and financial projections that lack certainty, the uncertainties associated with these estimates and projections are magnified in cases involving both a reorganization and a merger. Risks associated with the Plan include not only the risks associated with the Debtors' businesses, but also risks associated with the businesses of Pinnacle as well as the risk that the expected benefits of the Merger will not be realized.

                  The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse. Moreover, the Chapter 11 Cases could adversely affect the Debtors' relationships with customers and suppliers, as well as the Debtors' ability to retain or attract high-quality management and employees. In such event, weakened operating results could give rise to variances from the Projections. In addition, while the Debtors believe that the Projections are reasonable, there is no assurance that the Bankruptcy Court will adopt the Projections and the valuations contained therein.

C.       Risks Associated with Business and Competition

         1.       Generally

                  The food-products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, advertising and promotion and the ability to identify and satisfy emerging consumer preferences. The Debtors and Pinnacle compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, many of which have multiple product lines, substantially greater financial and other resources available, and may be substantially less leveraged than Reorganized Aurora will be after the Merger.

                  Competitive pressure or other factors could cause Reorganized Aurora to lose market share, which may require it to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would affect Reorganized Aurora's margins and could have a material adverse effect on its business, financial condition or results of operations.

                  Reorganized Aurora is expected to be vulnerable to fluctuations in the price and supply of food ingredients and packaging materials. The prices of the food ingredients Reorganized Aurora is expected to use are subject to fluctuations in price attributable to, among other things, changes in crop size and government-sponsored agricultural and livestock programs. Reorganized Aurora's ability to pass along cost increases to customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which it is expected to compete. If Reorganized Aurora is unable to pass along such cost increases, it could have a material adverse effect on its business, financial condition or results of operations.

                  The supply and price of the food ingredients Reorganized Aurora is expected to use are subject to market conditions and are influenced by other factors beyond Reorganized Aurora's control such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi.

                  Reorganized Aurora is expected to generally not have long-term contracts with its suppliers. Such suppliers may implement significant price increases or may not meet Reorganized Aurora's requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on Reorganized Aurora's business, financial condition or results of operations.

                  Reorganized Aurora is expected to be dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of its sales. Reorganized Aurora is not expected to have long-term contracts with any of its major customers. The loss of one or more major customers, a material reduction in sales to these customers as result of competition from other food manufacturers or the occurrence of a significant business interruption at its customers would have a material adverse effect on its business, financial condition or results of operations or on its ability to service its indebtedness.

                  Due to the seasonality of the business, Reorganized Aurora's revenue and operating results may vary significantly quarter to quarter.

                  Reorganized Aurora is expected to rely upon co-packers for certain of its manufacturing needs. The Debtors believe that there are a limited number of competent, high-quality co-packers in the industry, and if Reorganized Aurora were required to obtain additional or alternative co-packing agreements or arrangements in the future, Reorganized Aurora may not be able to do so on satisfactory terms or in a timely manner.

                  Reorganized Aurora may not be able to complete, or achieve the expected benefits from, any future acquisitions, which would adversely affect its growth. Reorganized Aurora may not be able to identify and complete additional acquisitions in the future, and its failure to identify and complete acquisitions may affect its ability to grow its business. In addition, Reorganized Aurora may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. Also, if Reorganized Aurora does not successfully integrate acquisitions, it may not realize anticipated operating advantages and cost savings. The acquisition and integration of companies involves a number of risks, including:

                  o the risk that a proposed acquisition will be prohibited by U.S. or foreign antitrust laws;

                  o use of available cash or borrowings under the Pinnacle Senior Credit Facility to consummate the acquisition;

                  o demands on management related to the increase in its size after an acquisition;

                  o the diversion of management's attention from existing operations to the integration of acquired companies;

                  o difficulties in the assimilation and retention of employees; and

                  o        potential adverse effects on its operating results.

                  Reorganized Aurora may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon Reorganized Aurora's ability to manage those operations and to eliminate redundant and excess costs. Reorganized Aurora may not be able to achieve the cost savings and other benefits that it would hope to achieve from acquisitions, which could adversely affect its business, financial condition or results of operations.

                  Reorganized Aurora is expected to be subject to environmental laws and regulation relating to hazardous materials used in or resulting from its operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on its business. Reorganized Aurora's operations are expected to include the use, generation and disposal of hazardous materials. Reorganized Aurora is expected to be subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and the cleanup of contaminated sites. In addition, its operations are expected to be governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous materials in the workplace. Reorganized Aurora could incur substantial costs, including cleanup coss, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of, or liabilities under, environmental laws and regulations or the noncompliance with environmental permits required at its facilities. These laws, regulations and permits also could require the installation of pollution control equipment or operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. There is no assurance that such costs will not be material.

                  The Debtors can not predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. The Debtors can also not predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims.

                  Reorganized Aurora's operations are expected to be subject to governmental regulation by the U.S. Food and Drug Administration (the "FDA") and the U.S. Department of Agriculture (the "USDA"), and there is no assurance that it will be in compliance with all regulations. Reorganized Aurora's operations are expected to be subject to extensive regulation by the FDA, the U.S.D.A. and other national, state and local authorities. Specifically, Reorganized Aurora is expected to be subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the recipes for certain foods. Reorganized Aurora's processing facilities and products are expected to be subject to periodic inspection by federal, state and local authorities. In addition, it is expected to be required to comply with similar laws in Canada. It is expected that Reorganized Aurora will seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional-labeling requirements.

                  There is no assurance that Reorganized Aurora will be in full compliance with material governmental laws and regulations and that it will be able to comply with any or all future laws and regulations. Failure by Reorganized Aurora to comply with applicable laws and regulations or maintain permits and licenses relating to its operations could subject it to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, financial condition or results of operations.

                  Reorganized Aurora may be subject to significant liability should the consumption of any of its products cause injury, illness or death. The business of Reorganized Aurora is expected to be subject to product recalls in the event of contamination, product tampering, mislabeling or damage to its products. There can be no assurance that product-liability claims will not be asserted against Reorganized Aurora or that it will not be obligated to recall its products in the future. A product-liability judgment against Reorganized Aurora or a product recall could have a material adverse effect on its business, financial condition or results of operations.

                  Litigation regarding its trademarks and any other proprietary rights may have a significant negative impact on Reorganized Aurora's business. Reorganized Aurora's trademarks are expected to be of significant importance to its business. Although Reorganized Aurora is expected to devote resources to the establishment and protection of its trademarks, there is no assurance that the actions that Aurora or Pinnacle has taken or the actions that will be taken in the future will be adequate to prevent limitation of Reorganized Aurora's products by others or prevent others from seeking to block sales of its products as an alleged violation of their trademarks and proprietary rights. There can be no assurance that future litigation by Reorganized Aurora will not be necessary to enforce its trademark rights or to defend it against claimed infringement of the rights of others, or result in adverse determinations that could have a material adverse effect on its business, financial condition or results of operations.

                  Termination of the Swanson trademark license would have a material adverse effect on Reorganized Aurora's business. Reorganized Aurora is expected to manufacture and market certain of its frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell. The licenses grant the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require the prior written approval of Campbell for the visual appearance and trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell as well as assignment and consent provisions. If Reorganized Aurora were to breach any material term of the licenses and not timely cure such breach, Campbell could terminate the licenses. The loss of these licenses would have a material adverse effect on Reorganized Aurora's business.

                  If Reorganized Aurora is unable to retain its key management personnel, its growth and future success may be impaired and its financial condition could suffer as a result. Reorganized Aurora's success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of its executive officers could have a material adverse effect on Reorganized Aurora's business, financial condition or results of operations. Reorganized Aurora is not expected to maintain key-man life insurance on any of its executive officers. There is no assurance that the services of such personnel will continue to be available to Reorganized Aurora.

                  Reorganized Aurora's financial well-being could be jeopardized by unforeseen changes in its employees' collective bargaining agreements or shifts in union policy. Failure to extend or renew its collective-bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on Reorganized Aurora's business, financial condition or results of operations. In addition, there can be no assurance that upon the expiration of its existing collective-bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms wholly satisfactory to Reorganized Aurora.

D.       Risks related to the combination of Aurora and Pinnacle

                  The process of integrating the operations of Aurora and Pinnacle may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There can be no assurance that Reorganized Aurora will be successful in integrating the businesses of Aurora and Pinnacle or that such an integrated company will perform as expected, achieve cost savings or generate significant revenues or profit.

                  Reorganized Aurora is expected to be controlled by parties whose interests may not be aligned with Holders of the Bondholder Trust Interests. Reorganized Aurora's Chief Executive Officer will be C. Dean Metropoulos, who also serves as a director of National Waterworks, Inc., a portfolio company of JPMP as well as a director of certain portfolio companies of Hicks Muse. Furthermore, C. Dean Metropoulos, in his capacity as Chief Executive Officer of CDM Investor Group, may manage or have an ownership interest in other companies, including competing food companies. Service as a director, involvement in management or ownership of both its company and other companies, other than its subsidiaries, could create or appear to create potential conflicts of interest when faced with decisions that could have different implications for Reorganized Aurora and the other companies. A conflict of interest could also exist with respect to allocation of the time and attention of persons who serve, manage or own both Reorganized Aurora and one or more other companies.

E.       Factors Affecting the Value of the Securities To Be Issued Under the
         Plan

                  While all of the risks described in this section, particularly the risks associated with Reorganized Aurora's businesses, are relevant to Holders of Class 6 Claims in considering whether to make a Cash Election or an Equity Election, the capital structure of Reorganized Aurora, as well as certain unique characteristics of the securities to be issued under the Plan, are significant.

                  The ultimate recoveries under the Plan to Holders of Class 6 Claims (other than those Holders who are paid solely in Cash under the Plan) depend upon the realizable value of the Bondholder Trust Interests. The Bondholder Trust Interests to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about March 31, 2004.

         1.       Leverage

                  As of the Effective Date and the Closing Date, Reorganized Aurora will have an aggregate net indebtedness of approximately $921.8 million.

                  Reorganized Aurora's leverage could have important consequences to the holders of the securities to be issued under the Plan, including: (i) impairing Reorganized Aurora's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes and (ii) requiring that a substantial portion of Reorganized Aurora's cash flow from operations be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Reorganized Aurora for other purposes.

         2.       Limited Market for the Bondholder Trust Interests

                  As described above, Reorganized Aurora will be wholly and indirectly owned by CEH LLC. Holders of Class 6 Claims that make or are deemed to have made Equity Elections will receive interests in the Bondholder Trust, formed to hold Class A Units of CEH LLC on their behalf. Those Holders will, as a condition to receiving such interests, be required to execute the Trust Accession Instrument and agree to be bound by the terms of the trust's governing documents. The Bondholder Trust Interests will be illiquid securities given that (i) the Bondholder Trust Interests are relatively uncommon securities outside the context of closely-held entities, (ii) the Bondholder Trust Interests will be subject to significant transfer restrictions pursuant to the governing documents of the Bondholder Trust and the Members Agreement, precluding the possibility of a public market in such interests, and (iii) transfer of the Class A Units owned by the Bondholder Trust is prohibited by the Members Agreement except in limited circumstances. Accordingly, there can be no assurance as to the market value, if any, of the Bondholder Trust Interests.

         3.       Uncertainties in Realizing Benefits of the Merger

                  Although the Debtors believe that cost savings, operating efficiencies and other synergies will result from the Merger, there can be no assurance that Reorganized Aurora will successfully integrate the operations of Aurora and Pinnacle or that the expected benefits of the Merger will be realized in the amounts or time frames currently anticipated.

         4.       The Indemnity Agreement

                  As discussed herein in Section IV.F.4 - "HISTORY AND STRUCTURE OF DEBTORS - Equity Arrangements - Indemnity Agreement", the Bondholder Trust will enter into an Indemnity Agreement with Aurora and CEH LLC, which may have the effect of reducing the value of the Bondholder Trust Interests received by the Holders of Class 6 Claims. Pursuant to the terms of the Indemnity Agreement, the Bondholder Trust will indemnify Aurora against losses in connection with certain liabilities associated with Aurora's operations before the Merger, in an amount not to exceed $30 million. In the event of a valid indemnity claim, the Bondholder Trust will be required to transfer to CEH LLC for cancellation a number of Class A Units equal in value to the amount of such claim, with each such unit valued at $1,000. Alternatively, the Bondholder Trust may elect to fund all or a portion of any such obligation by making a cash payment to Aurora.

         5.       The Bondholder Trust as Minority Holder of CEH LLC

                  The Bondholder Trust will be a minority holder of CEH LLC and will, therefore, have the specified rights set forth in the Members Agreement but will not hold a controlling interest in CEH LLC. Accordingly, the Bondholder Trust will not be involved in the day-to-day decisions of Reorganized Aurora, nor will it have the right to veto material transactions involving Reorganized Aurora. There can be no assurance that business decisions made by the New Equity Investors will not have an adverse effect on the value of Bondholder Trust Interests.

         6.       Dividend Policies

                  Reorganized Aurora is not expected to pay any dividends in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Aurora is expected to be a party will likely limit the ability of the Reorganized Debtors to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in Bondholder Trust Interests.

         7.       Dilution

                  To the extent that the Bondholder Trust does not exercise preemptive rights available to it under the Members Agreement in respect of any issuance of units by CEH LLC, the Class A Units held by it will be subject to dilution as a result of such issuance. In addition, the Class A Units held by the Bondholder Trust will be subject to dilution as a result of issuances of units by CEH LLC for which no preemptive rights are available.


                       IX. SECURITIES LAW CONSIDERATIONS

                  Holders of Sub Debt Claims will receive Bondholder Trust Interests pursuant to the Plan. Bankruptcy Code section 1145 provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities pursuant to a reorganization plan.

A.       Issuance of Securities

                  Bankruptcy Code section 1145 exempts the original issuance of securities under a reorganization plan (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state law. Under section 1145, the issuance of securities pursuant to the Plan is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor or an affiliate participating in a joint plan with the debtor, under a plan of reorganization,
(2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate or "principally" in such exchange and "partly" for cash or property.

                  The Debtors believe that the issuance of the Bondholder Trust Interests, and the Class A Units represented thereby, will satisfy all three conditions because (a) the issuances are expressly contemplated under the Plan, (b) the recipients are holders of Claims against the Debtors and (c) the recipients will obtain such securities principally in exchange for their pre-petition claims or interests.

B.       Subsequent Transfers of Securities

                  The Bondholder Trust Interests, and the Class A Units represented thereby, issued pursuant to the Plan may be freely transferred by most recipients following distribution under the Plan, and all resales and subsequent transactions in such securities, including the issuance of certain securities to be issued under the Plan pursuant to the Subscription Rights, are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Bankruptcy Code section 1145(b) defines four types of "underwriters":

                  o persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

                  o persons who offer to sell securities offered under a plan for the holders of such securities;

                  o persons who offer to buy such securities for the holders of such securities, if the offer to buy is
                           (a) with a view to distributing such securities or
                           (b) made under a distribution agreement; and

                  o a person who is an "issuer" with respect to the securities (as defined in section 2(11) of the Securities Act), which includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

                  To the extent that persons deemed to be "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted from registration by Bankruptcy Code section 1145, under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the Plan by persons who would be deemed to be "underwriters" pursuant to Bankruptcy Code section 1145, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

                  Whether or not any particular person would be deemed to be an "underwriter" with respect to any security to be issued under the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to the securities to be issued under the Plan.

                  Notwithstanding any of the foregoing, the Bondholder Trust Interests and the Class A Units are subject to restrictions on transferability, as more fully set forth in the Members Agreement and the Bondholder Trust's organizational and governing documents.

                  Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the securities to be issued under the Plan. The Debtors recommend that potential recipients of securities consult their own counsel concerning whether they may freely trade these securities.

          X. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE COMPANY AND HOLDERS OF SUB DEBT CLAIMS. THIS SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

                  THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF FEDERAL INCOME TAX LAW THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SUB DEBT CLAIMS IN LIGHT OF THE HOLDER'S PARTICULAR CIRCUMSTANCES OR TO PARTICULAR TYPES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS, FOR EXAMPLE, NON-U.S. PERSONS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, INSURANCE COMPANIES, AND TAX-EXEMPT ORGANIZATIONS, HOLDERS WHO HOLD THEIR SUB DEBT AS PART OF A HEDGE, STRADDLE, OR CONVERSION TRANSACTION, AND HOLDERS WHO ARE, OR WHO HOLD THEIR SUB DEBT THROUGH, PARTNERSHIPS OR OTHER PASS-THROUGH ENTITIES) AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION ASSUMES HOLDERS HOLD THEIR SUB DEBT AS CAPITAL ASSETS.

                  IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS AMENDED DISCLOSURE STATEMENT, SUCH AS THE ENACTMENT OF ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY WILL NOT SEEK A RULING FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND WILL NOT OBTAIN AN OPINION OF COUNSEL WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF SUB DEBT CLAIMS IS STRONGLY URGED TO CONSULT THE HOLDER'S TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.       Federal Income Tax Consequences to the Company

         1.       Cancellation of Indebtedness Income

                  The Company will realize cancellation-of-indebtedness income ("COD") upon consummation of the Plan in an amount equal to the difference between the adjusted issue price of the Sub Debt and the sum of the amount of cash and the fair market value of the Bondholder Trust Interests and Subscription Rights transferred in exchange for the Sub Debt. Because the Sub Debt will be discharged while the Company is under the jurisdiction of a court in a chapter 11 bankruptcy case, however, the Company will not be required to include any COD in income but rather will reduce its consolidated net operating losses (including carryforwards) ("NOLs") by the amount of COD realized.

         2.       Net Operating Losses

                  Following the restructuring transactions contemplated by the Plan, as a result of the change in ownership of the Company's stock, Section 382 of the Code will limit the Company's ability to offset taxable income earned or accrued by it or any member of the consolidated federal income tax group of which it is a member (the "Company Tax Group") for taxable periods beginning on or after the date of the change of ownership with its remaining NOLs, certain other tax attributes allocable to periods prior to the restructuring and certain subsequently recognized built-in losses (i.e., losses economically accrued but unrecognized as of the ownership change) (together, "Pre-Change Losses"). The Company's use of Pre-Change Losses generally will be limited, on an annual basis, to the value of the Company's stock immediately after the ownership change multiplied by the long-term tax-exempt rate for the month in which the ownership change occurs. The long-term tax-exempt rate is published by the Treasury Department and is intended to reflect the yield that Treasury bonds would produce if they were tax-exempt (for ownership changes occurring during December, 2003, the rate is 4.74%). Subject to certain limitations, any unused portion of the annual
Section 382 limitation amount may be available in subsequent years. The Company expects that it will meet certain required continuity of business enterprise requirements for the two years following the contemplated ownership change in order to preserve the annual Section 382 limitation. There can be no assurance that the IRS will not successfully challenge the Company's determination of its annual Section 382 limitation, in which case the Company Tax Group's ability to use the Company's NOLs to offset income could be restricted beyond what the Company currently expects.

B.       Consequences to  Holders

         1.       Exchange for Cash

                  A Holder of Sub Debt Claims that receives solely Cash in exchange for the Holder's Sub Debt will recognize gain or loss equal to the difference between the amount of Cash received and the holder's adjusted tax basis in the Sub Debt surrendered for Cash. Subject to the discussion of market discount and accrued interest below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Sub Debt has been held for more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

         2. Exchange for Bondholder Trust Interests and Subscription Rights or for a Combination of Bondholder Trust Interests, Subscription Rights and Cash

                  A Holder of Sub Debt Claims that receives Bondholder Trust Interests and Subscription Rights (or a combination of Bondholder Trust Interests, Subscription Rights and Cash) in exchange for the Holder's should be deemed to have exchanged such Sub Debt for common stock of the Company and any Cash received and to have then contributed such stock to the Bondholder Trust, followed by successive contributions of such stock to CEH LLC and Crunch Holding, prior to the Merger. The Company expects that the Subscription Rights will have nominal value, so that any purchase by a Holder of Bondholder Trust Interests pursuant to the exercise of Subscription Rights should be treated as a separate transaction from the Sub Debt exchange. Accordingly, a Holder of Sub Debt Claims' exchange of Sub Debt for common stock should qualify as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, and a Holder should not recognize loss upon the exchange and should recognize gain only to the extent of any Cash received. Subject to the discussion of market discount and accrued interest below, any gain recognized by a Holder as a result should be capital gain and should be long-term capital gain if the Holder's holding period for the Sub Debt surrendered exceeds one year at the time of the exchange. A Holder should not recognize gain or loss upon the subsequent contribution of common stock to the Bondholder Trust in exchange for Bondholder Trust Interests or the contributions of such stock to CEH LLC and Crunch Holding. A Holder of Sub Debt Claims' tax basis in the Bondholder Trust Interests received in exchange for Sub Debt should equal the Holder's adjusted tax basis in the Sub Debt plus any gain recognized on the exchange. A Holder's tax basis in any Bondholder Trust Interests purchased pursuant to the exercise of Subscription Rights should equal the amount of cash paid to exercise the rights. A Holder of Sub Debt Claims' holding period in Bondholder Trust Interests received in exchange for Sub Debt should include the holding period for the Sub Debt, and a Holder's holding period in Bondholder Trust Interests purchased pursuant to the exercise of Subscription Rights should begin on the day after rights are exercised.

                  Although the Company intends to take the position described above, the IRS could assert that a Holder's exchange of Sub Debt for Bondholder Trust Interests and Subscription Rights could be characterized as consisting of steps different from those described above, including a characterization involving a taxable transaction. If such position were successful, a holder may be required to recognize gain or loss pursuant to the exchange. Therefore, holders should consult their tax advisors with regard to their particular circumstances and the tax consequences to them of the Plan.

         3.       Consent Solicitation

                  The IRS could assert that some portion of the total consideration paid to Holders of Sub Debt Claims upon consummation of the Plan should not be treated as part of the exchange but should instead be treated as a separate payment in the nature of compensation for the Holders' consent to the Plan. To the extent that any portion of the consideration were so treated, that portion would not be taken into account in determining the consequences to holders of an exchange of Sub Debt for Cash and/or Bondholder Trust Interests and Subscription Rights, as described above, but instead would be taxable to such Holders as ordinary income.

         4.       Market Discount

                  A Holder of Sub Debt Claims that acquired Sub Debt after its original issuance at a market discount (generally defined in the case of a debt obligation with original issue discount as the amount, if any, by which a Holder's tax basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) will be required to treat any gain recognized upon the exchange of the Sub Debt as ordinary income to the extent of the market discount accrued during the Holder's period of ownership, unless the holder has elected to include the market discount in income as it accrues. The amount of any accrued market discount with respect to Sub Debt exchanged solely for Bondholder Trust Interests (or any amount of market discount that exceeds the amount of gain recognized on an exchange for Bondholder Trust Interests and cash) should not be recognized on the exchange but generally should carry over to the Bondholder Trust Interests received in the exchange, and any gain realized on the sale, exchange or other disposition of the Bondholder Trust Interests generally should be treated as ordinary income to the extent of such market discount. The market discount rules are complex, and a holder whose Sub Debt may have market discount should consult its tax advisor as to the effects of these rules on the Holder.

         5.       Accrued Interest

                  The manner in which the consideration received pursuant to the Plan should be allocated between accrued but unpaid interest and principal of the Sub Debt for federal income tax purposes is unclear. The Company intends to take the position that no portion of the consideration distributed to Holders of Sub Debt Claims pursuant to the Plan is allocable to accrued and unpaid interest on the Sub Debt, although there can be no assurance with respect to this issue.

                  To the extent that a Holder of Sub Debt Claims did not previously include in income accrued but unpaid interest attributable to its Sub Debt, any portion of the consideration received that is properly allocable to accrued but unpaid interest should be recognized as ordinary income, regardless of whether the Holder realizes an overall gain or loss upon the surrender of its Sub Debt or whether such gain or loss is recognized. If the Company's position were respected, no such income inclusion would be required. A Holder that previously included in income accrued but unpaid interest attributable to its Sub Debt should recognize an ordinary loss to extent that such interest exceeds the amount of consideration, if any, received by the Holder that is properly attributable to accrued interest for federal income tax purposes.

         6.       Ownership of Bondholder Trust Interests

                  The Bondholder Trust should be classified as a partnership and not as a corporation for U.S. federal income tax purposes. If the Bondholder Trust were to constitute a publicly traded partnership that is taxable as a corporation or elect to be classified as a corporation, its net income would be subject to federal income tax at the applicable corporate rates.

                  As a partnership, the Bondholder Trust should not be subject to U.S. federal income tax. Instead, each Holder should take into account its distributive share of the Bondholder Trust's income, gain, deduction or loss, including the Bondholder Trust's distributive share of CEH LLC's income, which generally will reflect such Holder's allocable share of distributions, if any, on the common stock of Crunch Holding and any gain or loss on the sale of Crunch Holding stock by CEH LLC.

         7.       CEH LLC

                  CEH LLC should be classified as a partnership and not as a corporation for U.S. federal income tax purposes. If CEH LLC were to constitute a publicly traded partnership that is taxable as a corporation or elect to be classified as a corporation, it would be a member of the Company Tax Group, and its net income would be subject to federal income tax at the applicable corporate rates.

                  As a partnership, CEH LLC should not be subject to U.S. federal income tax. Instead, each Holder should take into account its distributive share of CEH LLC's income, gain, loss or deduction, including any gain or loss on the sale of Crunch Holding's stock by CEH LLC and distributions, if any, with respect to Crunch Holding's common stock, whether or not distributed by CEH LLC. Any such distribution will constitute a dividend, taxable as ordinary income, to the extent of Crunch Holding's current and accumulated earnings and profits at the end of the tax year in which such distribution is made, and then as a non-taxable return of capital to the extent of CEH LLC's adjusted tax basis in Crunch Holding's stock at the time of such distribution and thereafter as capital gain. Subject to certain limitations, dividends allocable to Holders that are corporations may qualify for the dividends-received deduction. Under recently enacted legislation, subject to certain holding period requirements, the maximum tax rate for individual Holders is 15% with respect to dividends paid and capital gains recognized during tax years beginning before January 1, 2009.

         8.       Disposition of Bondholder Trust Interests

                  In general, a holder will recognize capital gain or loss upon a sale, exchange or other taxable disposition of Bondholder Trust Interests equal to the difference between the amount realized by such holder on the disposition (i.e., the amount of cash plus the fair market value of any property received) and the holder's adjusted tax basis in the Bondholder Trust Interests. Subject to the market discount rules discussed above, such capital gain or loss will be long-term capital gain or loss if the Holder's holding period for the Bondholder Trust Interests exceeds one year at the time of such disposition.

         9.       Information Reporting and Backup Withholding

                  Certain payments, including payments to a Holder of Sub Debt Claims pursuant to the Plan, payments of dividends, if any, on the common stock of Crunch Holding and the proceeds from the sale or other taxable disposition of such common stock generally will be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding (currently at a rate of 28%) unless (i) the taxpayer is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) the taxpayer provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.


          XI. FEASIBILITY OF THE PLAN AND BEST INTEREST OF CREDITORS

A.       Feasibility of the Plan

                  In connection with confirmation of a plan, Bankruptcy Code section 1129(a)(11) requires that the Bankruptcy Court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor. This is the so-called "feasibility" test. For purposes of showing that the plan meets this feasibility standard, the Debtors and MBLY have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

                  The Debtors believe that with a significantly deleveraged capital structure, their business will be able to return to viability. The decrease in the amount of debt on the Debtors' balance sheet will substantially improve the Debtors' cash flow and reduce their interest expense. Based on the terms of the Plan, at emergence, the Debtors will have approximately $946.8 million of debt in contrast to more than $1.1 billion of debt before the restructuring. At emergence, the Debtors anticipate that Reorganized Aurora will have a debt to equity ratio of 1.9x.

                  To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, as set forth in Appendix C of the Amended Disclosure Statement.

                  The Projections indicate that Reorganized Aurora should have sufficient cash flow to pay, service, and/or refinance its debt obligations, including the DIP Facility, and to fund their operations during the period covered thereby. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Bankruptcy Code section 1129(a)(11).

                  The Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtors' independent certified public accountants have not compiled or examined the Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Projections.

                  The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Amended Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

B.       Acceptance of the Plan

                  As a condition to confirmation, the Bankruptcy Code requires that each class of Impaired Claims which is entitled to vote on the plan, votes to accept the Plan, except under certain circumstances.

                  Bankruptcy Code section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of holders of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, Class 6 will have voted to accept the Plan only if two-thirds in amount and a majority in number of Holders of that Class (the "Requisite Acceptances") actually voting cast their Ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.       Best Interests Test

                  As noted above, even if a plan is accepted by the holders of each class of claims and interests entitled to vote, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Bankruptcy Code section 1129(a)(7), requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if a debtor were to be liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case and, second, the claims of secured creditors (to the extent of the value of their collateral). Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation to a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in the Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed, liquidation costs, and claims arising from the operations of the debtor during the pendency of the chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection claims.

                  Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value less than or equal to the distributions to be received by such creditors and equity security holders under the plan, then the plan is in the best interests of creditors and equity security holders.

D.       Liquidation Analysis

                  In order to determine the amount of liquidation value available to creditors, the Debtors have prepared a liquidation analysis that provides an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation for the Company (the "Liquidation Analysis"). While the Debtors believe that the assumptions underlying their Liquidation Analysis are reasonable, it is possible that certain of those assumptions would not be realized in an actual liquidation. The Liquidation Analysis is set forth as Appendix B to the Amended Disclosure Statement.

                  Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The Liquidation Analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that will ultimately become Allowed Claims. In preparing the Liquidation Analysis, the Debtors used estimated values of their assets that were both at the lowest and highest end of a range of reasonableness, such that, for purposes of the Liquidation Analysis, the largest and lowest possible chapter 7 liquidation dividend to holders of the Claims and Interests can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E. Application of the "Best Interests" of Creditors Test to the Liquidation Analyses

                  It is impossible to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim as a result of hypothetical chapter 7 liquidation. Notwithstanding the difficulty in quantifying recoveries to Holders of Allowed Claims with precision, the Debtors believe that the financial disclosures and Projections contained herein imply a greater or equal recovery to Holders of Claims in Class 6 than the recovery available in a chapter 7 liquidation. As set forth in the Liquidation Analysis for the Debtors, Holders of Allowed Claims in Class 6 are estimated to receive a recovery as high as 7% or a recovery as low as 0% in a chapter 7 liquidation, and under the Plan, such Holders are estimated to receive a 46.2% recovery if they receive Cash, and a 45.4% recovery if they make the Equity Election without participating in the subscription offerings, subject to adjustments as described above.

                  Accordingly, the Debtors believe that the "best interests" test of Bankruptcy Code section 1129 is satisfied because the Debtors believe that the members of each Impaired Class will receive greater or equal value under the Plan than they would in a liquidation. Although the Debtors believe that the Plan meets the "best interests test" of Bankruptcy Code section 1129(a)(7), there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test.

F. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

                  In view of the deemed rejection by Holders of Claims in Classes 7 and 8 and Holders of Interests, and if otherwise necessary or desirable, the Debtors will seek confirmation of the Plan under the "cramdown" provisions of the Bankruptcy Code. Bankruptcy Code section 1129(b) provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

                  A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

                  A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

        XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords Holders of Sub Debt Claims the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders.

                  If, however, the requisite acceptances are not received, or the Plan is not confirmed and consummated, the theoretical alternatives include: (a) a formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.

A.       Alternative Plan(s) of Reorganization

                  If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party in interest, could attempt to propose a different plan or plans or reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

                  It is not clear whether the Debtors could survive as going concerns in a protracted alternative reorganization plan. They could have difficulty sustaining operations in the face of high costs, erosion of customer confidence, and liquidity difficulties that could well result if they remained Debtors for any length of time.

                  With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan or reorganization, has the greatest chance to be confirmed or consummated.

B.       Liquidation under Chapter 7 or Chapter 11

                  If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, under which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

                  The Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

                  The Debtors could also be liquidated under the provisions of a chapter 11 reorganization plan. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of claims under a chapter 11 liquidation plan probably would be delayed substantially.

                  Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because the return would be less than is being provided by the Plan.

                  THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS THAN WOULD ANY OTHER REASONABLY CONFIRMABLE REORGANIZATION PLAN OR LIQUIDATION UNDER ANY CHAPTER OF THE BANKRUPTCY CODE.

                 XIII. PLAN VOTING INSTRUCTIONS AND PROCEDURES

                  Chapter 11 of the Bankruptcy Code provides that, in order for the Bankruptcy Court to confirm a plan as a consensual plan, the holders of impaired claims against and impaired interests in the debtors in each class of impaired claims or interests entitled to vote must accept the plan by the requisite majorities set forth in the Bankruptcy Code. An impaired class of claims shall have accepted the plan if (a) the holders of at least two-thirds in amount of the claims in such class actually voting on the plan have voted to accept it and (b) more than one-half in number of the holders in such class actually voting on the plan have voted to accept it. An impaired class of interests shall have accepted the plan if the holders of at least two- thirds in amount of the interests actually voting in such impaired class have voted to accept it.

                  Under Bankruptcy Code section 1124, a class of claims or interests is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cured all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

                  In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," either by order of the Bankruptcy Court or because no party in interest has objected to such claim and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the Holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

                  Class 6 is entitled to vote to accept or reject the Plan. By operation of law, each unimpaired class of Claims (Classes 1, 2, 3, 4 and 5) is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. By operation of law, Classes 7 and 8 are deemed to have rejected the Plan and therefore are not entitled to vote to accept or reject the Plan.

                  In light of the significant benefits to be attained by the Holders of Claims under the transactions contemplated by the Plan, the Debtors' boards of directors recommend that Holders of Claims in Class 6 vote to accept the Plan. The boards of directors have reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors' businesses operations, creditors, and shareholders, including liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors' boards of directors determined, after consulting with financial and legal advisors, that the Plan would result in a distribution to Claims and Interest holders at least as large as would a liquidation under chapter 7.

                  ALL HOLDERS OF CLAIMS IN CLASS 6 ARE ENCOURAGED TO READ THIS AMENDED DISCLOSURE STATEMENT AND ITS APPENDICES, ALONG WITH THE EXHIBITS AND SCHEDULES ATTACHED THERETO, CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN, CONSIDERATIONS PERTINENT TO ACCEPTANCE OR REJECTION OF THE PLAN.

                  THIS AMENDED DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS AMENDED DISCLOSURE STATEMENT, AND NO PERSON HAS BEEN AUTHORIZED TO DISTRIBUTE ANY INFORMATION CONCERNING THE DEBTORS, OTHER THAN THE INFORMATION CONTAINED HEREIN.

                  CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Amended Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Amended Disclosure Statement. The Debtors do not intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Furthermore, the Debtors do not anticipate that any amendments or supplements to this Amended Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Amended Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

                  EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

A.       Solicitation Package

                  This Amended Disclosure Statement, as well as a Ballot to cast a vote appropriate for the specific creditor and an Election Form will be transmitted to Holders of Claims in Class 6, which are the only Holders of Claims entitled to vote on the Plan. Holders of Claims in Classes 1, 2, 3, 4 and 5 (who are not entitled to vote because they are unimpaired Claims deemed to have accepted the Plan) and Holders of Class 7 Subordinated Claims (who are not entitled to vote because they are impaired Claims deemed to have rejected the Plan) will be furnished with a notice of confirmation hearing (the "Confirmation Notice") as well as a notice of their non-voting status. The Debtors are not soliciting votes from Holders of Old Equity, categorized as impaired Claims in Class 8; such holders, however, will also receive a copy of the Confirmation Notice and a notice of their non-voting status. The purpose of this Amended Disclosure Statement is to provide adequate information to enable Holders of Claims in Class 6 to make a reasonably informed decision with respect to the Plan before exercising their right to vote to accept or reject the Plan.

                  The Debtors reserve the absolute right to amend the Plan in accordance with the terms thereof. Amendments to the Plan that do not materially and adversely affect the treatment of Claims and Interests may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new Ballots to be used to vote to accept or reject the Plan, as amended.

B.       Voting Procedures and Ballots and Voting Deadline

                  After carefully reviewing the Plan, this Amended Disclosure Statement and the detailed instructions accompanying your Ballot and Election Form, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Moreover, please make your Cash Election or Equity Election and exercise your Subscription Rights, as applicable, by completing the Election Form accompanying this Amended Disclosure Statement. Please complete and sign your original Ballot and two original copies of the Election Form (photocopies will not be accepted) and return them in the envelope provided.

         THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN AND TO SUBMIT YOUR ELECTION FORM IS 5:00 P.M. (EASTERN TIME) ON FEBRUARY 9, 2004, UNLESS AND UNTIL THE DEBTORS, IN THEIR SOLE DISCRETION, EXTEND THE DATE UNTIL WHICH BALLOTS AND ELECTION FORM WILL BE ACCEPTED, IN WHICH CASE THE SOLICITATION PERIOD WILL TERMINATED AT 5:00 P.M. (EASTERN TIME) ON SUCH EXTENDED DATE. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT BY THE VOTING DEADLINE.

                  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN THE VOTING DEADLINE BY THE VOTING AGENT. EXCEPT TO THE EXTENT DEBTORS SO DETERMINE OR AS PERMITTED BY THE BANKRUPTCY COURT, BALLOTS THAT ARE RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED OR OTHERWISE USED BY THE DEBTORS IN CONNECTION WITH THE DEBTORS' REQUEST FOR CONFIRMATION OF THE PLAN (OR ANY PERMITTED MODIFICATION THEREOF).

                  If you have any questions about (1) the procedure for voting your Claim or with respect to the packet of materials that you have received or (2) the amount of your Claim, or if you wish to obtain an additional copy of the Plan, this Amended Disclosure Statement, or any appendices, exhibits, or schedules to such documents, please contact:

                           Bankruptcy Services LLC
                           757 Third Avenue, 3rd Floor
                           New York, New York 10017
                           Telephone: (646) 282-2500

                  The Record Date for determining which Holders of Sub Debt Claims are entitled to vote on the Plan is January 6, 2004. The Indenture Trustee for the Sub Debt will not vote on behalf of the Holders of Sub Debt Claims. Holders must submit their own Ballots.

         1.       Beneficial Owners

                  a. A Holder of Sub Debt Claims as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to BSI on or before the Voting Deadline using the enclosed self-addressed envelope.

                  b. A Holder of Sub Debt Claims in "street name" through a nominee (the "Nominee") may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee):

                           (i) Complete and sign the enclosed beneficial owner
Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to BSI by the Voting Deadline. If no self-addressed envelope was enclosed for this purpose, contact BSI or your Nominee for instructions; or

                           (ii) Complete and sign the pre-validated Ballot (as
described below) provided to you by your Nominee. Return the pre-validated Ballot to BSI by the Voting Deadline using the return envelope provided in the solicitation package.

                  Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to BSI that Ballot or a Master Ballot (as defined below) that reflects the vote of such beneficial owner.

                  If any Holder of Sub Debt Claims holds Sub Debt through more than one Nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of the Sub Debt that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith or, in the case of a pre-validated Ballot, to BSI. If a beneficial owner holds a portion of the Sub Debt through a Nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a Nominee or Nominees.

         2.       Nominees

                  A Nominee that on the Record Date is the registered holder of the Sub Debt for a beneficial owner can obtain the votes of the beneficial owners of such Sub Debt, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

                  a. Pre-Validated Ballots. The Nominee may "pre-validate" a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the registered holder, the amount of the Sub Debt held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such Sub Debt is held by the Nominee; and (iii) forwarding such Ballot, together with the Amended Disclosure Statement, return envelope, and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot; review the certifications contained in the Ballot; and return the Ballot directly to BSI in the pre-addressed envelope so that it is ACTUALLY RECEIVED by BSI before the Voting Deadline. A list of the beneficial owners to whom "pre- validated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline; or

                  b. Master Ballots. A Master Ballot is the Ballot distributed to Nominees to compile the votes of the nominating beneficial Holders of the Sub Debt Claims ("Master Ballot"). If the Nominee elects not to prevalidate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Amended Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to BSI so that it is ACTUALLY RECEIVED by BSI before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to BSI (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE.

         3.       Miscellaneous

                  For purposes of voting to accept or reject the Plan, the beneficial owners of the Sub Debt will be deemed to be the "Holders" of the Claims represented by such Sub Debt. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that BSI attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

                  Except as provided below, unless the Ballot or Master Ballot is timely submitted to BSI before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

                  In the event of a dispute with respect to any Sub Debt Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

         4.       Election Form

                  Together with this Amended Disclosure Statement and the Plan, Aurora has distributed an Election Form which enables Bondholders to make Cash Elections or Equity Elections and, as applicable, exercise their Subscription Rights. The Election Form contains instructions for calculating the amount of Bondholder Trust Interests that each Eligible Bondholder may receive upon exercising the Cash-Out Subscription Right and/or the Make-Up Subscription Right.

                  Pursuant to the Cash-Out Subscription Right, each Eligible Bondholder shall have the right to subscribe for an amount of Bondholder Trust Interests equal to such Eligible Bondholder's pro rata ownership of Sub Debt Claims, as of the Record Date, and the aggregate amount of Sub Debt Claims for which no Equity Election was made or deemed made. See Section IV.E.4 - "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement - Subscription Rights".

                  Pursuant to the Make-Up Subscription Right, each Eligible Bondholder shall have the right to subscribe for an additional amount of Bondholder Trust Interests up to an aggregate amount (the "Equity Deficiency") of approximately $13.8 million, minus certain adjustments. In the event that the amount of Bondholder Trust Interests subscribed for under the Make-Up Subscription Right exceeds the Equity Deficiency, each Eligible Bondholder exercising the Make-Up Subscription Right shall receive such Eligible Bondholder's pro rata portion of available Bondholder Trust Interests, based on such Eligible Bondholder's percentage ownership of Sub Debt Claims owned by all Holders exercising Make-Up Subscription Rights. See Section IV.E.4 - "HISTORY AND STRUCTURE OF THE DEBTORS - Merger Agreement - Subscription Rights".

                  Aurora is required to, by no later than 15 business days prior to the Closing Date, mail a Subscription Payment Notice to each Eligible Bondholder who validly exercised the Cash-Out Subscription Right and/or the Make-Up Subscription Right. Within three business days prior to the Closing Date, such Eligible Bondholder shall pay to the Exchange Agent: (1) an amount in respect of the Cash-Out Subscription Right as specified in the Subscription Payment Notice; and (2) an amount in respect of the Make-Up Subscription Right as specified in the Subscription Payment Notice. In the event that such payments are not timely received by the Exchange Agent, such Eligible Bondholder's exercise of the Subscription Rights will be deemed revoked.

C.       Withdrawal of Ballots; Revocation

                  Any party who has delivered a valid Ballot or Master Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time before the Voting Deadline. A notice of withdrawal, to be valid, must
(i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot or Master Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns (or is the Nominee of a beneficial owner of) the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Voting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots or Master Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots or Master Ballots.

                  Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots or Master Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot or Master Ballot.

                  Any party who has previously submitted to the Voting Agent before the Voting Deadline a properly completed Ballot or Master Ballot may revoke such Ballot or Master Ballot and change his or its vote by submitting to the Voting Agent before the Voting Deadline a subsequent properly completed Ballot or Master Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot or Master Ballot is received, only the Ballot or Master Ballot which bears the latest date of receipt by Voting Agent will be counted for purposes of determining whether the Requisite Acceptances have been received.

D.       Confirmation Hearing and Deadline for Objections to Confirmation

                  Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Bankruptcy Code section 1128(b) provides that any party in interest may object to confirmation of the Plan.

                  The Bankruptcy Court has scheduled the Confirmation Hearing on February 17, 2004, at 12.30 PM (Eastern Time). The Confirmation Notice will be provided to Holders of Claims and Interests or their representatives as set forth in an order of the Bankruptcy Court. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Notice and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

E.       Further Information; Additional Copies

                  If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Amended Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                           Bankruptcy Services LLC
                           757 Third Avenue, 3rd Floor
                           New York, New York 10017
                           Telephone: (646) 282-2500

F.       Waivers of Defects, Irregularities, Etc.

                  Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt) and, acceptance of Ballots or Master Ballots and Election Forms, and revocation or withdrawal of Ballots or Master Ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots or Master Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent before the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots and Election Forms not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot or Master Ballot or Election Form. The interpretation (including the Ballot or Master Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots and Election Forms nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots and Election Forms will not be deemed to have been made until such irregularities have been cured or waived. Ballots and Election Forms previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

                      XIV. CONCLUSION AND RECOMMENDATION

                  The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty, and substantial additional administrative costs.

                  Consequently, the Debtors urge all Holders of Claims in Class 6 to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots and Election Forms (as applicable) so that they will be received on or before the 5:00 p.m. (Eastern Time), on February 9, 2004 by the Voting Agent.

Dated:   Wilmington, Delaware
         January 9, 2004


                                         Respectfully Submitted,

                                         AURORA FOODS INC. ET AL.


                                         /s/ Ronald B. Hutchison
                                         -----------------------------------
                                         Ronald B. Hutchison
                                         Chief Restructuring Officer and
                                         Assistant Secretary

                                  APPENDIX A

                    FIRST AMENDED JOINT REORGANIZATION PLAN
                OF AURORA FOODS INC. AND SEA COAST FOODS, INC.


[Exhibit 2.2 to Aurora Foods Inc. Form 8-K, filed January 13, 2004, is hereby incorporated by reference.]

                                  APPENDIX B

                             LIQUIDATION ANALYSIS

APPENDIX B:  LIQUIDATION ANALYSIS

Attached hereto is the liquidation analysis (the "Analysis") of the Debtors. The Analysis, which was prepared by the management of the Company, presents management's estimated net value of the Debtors' assets if the Debtors were liquidated under the provisions of Chapter 7 of the Bankruptcy Code and the net proceeds of the liquidation were to be applied in strict priority to satisfy claims against the Debtors. The Analysis is based on the Debtors' projected balance sheet as of March 31, 2004, and the actual amount of assets available to the Debtors' estate as of the date of liquidation may differ from the amount of assets used in the Analysis.

Conversion to Chapter 7 would likely result in additional costs to the Debtors' estate. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee as well as professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in its reorganization case that are allowed in the Chapter 7 case, and claims arising from the operations of the Debtors during the pendency of the reorganization case.

The purpose of the Analysis is to provide information in order that the Bankruptcy Court may determine that the Plan is in the best interests of all classes of creditors impaired by the Plan. The best interest analysis requires the Bankruptcy Court to find that the Plan provides to each member of an impaired class of claims and interests a recovery that has a value at least equal to the value of the distribution each member of such class would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The Analysis was prepared to assist the Bankruptcy Court in making this determination and should not be used for any other purpose.

The Analysis is limited to presenting information that was the representation of management and does not include an evaluation of the support for the underlying assumptions. The Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. The estimates and assumptions, although considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of management. Accordingly, there can be no assurance that the results shown would be realized if the Debtors were liquidated and actual results in such case could vary materially from those presented. If actual results were lower than those shown, or if the assumptions used in formulating the Analysis were not realized, distribution to each member of each class of claims could be adversely affected.

Additionally, the actual amounts of claims against the estate could vary significantly from Debtors' estimate depending on the claims asserted during the pendency of the Chapter 7 case, by reason of, among other things, the breach or rejection executory contracts and leases. The Analysis also does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. The Analysis also does not include potential recoveries from avoidance actions. Therefore, the Analysis is not necessarily indicative of the values that may be realized in an actual liquidation and could vary materially from the estimates provided herein.

For purposes of the Analysis, management assumes that the liquidation would be conducted in two phases and would take place over a six to twelve month period following the appointment of a Chapter 7 trustee. The first phase would entail the sale of the Debtors' brand groups and their related assets collectively or individually as a going-concern in a process that would likely be managed by the Debtors' investment bankers. The sale transactions that comprise the first phase would be structured as asset sales and the proceeds received from the respective sales would be received by the Debtors. The second phase (which may overlap with the first phase) would involve the marketing and disposition of all remaining assets of the Debtors, primarily accounts receivable and certain computer and other office equipment and furnishings.

Note that the gross proceeds generated in the first phase of the liquidation are based in part on non-binding indications of interest received by the Debtors of their financial advisors for many of their brand groups in connection with the divestiture process, which is described in Section [III.D.2] of this Disclosure Statement. For purposes of the Analysis, it was assumed that any buyer of one or more of the Debtors' brand groups would purchase manufacturing facilities and equipment, product inventories and brands, licenses and trademarks.

Additional information concerning the assumptions underlying the Analysis include the following:

1. Cash and Cash Equivalents

The Debtors' unrestricted cash balance as of March 31, 2004 is estimated to be $24.9 million. In liquidation, the estimated recovery on the Cash balance is 100%.

2. Accounts Receivable

The Debtors' accounts receivable are comprised primarily of amounts owed to the Debtors by their customers. The balance represented by accounts receivable represents gross accounts receivable, including any amounts that had been sold under the Receivables Facility and subsequently repurchased upon the Filing when the Receivables Facility was terminated. An estimated recovery percentage has been assigned for each category of receivable. The estimated weighted average recovery range is 45.1% to 57.3%.

3. Inventories

Inventories are assumed to be sold along with the brand groups in the first phase of the liquidation. Any recovery on inventories is included in the net proceeds generated by disposing of the brand groups.

3. Other Current Assets

Other current assets consist primarily of prepaid insurance, consumer and slotting costs. The estimated recovery percentage for these items has been estimated at between 7% and 8%.

4. Property and Equipment

Property and equipment not used in the manufacturing process, primarily corporate headquarters, comprised of hardware and software, office equipment, leased property capitalized and leasehold improvements. Computer equipment/hardware was assumed to have 25% to 50% recovery and furniture and fixtures a 38 - 72% recovery. Capital leases and leasehold improvements were ascribed no value.

5. Intangible Assets

It is assumed that any intangible assets of the Debtors are sold along with the Debtors' brand groups in the first phase of the liquidation.

6. Other Non-Current Assets

Other non-current assets are comprised mainly of deferred financing costs, package design and software intangible assets and other miscellaneous assets. The anticipated recovery on other non-current assets is no more than 1.0%.

7. Trustee Fees

Administrative costs in the Chapter 7 case are comprised of fees paid to the Chapter 7 Trustee and its legal and financial advisors in the amount of 3% of total gross proceeds raised.

8. Employee Retention

It has been assumed that the remaining payments under the Debtors' current retention program will be incurred to retain key employees following the conversion of the Debtors' Chapter 11 case to a Chapter 7. In a liquidation scenario, there is likely to be additional retention costs in order to maintain key employees during the Chapter 7 case.

8. Wind-Down Cash Flow

Wind-down cash flow includes estimated operating revenues, expenses, overhead and other costs associated with administering the Debtors' business during a six to twelve month wind-down period. It is anticipated that the business results will suffer from reduced support and lack of focus that existed prior to a Chapter 7 environment. In addition, it is assumed that adequate assurance payments would be made to secured creditors in the form of interest on secured claims.

9. Accounts Payable

Includes estimated post-petition trade accounts payable.

10. Priority Claims

Primarily represents priority tax claims with the estimated recovery range set as a range around the values of claims filed.

11. Pre-Petition Credit Facility

Includes undrawn letters of credit that are expected to be funded as of the Filing Date.

12. Junior Secured Trade Vendors

It is assumed that the Junior Secured Trade Vendors will be paid in the ordinary course post-petition. As a result, over the course of the case, outstanding exposure under the Vendor Lien Program will be reduced to zero.

13. Senior Unsecured Notes

Includes accrued interest less $1.9 million in Original Issue Discount as of the Filing Date.

14. Senior Subordinated Notes

Includes accrued and unpaid interest as of the Filing Date.

Liquidation
Analysis ($000)

                                        3/31/04E            Estimated Recovery %                 Estimated Proceeds $
                                       Book Value         Low               High                 Low                High
                                       ------------   -------------   ------------------  ------------------   ---------------
    Phase I
    -------
    Gross Proceeds                                                                             $    545,455     $     742,258

    Phase II
    --------
    Cash and Equivalents                 $  24,868          100.0% -             100.0%        $     24,868  -  $      24,868

    Accounts Receivable                     61,544           45.1% -              57.3%              27,730  -         35,275

    Inventories                             58,742            0.0% -               0.0%                   -  -              -

    Other Current Assets                    10,474            7.0% -               8.0%                 733  -            838

    Property and Equipment                   4,536           13.0% -              25.0%                 590  -          1,134

    Intangible Assets                      893,103            0.0% -               0.0%                   -  -              -

    Other Non-Current Assets                22,917            0.0% -               1.0%                   -  -            229

                                       ------------   -------------   ------------------  ------------------   ---------------
    Gross Proceeds                                                                             $     53,921     $      62,344

    Total Gross                                                                                $    599,376     $     804,602
    Proceeds

    Less:
    Chapter 7 Trustee Fees                                                                     $    (17,981) -  $     (24,138)

    Employee Retention                                                                               (4,000) -         (6,000)

    Wind-Down Cash Flow                                                                                   -  -         20,000
                                                                                          ------------------   ---------------
    Total                                                                                      $    (21,981) -  $     (10,138)


    Total Proceeds Available for                                                               $    577,395  -  $     794,464
    Distribution                                                                          ==================   ===============







Liquidation Analysis (Cont'd) ($000)

                                                          Estimated     Estimated Recovery %             Estimated Proceeds $
                                                         Claim Value     Low           High             Low             High
                                                         ------------   ------        ------           ------         -------
    Allocation of Proceeds
    ----------------------

    Proceeds Available for Distribution                                                                $  577,395     $  794,464

    Less: DIP Credit Facility                             $       -      -       -      -              $        - -   $        -
                                                                                                       -----------    -----------
    Total Proceeds Available after DIP Facility                                                        $  577,395 -   $  794,464

    Less: Chapter 11 Administrative Claims

    Reclamation Claims                                    $   1,500       100.0% -         100.0%      $    1,500 -   $    1,500

    Accounts Payable - Trade                                 16,000       100.0% -         100.0%          16,000 -       16,000
    Other                                                     1,000       100.0% -         100.0%           1,000 -        1,000
                                                          ----------    ---------        ---------     -----------    -----------
    Total Administrative Claims                           $  18,500       100.0% -         100.0%      $   18,500 -   $   18,500
                                                                                                       -----------    -----------
    Total Proceeds Available after Administrative Claims                                               $  558,895 -   $  775,964

    Less: Priority Tax Claims                             $   1,000       100.0% -         100.0%      $    1,000 -   $    1,000
                                                                                                       -----------    -----------
    Total Proceeds Available after Priority Tax Claims                                                 $  557,895 -   $  774,964

    Less: Senior Secured Claims
    Pre-petition Credit Facility                          $ 663,685        79.0% -         100.0%      $  524,308 -   $  663,685

    Excess Leverage and Asset Sale Fees                      35,270        79.0% -         100.0%          27,863 -       35,270

    Interest Rate Collar Obligation                           7,245        79.0% -         100.0%           5,724 -        7,245
                                                          ----------    ---------        ---------     -----------    -----------
    Total Senior Secured Claims                           $ 706,200        79.0% -         100.0%      $  557,895 -   $  706,200
                                                          ----------    ---------        ---------     -----------    -----------

    Total Proceeds Available after Senior Secured
     Creditors                                                                                         $        -     $   68,764
                                                                                                       -----------    -----------

    Less: Junior Secured Trade Vendors                    $       -         0.0% -           0.0%      $        -     $        -
                                                                                                       -----------    -----------
    Total Proceeds Available after Junior Secured
     Trade Vendors                                                                                     $        -     $   68,764

    Less: Senior Unsecured Notes                          $  27,070         0.0% -         100.0%      $        -     $   27,070
                                                                                                       -----------    -----------
    Total Proceeds Available after Senior Unsecured Note                                              $        -     $   41,694

    Less: General Unsecured Creditors
    Unsecured Trade Vendors                               $   4,000         0.0% -           8.7%      $        -     $      349

    9.875% Senior Subordinated Notes                        217,414         0.0% -           8.7%               -         18,964

    8.75% Senior Subordinated Notes                         216,716         0.0% -           8.7                -         18,903

    Accrued Expenses except interest, trade and
     employee related                                        33,812         0.0% -           8.7%               -          2,949

    Other non-current liabilities                             1,059         0.0% -           8.7%               -             92

    Rejection Damages                                         5,000         0.0% -           8.7%               -            436
                                                          ----------    ---------        ---------     -----------    -----------
    Total General Unsecured Creditors                     $ 478,001         0.0% -           8.7%      $        -     $   41,694
                                                                                                       -----------    -----------
    Total Proceeds Available after Unsecured Creditors                                                 $        -     $        -
                                                                                                       ===========    ===========

                                  APPENDIX C

                                  PROJECTIONS


                   PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS

         The Projections, set forth below, reflect numerous assumptions, including the confirmation and consummation of the Plan in accordance with its terms as well as other assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize after the Merger. Such assumptions include, among other items, assumptions concerning the general economy, the food industry, operational and financial benefits of the proposed merger, and the ability to stabilize and grow the Reorganized Debtors' business and control future operating expenses. While all reorganizations and mergers involve estimates and financial projections that lack certainty, the uncertainties associated with these estimates and projections are magnified in cases involving both a reorganization and a merger. Risks associated with the Plan include not only the risks associated with the Debtors' businesses, but also risks associated with the businesses of Pinnacle as well as the risk that the expected benefits of the Merger will not be realized.

         The assumptions were prepared by CEH LLC. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse. Moreover, the Chapter 11 Cases could adversely affect the Debtors' relationships with customers and suppliers, as well as the Debtors' ability to retain or attract high-quality employees. In such event, weakened operating results could give rise to variances from the Debtors' Projections.

         The summary projected financial data for the Reorganized Debtors assumes a December 31, 2003 closing for both transactions. Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

            (a)   NET SALES

         Net sales are projected to grow at a CAGR of 2.1% from 2003 to 2007, driven by industry growth, new product innovation, continuous quality product improvements and enhanced marketing efforts. Major revenue categories consist of Pinnacle Frozen Foods, Pinnacle Condiments and Aurora Brands.

           |X| Pinnacle Frozen Foods - Net sales are projected to grow at a CAGR of 5.5% from 2003 to 2007. Growth in sales is driven primarily by a revamped Swanson business resulting from increased advertising spend and marketing to revitalize the brand.

           |X| Pinnacle Condiments - Net sales are projected to grow at a CAGR of 3.9% from 2003 to 2007. Pinnacle is planning on extending Vlasic's leadership by building on the brand's strong position as the only national shelf-stable pickle brand through such efforts as a national media advertising campaign, increased distribution and new product introductions.

           |X| Aurora Brands - Net sales are expected to decline 5.7% in 2004 driven by continued declines in the condiments and baked goods segments. In 2005, after implementation of restructuring efforts, sales are expected to increase modestly at 0.6% growth with 1.0%-2.0% annual growth thereafter.

            (b)   GROSS PROFIT

         Gross profit is projected to grow at a CAGR of 2.6% from 2003 to 2007 due to slight margin improvement resulting from scale of the combined business.

            (c)   SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expenses are projected to increase modestly to support the accompanying rise in gross sales.

            (d)   INTEREST EXPENSE

         Interest expense reflects interest imputed on (1) the new senior secured credit facility of LIBOR + 275 basis points and (2) the new senior subordinated notes of 8.25%.

            (e)   TAXES

         Income tax expense assumes a 40% tax rate. The combined company will have significant NOLs, which will be utilized subject to annual limitations in accordance with Section 382 of Internal Revenue Code.

            (f)   CAPITAL EXPENDITURES

         Capital expenditures are projected to be approximately $20 million per year. The capital expenditures will cover routine maintenance and machinery enhancements for all the plants.

            (g)   WORKING CAPITAL

         Accounts receivable, inventory and accounts payable levels are projected according to historical relationships with respect to purchase and sales volumes.

PINNACLE/AURORA COMBINED COMPANY PROJECTIONS
PROJECTED CONSOLIDATED INCOME STATEMENT


                                                       Year Ended December 31,
                                                           ($ in millions)
                               ------------------------------------------------------------------------

                                   2004                2005               2006               2007

   Net Sales                      $  1,310.0          $  1,339.4         $  1,379.6         $  1,420.1
   Cost of Goods Sold(1)               920.8               938.6              965.4              993.4
----------------------------------
   Gross Profit                   $    389.2          $    400.8         $    414.2         $    426.6

   Advertising and Brokerage      $    109.1          $    108.8         $    110.4         $    114.1
   SG&A Expense                         99.5               104.5              109.7              115.2
   Depreciation &
     Amortization                       29.6                29.9               31.4               32.0
   Net Synergies                       (15.0)              (40.0)             (40.0)             (40.0)
----------------------------------

   Total Operating Expenses       $    223.2          $    203.2         $    211.5         $    221.3

   Operating Income               $    166.0          $    197.6         $    202.7         $    205.3

   Interest
     Income                       $     (0.1)         $     (0.2)        $     (0.2)        $     (0.3)
   Interest
   Expense                              55.5                55.9               50.7               41.6
   Taxes                                44.2                56.7               60.9               65.6
----------------------------------

   Net Income/(Loss)              $     66.3          $     85.1         $     91.4         $     98.4
                               ==============     ===============     ==============     ==============

   ---------------------------

(1)    Excludes depreciation.

PINNACLE/AURORA COMBINED COMPANY PROJECTIONS
PROJECTED CONSOLIDATED BALANCE SHEET

                                                       Year Ended December 31,
                                                           ($ in millions)
                               ------------------------------------------------------------------------

                                   2004                2005               2006               2007
   Assets
   Cash and Securities             $     5.7           $     5.7          $     5.7          $     5.6
   Accounts Receivable                  86.1                88.1               90.7               93.4
   Inventory                           174.6               178.0              183.0              188.3
   Other Current Assets                 13.8                13.9               14.1               14.3
----------------------------------
   Total Current Assets            $   280.2           $   285.6          $   293.5          $   301.7

   Net PP&E                        $   308.4           $   302.5          $   295.3          $   287.4
   Transaction Goodwill              1,015.4             1,015.4            1,015.4            1,015.4
   Other Non Current Assets            149.4               145.3              141.2              137.1
----------------------------------
   Total Assets                    $ 1,753.4           $ 1,748.9          $ 1,745.4          $ 1,741.6

   Liabilities
   Accounts Payable                $    67.9           $    69.2          $    71.1          $    73.2
   Other Current Liabilities            90.3                92.0               94.6               97.3
----------------------------------
   Total Current Liabilities           158.2               161.1              165.7              170.5

   Short Term/Long Term Debt       $   837.8           $   706.9          $   572.1          $   430.6
   Other Noncurrent
     Liabilities                       193.5               231.8              267.3              301.7
----------------------------------
   Total Liabilities               $ 1,189.5           $ 1,099.9          $ 1,005.1          $   902.8


   Total Stockholders' Equity      $   563.9           $   649.0          $   740.4          $   838.8
----------------------------------
   Total Liabilities & Equity      $ 1,753.4           $ 1,748.9          $ 1,745.4          $ 1,741.6


PINNACLE/AURORA COMBINED COMPANY PROJECTIONS
PROJECTED CONSOLIDATED CASH FLOW STATEMENT

                                                                        Year Ended December 31,
                                                                            ($ in millions)
                                                ------------------------------------------------------------------------

                                                    2004                2005               2006               2007
   Operating Activities
   Net Income                                       $    66.3           $    85.1          $    91.4          $    98.4
   Depreciation &
   Amortization                                          29.6                29.9               31.4               32.0
   Changes in Working Capital                            (8.9)               (2.5)              (3.4)              (3.3)
----------------------------------
   Cash Flow From Operations                        $    87.1           $   112.6          $   119.4          $   127.1

   Investing Activities
   Capital Expenditures                             $   (20.0)          $   (20.0)         $   (20.0)         $   (20.0)
   Change in Deferred Tax
   Liability                                             41.9                38.3               35.5               34.4
----------------------------------
   Cash Flow From Investment Activity               $    21.9           $    18.3          $    15.5          $    14.4

   Financing Activities
   Payments on Long Term Debt                       $  (109.0)          $  (130.9)         $  (134.9)         $  (141.5)
----------------------------------
   Cash Flow From Financing Activity                $  (109.0)          $  (130.9)         $  (134.9)         $  (141.5)

   Net Change in Cash                               $      -            $      -           $      -           $      -
                                                ==============     ===============     ==============     ==============

                                  APPENDIX D

               Examples of the Applicable Percentage Calculation


Cash-Out Subscription Right

1. Suppose that $100.0 million in Sub Debt Claims make no election to receive Trust Interests and instead elect to receive cash. Suppose further that an Eligible Bondholder with $25.0 million in Sub Debt Claims elects to exercise such Eligible Bondholder's Cash-Out Subscription Right to the maximum extent possible

         o Each holder of the $100.0 million in Sub Debt Claims electing to receive cash (or being deemed to elect to receive cash) will receive $0.462 on account of each dollar of such Sub Debt Claim. The aggregate amount of cash paid to all such holders will be $46.2 million

         o Since the total amount of Sub Debt Claims is $433.0 million, the Eligible Bondholder's Applicable Percentage is 5.8%, which represents the quotient of (a) $25.0 million over (b) $433.0 million

         o Therefore, the Eligible Bondholder will subscribe for 5.8% (or $2.7 million) of the $46.2 million in Trust Interests, which have elected (or deemed to have elected) to receive cash

2. Now suppose that the Eligible Bondholder with $25.0 million in Sub Debt Claims elects to exercise such Eligible Bondholder's Cash-Out Subscription Right for $1.0 million of the $46.2 million in Trust Interests that have elected to receive cash

o As before, each holder of the $100.0 million in Sub Debt Claims electing to receive cash (or being deemed to elect to receive cash) will receive $0.462 on account of each dollar of such Sub Debt Claim

o However, the Eligible Bondholder will subscribe for $1.0 million in Trust Interests that have elected (or deemed to have elected) to receive cash out of a maximum of $2.7 million of Trust Interests available to such Eligible Bondholder in connection with the Cash-Out Subscription Right

3. Now suppose that the Eligible Bondholder has $100 million in Sub Debt Claims and elects to exercise such Eligible Bondholder's Cash-Out Subscription Right to the maximum extent possible

o Again, each holder of each holder of the $100.0 million in Sub Debt Claims electing to receive cash (or being deemed to elect to receive cash) will receive $0.462 on account of each dollar of such Sub Debt Claim

o The Eligible Bondholder's Applicable Percentage is 23.1%, which represents the quotient of (a) $100.0 million over (b) $433.0 million

o Thus, the Eligible Bondholder will subscribe for 23.1% (or $10.7 million) of the $46.2 million in Trust Interests, which have elected (or deemed to have elected) to receive cash

Make-Up Subscription Right

1. Suppose that $100.0 million in Sub Debt Claims make no election to receive Trust Interests and instead elect to receive cash. Suppose further that an Eligible Bondholder with $100.0 million in Sub Debt Claims elects to exercise its Make-Up Subscription Right to the maximum extent possible and that the entire amount available in the Make-Up Subscription Right is $13.8 million. In addition, suppose that other Eligible Bondholders with $233.0 million in Sub Debt Claims do not elect to exercise their Make-Up Subscription Right


o Each holder of the $100.0 million in Sub Debt Claims electing to receive cash (or being deemed to elect to receive cash) will receive $0.462 on account of each such Sub Debt Claim. The aggregate amount of cash paid to all such holders will be $46.2 million

o The Eligible Bondholder with $100.0 million in Sub Debt Claims will be entitled to subscribe for $13.8 million in Trust Interests in connection with the Make-Up Subscription Right since no other Eligible Bondholder has decided to exercise its Make-Up Subscription Right

o Upon the closing of the transaction contemplated by the Merger Agreement, the Bondholder Trust will receive on behalf of the Eligible Bondholder with $100.0 million in Sub Debt Claims the following (which is subject to adjustment) assuming that such Eligible Bondholder does not exercise its Cash-Out Subscription Right:

                  o Trust Interests with a value equal $45.5 million on account of such Eligible Bondholder's $100.0 million in Sub Debt Claims; and

                  o Trust Interests with a value equal to $13.8 million in connection with the exercise of such Eligible Bondholder's Make-Up Subscription Right

o Assuming the Eligible Bondholder with $100.0 million in Sub Debt Claims does exercise its Cash-Out Subscription Right to the maximum extent possible, the Bondholder Trust will receive the following (which is subject to adjustment) on behalf of such Eligible Bondholder upon the closing of the transaction contemplated by the Merger Agreement:

                  o Trust Interests with a value equal $45.5 million on account of such Eligible Bondholder's $100.0 million in Sub Debt Claims;

                  o Trust Interests with a value equal to $13.8 million in connection with the exercise of such Eligible Bondholder's Make-Up Subscription Right; and

                  o Trust Interests with a value equal to $10.7 million in connection with the exercise of such Eligible Bondholder's Cash-Out Subscription Right

2. Now suppose that $100.0 million in Sub Debt Claims make no election to receive Trust Interests and instead elect to receive cash. Suppose further that an Eligible Bondholder with $100.0 million in Sub Debt Claims elects to exercise its Make-Up Subscription Right to the maximum extent possible and that the entire amount available in the Make-Up Subscription Right is $13.8 million. In addition, suppose that other Eligible Bondholders with $233.0 million in Sub Debt Claims also elect to exercise their Make-Up Subscription Right to the maximum extent possible

o Each holder of the $100.0 million in Sub Debt Claims electing to receive cash (or being deemed to elect to receive cash) will receive $0.462 on account of each such Sub Debt Claim. The aggregate amount of cash paid to all such holders will be $46.2 million

o In connection with the exercise of the Make-Up Subscription Right, the Eligible Bondholder with $100.0 million in Sub Debt Claims will be entitled to subscribe for its pro rata share of the $13.8 million in Trust Interests, which pro rata share is equal to the quotient of (a) $100.0 million over (b) $333.0 million

                  o Thus, such Eligible Bondholder will be entitled to subscribe for 30.0% (or $4.1 million) of the $13.8 million in Trust Interests by exercising the Make-Up Subscription Right

o Upon the closing of the transaction contemplated by the Merger Agreement, the Bondholder Trust will receive on behalf of the Eligible Bondholder with $100.0 million in Sub Debt Claims the following (which is subject to adjustment) assuming that such Eligible Bondholder does not exercise its Cash-Out Subscription Right:

                  o Trust Interests with a value equal $45.5 million on account of such Eligible Bondholder's $100.0 million in Sub Debt Claims; and

                  o Trust Interests with a value equal to $4.1 million in connection with the exercise of such Eligible Bondholder's Make-Up Subscription Right

o Assuming the Eligible Bondholder with $100.0 million in Sub Debt Claims does exercise its Cash-Out Subscription Right to the maximum extent possible, the Bondholder Trust will receive the following (which is subject to adjustment) on behalf of such Eligible Bondholder upon the closing of the transaction contemplated by the Merger Agreement:

                  o Trust Interests with a value equal $45.5 million on account of such Eligible Bondholder's $100.0 million in Sub Debt Claims;

                  o Trust Interests with a value equal to $4.1 million in connection with the exercise of such Eligible Bondholder's Make-Up Subscription Right; and

                  o Trust Interests with a value equal to $10.7 million in connection with the exercise of such Eligible Bondholder's Cash-Out Subscription Right

                                  APPENDIX E

          AURORA AND PINNACLE PRO FORMA COMBINED FINANCIAL STATEMENTS




                    Unaudited pro forma financial information

The following unaudited pro forma combined statement of operations for the LTM period ended October 31, 2003 reflects the combined effect of the Pinnacle Transaction and the Merger as if they had occurred on November 1, 2002. The following unaudited pro forma combined balance sheet as of October 31, 2003 reflects the combined effect of the Pinnacle Transaction and the Merger as if they had occurred on October 31, 2003.

The unaudited pro forma combined statement of operations for the LTM period ended October 31, 2003 combines the unaudited historical Pinnacle statement of operations for the LTM period ended October 31, 2003 and the unaudited historical statement of operations of Aurora for the twelve months ended September 30, 2003. The unaudited pro forma combined balance sheet combines the unaudited historical Pinnacle balance sheet as of October 31, 2003 and the unaudited historical Aurora balance sheet as of September 30, 2003.

The unaudited pro forma adjustments are based upon available information, the current structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Pinnacle Transaction and the Merger actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date.

The merger of Pinnacle with Crunch Acquisition is being treated as a purchase with CEH LLC as the accounting acquiror in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and will be accounted for in accordance with Emerging Issues Task Force ("EITF") 88-16, "Basis in Leveraged Buyout Transactions." The allocation of the purchase consideration to assets and liabilities is based, in part, on preliminary information that is subject to adjustment upon obtaining complete valuation information as of the date of the acquisition. Such adjustment could be material. In addition, the acquisition consideration is subject to a post-closing adjustment based on Pinnacle's net working capital as of the closing date.

The combination of Aurora and Pinnacle will be treated as a purchase, with CEH LLC as the accounting acquiror, in accordance with SFAS No. 141. Aurora will be combined with Pinnacle in connection with consummation of Aurora's plan of reorganization in its Chapter 11 case. Upon emergence from bankruptcy, and based on information currently available, Aurora will adopt fresh-start reporting pursuant to the guidance set forth in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). In accordance with fresh-start reporting, all assets and liabilities will be recorded at their respective fair values, in a manner similar to the accounting provisions applied for business combinations under SFAS No. 141, and any excess reorganization value will be recorded as goodwill. As it is anticipated that the combination of Aurora and Pinnacle will happen in connection with Aurora's emergence from bankruptcy, any differences between the application of SOP 90-7 and SFAS No. 141 with respect to the allocation of fair value are not expected to be significant. Accordingly, the effects of the reorganization and combination have been reflected in these unaudited pro forma combined financial statements in a single column which includes adjustments made pursuant to both SOP 90-7 and SFAS No.
141. For purposes of this pro forma analysis, the allocation of consideration from the reorganization and combination is based, in part, on preliminary information that is subject to adjustment based upon obtaining complete valuation information. Such adjustment could be material. In addition, the acquisition consideration is subject to a post-closing adjustment based on Aurora's adjusted net debt as of the closing date. The information set forth below assumes that all Aurora bondholders elect to take equity in CEH LLC in lieu of cash and does not reflect any net debt adjustment to the Aurora equity value.

The unaudited pro forma combined financial statements have not been adjusted to reflect any operating efficiencies that may be realized as a result of the transactions.

The unaudited pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations or financial position of Pinnacle and Aurora would actually have been had the transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position of Pinnacle and Aurora for any future period or as of any future date.

          Combined Pinnacle Foods Holding Corporation and Aurora Foods
              unaudited pro forma combined statement of operations
                       for the LTM ended October 31, 2003
                                 (in thousands)

                                             Pinnacle Foods                                    Combined
                                                 Holding              Aurora Foods             Pro forma
                                              Corporation
                                                              ------------------------------
                                              Pro forma       Historical        Adjustments      Total
                                             -------------    ------------     --------------  ----------
Net Sales                                    $    583,379     $   729,345      $     -        $1,312,724

Costs and expenses
    Cost of products sold                         448,875         452,234       76,151  (1)      977,260

    Marketing and selling expenses                 65,615               -       53,508  (1)      119,123

    Administrative expenses                        32,621               -       37,319  (1)       69,940

    Research and development expenses               2,800               -        3,392  (1)        6,192

    Brokerage and distribution                          -          98,174      (98,174) (1)            -

    Consumer marketing                                  -          15,041      (15,041) (1)            -

    Selling, general and administrative                 -          57,155      (57,155) (1)            -

    Other expense (income)                          7,231         115,567 (7)    1,874  (4-5)    124,672
                                             -------------    ------------     ---------      -----------


           Total costs and expenses               557,142         738,171 (8)    1,874         1,297,187

Earnings (loss) before interest and taxes          26,237         (8,826)       (1,874)           15,537

    Interest expense                               24,503          89,825            -            59,799

                                                                                17,330  (1)

                                                                               (71,859) (3)

    Adjustment of value of derivatives                              3,131       (3,131) (1)            -

    Issuance of warrants                                                -            -  (1)            -

    Excess leverage Fee                                             7,802       (7,802) (1)            -

    Amortization of financing costs                                 6,397       (6,397) (1)            -

    Interest income                                   515                                            515
                                             -------------    ------------     ---------      -----------

Earnings (loss) before income                       2,249        (115,981)      69,985           (43,747)

Provision (benefit) for income                      1,210          17,296             - (6)       18,506
                                             -------------    ------------     ---------      -----------

Net earnings (loss)                          $      1,039     $  (133,277)     $  69,985      $  (62,253)
                                             =============    ============     =========      ===========

            Notes to Pinnacle and Aurora unaudited pro forma combined
                            statements of operations
                                 (in thousands)

Pinnacle and Aurora unaudited pro forma combined statement of operations pro forma adjustments:

(1) To conform account classifications with those of Pinnacle because Aurora did not categorize their costs and expenses using the same line items as did Pinnacle. Also, combines all Aurora interest and financing expense accounts into one line item.

(2) If the transaction had occurred on October 31, 2003, as part of the purchase price allocation, inventories will be stepped-up to fair value by $19,058. All inventories will be sold within one year. Therefore, no adjustment is made in this pro forma combined statement of operations.

(3) Decreased interest expense is based upon the following pro forma amounts of debt giving effect to the financing contemplated in connection with the
     Merger:


                                                                                              LTM
                                                                                             ended
                                                                                          October 31, 2003
                                                                                          ----------------
Term loan ($450,000 average borrowings at 4.05%)  (a)(c)                                  $      18,225
Revolving credit facility ($3,563 average annualized borrowings at 4.05%)(a)(c)                     144
Revolving credit facility - commitment fee                                                          307
Amortization of financing fees (b)                                                                2,182
Notes ($175,000 at assumed rate of 8.25%)                                                        14,438
Adjustment to eliminate historical interest expense on
borrowings not being assumed                                                                   (107,155)
                                                                                         ---------------
         Total                                                                               $  (71,859)
                                                                                         ===============


(a) Pursuant to the terms of the new senior credit facility, the interest rates are as follows:
         -  Term loan:  Eurodollar rate +2.75%

         -  Revolving credit facility:  Eurodollar rate +2.75%

     The assumed interest rates for the term loans and the revolving credit facility reflect the Eurodollar rate of 1.30%, the approximate average of the Eurodollar rate in the period.

(b) Deferred debt issuance costs are amortized on a straight line basis over the life of the related debt. Total fees amount to $16,625 with a weighted amortization period of 7.6 years result in amortization expense of $2,182 per year.

(c) A change in the interest rate of one-eighth of one percent would change interest expense as follows:
     (assuming the revolver were fully drawn)

                                                                    LTM
                                                                   ended
                                                                October 31,
                                                                    2003
                                                               --------------
     Term loan                                                    $       563
     Revolving credit facility                                             81
                                                               --------------
            Total                                                 $       644
                                                               ===============

(4)  To conform the amortization life on systems software with that of Pinnacle.

(5) See Note (4) to the unaudited pro forma combined balance sheet for a discussion of certain ownership units of CEH LLC.

(6) Due to Aurora's net operating loss carryforwards, the tax effect of the pro forma adjustments in the pro forma combined statement of operations is zero. Aurora's historical net operating loss carryforwards are likely subject to reduction under Internal Revenue Code Section 108 to the extent Aurora experiences cancellation of indebtedness income as a result of the proposed financial restructuring and business combination with Pinnacle.

     Under Internal Revenue Code Section 382, Aurora is a loss corporation. Based on the estimated valuation of the business in connection with the Merger, the annual net operating loss utilization will be limited to approximately $10 million to $15 million. The actual limitation is subject to finalization of the Aurora merger and valuation of the business.

(7)  Other expense (income) consists of:

                                                                    LTM ended
                                                                 September 30
                                                                         2003
                                                            ------------------

        Amoritzation of intangibles                                    12,001
        Goodwill and tradename impairment charges                      67,091
        Plant closure and asset impairment charges                     20,651
        Administrative restructuring and retention costs                5,050
        Financial restructuring and divestiture costs                  10,774
                                                            ------------------

            Total                                                     115,567
                                                            ==================








(8) Depreciation for the Aurora historical period ended September 30, 2003 was $22,243.


                           Combined Pinnacle Foods Holding Corporation and Aurora
                                 unaudited pro forma combined balance sheet
                                             October 31, 2003
(In thousands)

                                                 PFHC        Aurora                            Pro forma
                                               pro forma   historical   Adjustments             total
                                               ---------  -----------  -------------          -----------
Current assets:
   Cash and cash equivalents                    $  8,838   $   35,341   $  (5,400) (2)         $  13,838
                                                                          703,864  (3)
                                                                         (728,805) (5)
   Accounts receivable, net                       39,271       27,698      21,134  (5)            88,103
   Inventories                                   151,955       74,872      19,058  (9)           245,885
   Other current assets                            2,417        5,430         (79) (2)             6,068
                                                                           (1,700) (8)
   Deferred income taxes                                            -           -                      -
                                                ---------- ------------ -----------            ----------
      Total current assets                       202,481      143,341       8,072                353,894

   Plant assets, net                             146,133      160,422       3,009  (1)           306,447
                                                                           (3,117) (5)
   Other assets, net, principally tradenames     110,363      364,465      (3,009) (1)           469,144
                                                                           16,625  (3)
                                                                          (10,666) (6)
                                                                           (6,569) (7)
                                                                           (2,065) (8)
   Goodwill                                      148,290      559,684    (151,582) (3)(10)(11)   556,392
                                               ---------- ------------ ------------           ----------
      Total assets                               607,267    1,227,912    (149,302)             1,685,877
                                               ========== ============ ============           ==========

Current liabilities:
   Notes payable                                  21,699            -         120  (1)            34,197
                                                                           12,488  (3)
                                                                             (110) (5)
   Current portion of long-term obligations            -    1,077,335    (676,196) (5)                -
                                                                         (401,139) (6)
   Current maturities of capital
     lease obligations                                 -          120        (120) (1)                -
   Accounts payable                               37,896       24,795           -                 62,691
   Accrued trade marketing expense                16,234            -      16,952  (1)            33,186
   Accumulated preferred dividends payable             -        4,028      (4,028) (1)                -
   Accrued liabilities                            23,063       88,565     (16,952) (1)            80,356
                                                                           22,122  (2)
                                                                          (10,660) (5)
                                                                          (25,782) (6)
   Accrued income taxes                              968            -           -                    968
   Deferred income taxes                           5,456            -      (5,456) (10)               -
                                               ----------  ----------- ------------           ----------
      Total current liabilities                  105,316    1,194,843  (1,088,761)               211,398

   Long-term debt                                320,000            -       1,677  (1)           945,033
                                                                          625,000  (3)
                                                                           (1,644) (5)
   Postretirement benefits                         3,989            -       1,058  (1)             5,047
   Deferred income taxes                          14,110      111,820     (74,383) (10)           51,547
   Capital lease obligations                           -        1,677      (1,677) (1)                 -
   Other liabilities                                   -       10,265      (1,058) (1)                 -
                                                                           (9,207) (5)
                                               ---------- ------------ ------------           ----------
      Total liabilities                          443,415    1,318,605    (548,995)             1,213,025

   Commitments and contingencies

Shareholders' equity:
   Preferred stock                                     -           37         (37)  (10)               -
   Common stock                                        -          772        (772)  (10)               -
   Additional paid-in-capital                    192,075      680,744      97,776   (3)          508,575
                                                                    -       7,500   (4)
                                                                    -     211,224   (6)
                                                                    -    (680,744)  (11)
   Excess of purchase price over
     historical book value                       (17,223)           -           -                (17,223)
   Accumulated other comprehensive income              -            -           -                      -
   Retained earnings (accumulated deficit)       (11,000)    (772,246)    764,746  (2-11)        (18,500)
                                                                    -           -
                                                                    -           -
                                               ---------- ------------ ------------           ----------
      Total shareholders' equity                 163,852      (90,693)    399,693                472,852
                                               ---------- ------------ ------------           ----------
      Total liabilities and
      shareholders' equity                       607,267    1,227,912    (149,302)             1,685,877
                                               ========== ============ ============           ==========

     Notes to Pinnacle and Aurora unaudited pro forma combined balance sheet
                    (in thousands, unless noted in millions)

Pinnacle and Aurora unaudited pro forma combined balance sheet pro forma adjustments:

(1) To conform certain of Aurora's accounting practices and account classifications with those of Pinnacle.

(2) Represents the impact of certain one-time charges that will be incurred in connection with the closing, including severance and change of control payments to be paid subsequent to closing of $22,122 and directors and officers insurance of $5,400, totaling $27,522. Because these are one-time charges, they are not included in the unaudited pro forma combined statement of operations.

(3) Represents financing proceeds of senior credit facility term loan of $450,000, an estimated drawing under the revolving credit facility of $12,488, new senior subordinated notes of $175,000 and the new equity contribution of $97,776, less new deferred financing costs of $16,625 and equity transaction costs of $14,775. The $12,488 borrowing under the new revolving credit facility is based on the Aurora September 30, 2003 consolidated balance sheet. The Aurora closing is contemplated to occur during the first quarter of calendar 2004. It is estimated that, as of the Aurora closing, the new revolving credit facility will be undrawn due to increased cash on the Aurora balance sheet.

(4) Certain ownership units of CEH LLC will be issued to CDM Investor Group LLC, which is controlled by certain members of Pinnacle's management, upon consummation of the Merger in addition to those granted in connection with the Pinnacle Transaction. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of CEH LLC. The interests vest immediately. The estimated fair value of the interests granted in connection with the Merger is $7,500 in addition to those granted in connection with the Pinnacle Transaction which had an estimated fair value of $11,000. This amount has been included in this unaudited pro forma combined balance sheet as an increase in Pinnacle's paid-in-capital and as a reduction to retained earnings reflecting the charge for the fair value in the earnings statement immediately after consummation of the merger. Because it is a one-time charge, it is not included in the unaudited pro forma combined statement of operations.

(5) Represents payoff of senior secured term debt of $488,684 (assuming all debt discount has been amortized), senior secured revolving credit facility of 167,000, senior unsecured debt from related parties of $27,064 (including accrued interest of $3,964, excluding $1,900 original issue discount), derivative financial instrument of $9,923 (including accrued interest of $716), bank fees related to leverage and asset sales of $15,000 and termination of the accounts receivable sales facility of $21,134. In connection with the payoffs, $1,910 unamortized discount on senior secured term debt, $678 unamortized discount on senior unsecured debt from related parties and $7,198 of bank fees would be expensed. In addition, includes the impact of leases to be rejected which reduces fixed assets, notes payable and long-term debt and increases accrued liabilities for costs associated with termination of the leases.

(6) Represents the exchange of senior subordinated notes, accrued interest thereon and deferred financing costs for equity with an estimated value of $211,224 and results in a net gain of $205,031 included in retained earnings.

(7) Represents write-off of existing deferred financing costs, other than those relating to the senior subordinated notes.

(8)  Represents write-off of accumulated preferred dividends payable.

(9)  Adjusts inventories to fair value under SFAS No. 141.

(10) In accordance with SFAS No. 109, " Accounting for Income Taxes," and the estimated impact of purchase accounting on the Pinnacle Transaction and the Merger, deferred income taxes have been adjusted to reflect a deferred income tax liability of $51,547, principally related to tradenames. Acquired tax benefits not recognized at the acquisition date will, when subsequently recognized, first reduce goodwill and then reduce other noncurrent intangible assets. Once those assets are reduced to zero, the benefit will be included in income as a reduction of income tax expense.

(11) To eliminate existing Aurora equity accounts and adjust goodwill in connection with purchase accounting. The following is the Aurora goodwill calculation:


          Term debt and senior subordinated notes issued and
                capital leases assumed                                 625,043

          Draw on revolving credit facilities                           12,488

          Equity contribution                                          309,000

          Equity transaction costs                                      14,775

          Less: cash assumed                                            (5,000)
                                                                   ------------

          Purchase price                                               956,306

          Less: net book value of acquired assets (a)                  548,204
                                                                   ------------

          New goodwill                                                 408,102

          Less: historical goodwill                                    559,684

                                                                   ------------
          Adjustment to goodwill                                      (151,582)
                                                                   ============


(a) The following is the calculation of net book value of acquired assets (excluding goodwill).

          Historical net book value                                    (90,693)
          Debt issued                                                  637,531
          Total reorganization adjustments                              (8,779)
          Total purchase accounting adjustments                         10,145
                                                                   ------------
          Adjusted net book value                                      548,204
                                                                   ============